Exhibit 10.1

CREDIT AGREEMENT

dated as of

May 15, 2018,

among

TRIMBLE INC.,

the BORROWING SUBSIDIARIES Party Hereto,

the LENDERS Party Hereto,

and

JPMORGAN CHASE BANK, N.A.,

as the Administrative Agent

JPMORGAN CHASE BANK, N.A.,

GOLDMAN SACHS BANK USA

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Lead Arrangers and Joint Bookrunners

GOLDMAN SACHS BANK USA

and

BANK OF AMERICA, N.A.,

as Syndication Agents

THE BANK OF NOVA SCOTIA,

WELLS FARGO BANK, NATIONAL ASSOCIATION, COMPASS BANK,

HSBC BANK USA, N.A., MUFG BANK, LTD.,

PNC CAPITAL MARKETS LLC,

SUMITOMO MITSUI BANKING CORPORATION, TD BANK, N.A. and

U.S. BANK NATIONAL ASSOCIATION,

as Documentation Agents

SCHEDULES:

Schedule 2.01	—	Commitments
Schedule 2.20	—	LC Commitments

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Request
Exhibit C-1		Form of Borrowing Subsidiary Accession Agreement
Exhibit C-2		Form of Borrowing Subsidiary Termination
Exhibit D	—	Form of Compliance Certificate
Exhibit E	—	Form of Interest Election Request
Exhibit F-1	—	Form of US Tax Compliance Certificate for Foreign Lenders that are not Partnerships for US Federal Income
Exhibit F-2	—	Form of US Tax Compliance Certificate for Non-US Participants that are not Partnerships for US Federal Income Tax Purposes
Exhibit F-3	—	Form of US Tax Compliance Certificate for Non-US Participants that are Partnerships for US Federal Income Tax Purposes
Exhibit F-4	—	Form of US Tax Compliance Certificate for Foreign Lenders that are Partnerships for US Federal Income Tax Purposes
Exhibit G	—	Form of Solvency Certificate

CREDIT AGREEMENT dated as of May 15, 2018, among TRIMBLE INC., a Delaware corporation, the BORROWING SUBSIDIARIES party hereto, the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as the Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Company” means Waterfall Holdings, Inc., a Delaware corporation.

“Acquired Company Debt Repayment” means the repayment in full of all principal, premium, if any, interest, fees and other amounts due or outstanding under (a) that certain First Lien Credit Agreement, dated as of July 21, 2017 (as amended, restated, modified and supplemented from time to time), by and among Viewpoint, the lending institutions from time to time party thereto as lenders, and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, and (b) that certain Second Lien Credit Agreement, dated as of July 21, 2017 (as amended, restated, modified and supplemented from time to time), by and among Viewpoint, the lending institutions from time to time party thereto as lenders, and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent and, in each case, the termination of all the commitments thereunder and discharge and release of all guarantees and Liens existing in connection therewith.

“Acquired Company Material Adverse Effect” means any state of facts, events, changes, effects, results, occurrences, circumstances or developments that, individually or in the aggregate, (a) are, or would reasonably be expected to be, materially adverse to the financial condition, assets, liabilities, business, or operating results of the Company and its Subsidiaries taken as a whole, or (b) would prevent the Company from consummating the Merger; provided that, in the case of the foregoing clause (a), none of the following, either alone or in combination, will constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) changes, events, occurrences or developments in, or effects or results arising from or relating to, general business or economic conditions affecting the industry in which the Company and its Subsidiaries operate, (ii) changes, events, occurrences or developments in, or effects or results arising from or relating to, national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military, cyber or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, asset, equipment or personnel of the United States, (iii) changes, events, occurrences or developments in, or effects or results arising from or relating to, financial, banking, or securities markets (including (w) any disruption of any of the foregoing markets, (x) any change in currency exchange rates, (y) any decline or rise in the price of any security commodity, contract or index, and (z) any increased cost, or decreased availability, of capital or pricing or, terms related to any financing for the Transactions), (iv) changes in, or effects arising from or relating to, any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster or act of God, (v) changes in, or effects arising from or relating to changes in, GAAP, (vi) changes in, or effects arising from or relating to changes in, Laws, (vii) changes, events, developments, occurrences, results or effects arising from or relating to (1) the taking of any action expressly required by this Agreement or taken at the express written request of Buyer or its Affiliates, (2) the failure to take any action if such action is expressly prohibited by this Agreement, or (3) the announcement, execution or consummation of this Agreement or the Transactions or the identity, nature or ownership of Buyer, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, customers, lessors, suppliers or other commercial partners, and (viii) any failure, in and of itself, to achieve any budgets, projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics or the inputs into such items (whether or not shared with Buyer or its Affiliates or Advisors) (but, for the avoidance of doubt, not the underlying causes of any such failure to the extent such underlying cause is not otherwise excluded from the definition of Material Adverse Effect), except in the case of the foregoing clauses (i), (ii), (iii) and (iv), to the extent such facts, events, changes, effects, results, occurrences, circumstances or developments have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants engaged in the industries and geographies in which they operate. All capitalized terms used above in this definition have the meanings assigned thereto in the Viewpoint Acquisition Agreement (as in effect on the Signing Date).

“Acquisition” means any transaction, or any series of related transactions, by which the Company or any of its Subsidiaries (a) acquires any going business concern or all or substantially all of the assets of any Person or division thereof, whether through purchase of assets, merger or otherwise, or (b) acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of any Person which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding Capital Stock in another Person.

“Acquisition Indebtedness” means any Indebtedness of the Company or any Subsidiary that has been incurred for the purpose of financing, in whole or in part, an Acquisition (including the Viewpoint Acquisition) and any related transactions (including for the purpose of refinancing or replacing all or a portion of any related bridge facilities or any pre-existing Indebtedness of the Persons or assets to be acquired); provided that either (a) the release of the proceeds thereof to the Company and the Subsidiaries is contingent upon the substantially simultaneous consummation of such Acquisition (and, if the definitive agreement for such Acquisition is terminated prior to the consummation of such Acquisition, or if such Acquisition is otherwise not consummated by the date specified in the definitive documentation evidencing, governing the rights of the holders of or otherwise relating to such Indebtedness, then, in each case, such proceeds are, and pursuant to the terms of such definitive documentation are required to be, promptly applied to satisfy and discharge all obligations of the Company and the Subsidiaries in respect of such Indebtedness) or (b) such Indebtedness contains a “special mandatory redemption” provision (or a similar provision) if such Acquisition is not consummated by the date specified in the definitive documentation evidencing, governing the rights of the holders of or otherwise relating to such Indebtedness (and, if the definitive agreement for such Acquisition is terminated prior to the consummation of such Acquisition or such Acquisition is otherwise not consummated by the date so specified, such Indebtedness is, and pursuant to such “special mandatory redemption” (or similar) provision is required to be, redeemed or otherwise satisfied and discharged within 90 days of such termination or such specified date, as the case may be).

“Adjusted LIBO Rate” means (a) with respect to any LIBOR Borrowing denominated in US Dollars for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the product of (i) the LIBO Rate for US Dollars for such Interest Period multiplied by (ii) the Statutory Reserve Rate and (b) with respect to any LIBOR Borrowing denominated in any Alternative Currency for any Interest Period, an interest rate per annum equal to the LIBO Rate for such Alternative Currency for such Interest Period.

“Administrative Agent” means JPMorgan, in its capacity as the administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII. Unless the context requires otherwise, the term “Administrative Agent” shall include any Affiliate of JPMorgan or any such successor through which JPMorgan or such successor shall perform any of its obligations in such capacity hereunder or under the other Loan Documents.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls, is Controlled by or is under common Control with the Person specified.

“Aggregate Revolving Commitment” means the sum of the Revolving Commitments of all the Revolving Lenders.

“Aggregate Revolving Exposure” means the sum of the Revolving Exposures of all the Revolving Lenders.

“Agreement” means this Credit Agreement.

“Agreement Currency” has the meaning set forth in Section 10.17(b).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus  1⁄2 of 1.00% per annum and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in US Dollars with a maturity of one month plus 1.00% per annum. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the Screen Rate for a deposit in US dollars with a maturity of one month (or, if the Screen Rate on such day for a deposit in US Dollars is not available for a maturity of one month but is available for periods both longer and shorter than such period, the Interpolated Screen Rate) at approximately 11:00 a.m., London time, on such day; provided that if such rate shall be less than zero, such rate shall be deemed to be zero. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.11, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively.

“Alternative Currency” means (a) Euro, (b) Sterling and (c) any Eligible Currency that the Company requests the Administrative Agent to include as an Alternative Currency hereunder and that is agreed to be designated as an “Alternative Currency” by all the Revolving Lenders; provided that the Administrative Agent shall promptly notify each Revolving Lender of each such request and each Revolving Lender shall be deemed not to have agreed to such request unless and until its written consent thereto has been received by the Administrative Agent. If, after the designation pursuant to the terms of this Agreement of any currency as an Alternative Currency, currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, or such country’s currency is, in the determination of the Administrative Agent, no longer readily available or freely traded or otherwise ceases to be an Eligible Currency (any of the foregoing being referred to as a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Revolving Lenders and the Company thereof, and such currency shall no longer be an Alternative Currency until such time as such Disqualifying Event no longer exists, and, not later than five Business Days after receipt of such notice from the Administrative Agent, the applicable Borrowers shall repay all Revolving Loans denominated in such currency, together with accrued interest thereon.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or any of its Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering.

“Applicable Creditor” has the meaning set forth in Section 10.17(b).

“Applicable Percentage” means at any time, with respect to any Revolving Lender, the percentage of the Aggregate Revolving Commitment represented by such Lender’s Revolving Commitment at such time. If all the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to Revolving Commitment Fees, or with respect to any Term Loan or Revolving Loan that is an ABR Loan or a LIBOR Loan or EURIBOR Loan, the applicable rate per annum set forth below under the applicable caption “Revolving Commitment Fees”, “LIBOR/EURIBOR Loans” or “ABR Loans”, as the case may be, determined by reference to the numerically lower of (a) the Pricing Category corresponding to the Applicable Ratings in effect at such time and (b) the Pricing Category corresponding to the Leverage Ratio as of the end of the most recent fiscal quarter of the Company for which financial statements of the Company shall have been delivered pursuant to Section 5.01(a) or 5.01(b); provided that, for purposes of determining the Applicable Rate:

(i) on or prior to the fifth Business Day after the earlier to occur of (A) the Viewpoint Acquisition Closing Date and (B) the termination of the Viewpoint Acquisition Agreement in accordance with the terms thereof, the Applicable Ratings shall be deemed to be in Pricing Category 4; and

(ii) prior to the earlier of (A) the delivery of the consolidated financial statements of the Company pursuant to Section 5.01(a) or 5.01(b) for the first fiscal quarter or fiscal year ended after the Viewpoint Acquisition Closing Date and (B) the termination of the Viewpoint Acquisition Agreement in accordance with the terms thereof, the Leverage Ratio shall be deemed to be in Pricing Category 6.

Pricing Category	Applicable Ratings (Moody’s/S&P)	Leverage Ratio	Revolving Commitment Fees (percent per annum)	LIBOR / EURIBOR Loans (percent per annum)	ABR Loans (percent per annum)
Category 1	> Baa1/BBB+	< 0.500	0.100%	1.000%	0.000%
Category 2	Baa1/BBB+	≥ 0.500 and < 1.000	0.125%	1.125%	0.125%
Category 3	Baa2/BBB	≥ 1.000 and < 1.750	0.150%	1.250%	0.250%
Category 4	Baa3/BBB-	≥ 1.750 and < 2.500	0.200%	1.375%	0.375%
Category 5	Ba1/BB+	≥ 2.500 and < 3.250	0.250%	1.625%	0.625%
Category 6	< Ba1/BB+	≥ 3.250	0.300%	1.875%	0.875%

For purposes of the foregoing, (a) if the Applicable Ratings assigned by Moody’s and S&P shall fall within different Pricing Categories, the applicable Pricing Category shall be the Pricing Category in which the higher of the Applicable Ratings shall fall unless the Applicable Ratings differ by two or more Pricing Categories, in which case the applicable Pricing Category shall be the Pricing Category one level below that corresponding to the higher Applicable Rating, (b) if either Moody’s or S&P shall not have an Applicable Rating in effect (other than by reason of the circumstances referred to in the last sentence of this paragraph), such rating agency shall be deemed to have an Applicable Rating in Pricing Category 6, and (c) if any Applicable Rating shall be changed (other than as a result of a change in the rating system of the applicable rating agency), such change shall be effective on the fifth Business Day following the date on which it is first announced by the applicable rating agency making such change. If the rating system of either Moody’s or S&P shall change, or if such rating agency shall cease to be in the business of rating corporate debt obligations and corporate credit, the Company and the Required Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of Applicable Ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rating shall be deemed to be that most recently in effect from such rating agency prior to such change or cessation.

Each change in the applicable Pricing Category (as corresponding to the Leverage Ratio) resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the fifth Business Day following the date of delivery to the Administrative Agent of the consolidated financial statements of the Company in pursuant to Section 5.01(a) or 5.01(b) and the related Compliance Certificate pursuant to Section 5.01(c) indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that if the Company shall not have timely delivered its consolidated financial statements pursuant to Section 5.01(a) or 5.01(b), as applicable, or the related Compliance Certificate pursuant to Section 5.01(c), commencing on the date upon which such financial statements or Compliance Certificate should have been so delivered and continuing until such financial statements or Compliance Certificate, as applicable, are actually delivered, the Leverage Ratio shall be deemed to be in Pricing Category 6.

“Applicable Ratings” means, with respect to S&P or Moody’s, a rating by such rating agency of the Company’s senior unsecured non-credit enhanced long-term indebtedness for borrowed money.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means JPMorgan, Goldman Sachs Bank USA and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in their capacities as the joint lead arrangers and joint bookrunners for the Revolving Facility, the Term Facility and, if applicable, the Bridge Facility (or, with respect to Merrill Lynch, Pierce, Fenner & Smith Incorporated,

any other registered broker-dealer wholly owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date hereof).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 10.04, and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Attributable Debt” means, with respect to any Sale and Leaseback Transaction, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such Sale and Leaseback Transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of the Attributable Debt determined assuming termination on the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the Attributable Debt determined assuming no such termination.

“Authorized Officer” means any of the Chairman of the Board, the Chief Executive Officer, the President, the Treasurer, Assistant Treasurer, any Vice President or the Chief Financial Officer of the Company, acting singly; provided that, when such term is used in reference to any document executed by, or a certification of, an Authorized Officer, upon request of the Administrative Agent, the secretary or assistant secretary of the Company shall have delivered (which delivery may be made on the Effective Date) an incumbency certificate to the Administrative Agent as to the authority of such individual.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, liquidator, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) and in respect of which the Company or any other member of the Controlled Group is, or within the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Company or any Borrowing Subsidiary.

“Borrowing” means Loans of the same Class, Type and currency made, converted or continued on the same date and, in the case of LIBOR Loans or EURIBOR Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means (a) in the case of a Borrowing denominated in US Dollars, US$5,000,000 and (b) in the case of a Borrowing denominated in an Alternative Currency, the smallest amount of such Alternative Currency that is a multiple of 1,000,000 units of such currency and that has a US Dollar Equivalent of US$5,000,000 or more.

“Borrowing Multiple” means (a) in the case of a Borrowing denominated in US Dollars, US$1,000,000 and (b) in the case of a Borrowing denominated in any Alternative Currency, the smallest amount of such Alternative Currency that is a multiple of 1,000,000 units of such currency and that has a US Dollar Equivalent of US$1,000,000 or more.

“Borrowing Request” means a request by or on behalf of a Borrower for a Borrowing in accordance with Section 2.03, which shall be in the form of Exhibit B or any other form approved by the Administrative Agent.

“Borrowing Subsidiary” means each Subsidiary that has become a Borrowing Subsidiary pursuant to Section 2.21(a), other than any such Subsidiary that has ceased to be a Borrowing Subsidiary as provided in Section 2.21(b).

“Borrowing Subsidiary Accession Agreement” means a Borrowing Subsidiary Accession Agreement, substantially the form of Exhibit C-1, duly executed by the Company and the applicable Subsidiary and accepted by the Administrative Agent, pursuant to which such Subsidiary agrees to become a Borrowing Subsidiary and agrees to be bound by the terms and conditions hereof.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination, substantially in the form of Exhibit C-2, duly executed by the Company.

“Bridge Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to Section 2.19 and the Bridge Facility Agreement, to make a Bridge Loan hereunder, expressed as an amount representing the maximum principal amount of the Bridge Loan to be made by such Lender.

“Bridge Commitment Letter” means the Commitment Letter dated April 23, 2018, among the Company, JPMorgan, Goldman Sachs Bank USA, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as supplemented by the Joinder to Commitment Letter dated May 15, 2018.

“Bridge Facility” means the bridge loan facility, if any, established hereunder pursuant to Section 2.19 and the Bridge Facility Agreement, including the Bridge Commitments and the Bridge Loans.

“Bridge Facility Agreement” means a Bridge Facility Agreement, in form and substance reasonably satisfactory to the Company and the Administrative Agent, among the Company, the Administrative Agent and the Bridge Lenders, establishing the Bridge Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.19.

“Bridge Facility Amount” means, at any time, the lesser of (a) US$1,200,000,000 and (b) the maximum principal amount of the bridge loan facility referred to in, and as determined at such time under, the Bridge Commitment Letter.

“Bridge Lender” means a Lender with a Bridge Commitment or an outstanding Bridge Loan.

“Bridge Loan” means a Loan made by a Lender to the Company pursuant to Section 2.19 and the Bridge Facility Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or San Francisco are authorized or required by law to remain closed; provided that (a) when used in connection with a LIBOR Loan denominated in any currency or any Letter of Credit denominated in any

LC Currency (other than US Dollars or Euro), the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits denominated in such currency in the London interbank market or any day on which banks in London are not open for general business, and (b) when used in connection with a EURIBOR Loan or any Letter of Credit denominated in Euro, the term “Business Day” shall also exclude any day on which the TARGET is not open for the settlement of payments in Euros or any day on which banks in London are not open for general business.

“Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership, partnership interests (whether general or limited) and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; provided that “Capital Stock” shall not include any debt securities convertible into Capital Stock, cash or a combination of Capital Stock and cash prior to such conversion.

“Capitalized Lease” of a Person means any lease of property by such Person as lessee that would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases that would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the government of the United States and backed by the full faith and credit of the United States, (b) domestic and eurocurrency certificates of deposit and time deposits, bankers’ acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof or the District of Columbia, or any foreign bank or its branches or agencies the long-term indebtedness of which institution at the time of acquisition is rated A- (or better) by S&P or A3 (or better) by Moody’s, and which certificates of deposit and time deposits are fully protected against currency fluctuations for any such deposits with a term of more than 90 days; (c) shares of money market, mutual or similar funds having assets in excess of US$100,000,000 and the investments of which are limited to (i) investment grade securities (i.e., securities rated at least BBB by S&P or Baa by Moody’s) and (ii) commercial paper of United States and foreign banks and bank holding companies and their subsidiaries and United States and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-1 (or better) by S&P or P-1 (or better) by Moody’s (all such institutions being “Qualified Institutions”); (d) commercial paper of Qualified Institutions with maturities not exceeding 365 days from the date of acquisition thereof and (e) other investments properly classified as “cash” or “cash equivalents” in accordance with GAAP and made in accordance with the Company’s investment policy, as approved by the Company’s Board of Directors from time to time.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Change of Control” means an event or series of events by which (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act and the rules thereunder), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, beneficially or of record, of 35% or more of the combined voting power of the Company’s outstanding Capital Stock ordinarily having the right to vote at an election of directors; or (b) during any period of 12 consecutive months, the majority of the board of directors of the Company fails to consist of Continuing Directors.

“Charges” has the meaning set forth in Section 10.13.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans, Revolving Loans, Bridge Loans or Incremental Term Loans of another “Class” established pursuant to Section 2.18, (b) any Commitment, refers to whether such Commitment is a Term Commitment, a Revolving Commitment, a Bridge Commitment or an Incremental Term Commitment of another “Class” established pursuant to Section 2.18 and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.

“Clean-up Period” has the meaning set forth in Section 7.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means a Revolving Commitment, a Term Commitment, a Bridge Commitment or an Incremental Term Commitment.

“Commitment Letter” means the Commitment Letter dated April 23, 2018, among the Company, JPMorgan, Goldman Sachs Bank USA, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated in respect of the Term Loan Facility and the Revolving Facility.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Company pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to Section 10.01, including through the Platform.

“Company” means Trimble Inc., a Delaware corporation.

“Compliance Certificate” means a Compliance Certificate in the form of Exhibit D or any other form approved by the Administrative Agent.

“Confidential Information Memorandum” means the Confidential Information Memorandum dated April 2018 relating to the credit facilities provided for herein.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Net Tangible Assets” means the total assets of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, but excluding therefrom all goodwill and other intangible assets under GAAP.

“Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls, or any constituent of any such substance or waste (including as these terms are defined in the definition of Environmental Laws) and any other substance, material or waste regulated or prohibited by or pursuant to any Environmental Law.

“Contingent Obligation” means, with respect to any Person, any Contractual Obligation, contingent or otherwise, of such Person with respect to any Indebtedness of another Person or other obligation or liability of another Person, including, without limitation, any such Indebtedness, obligation or liability of another Person directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received. The term “Contingent Obligation” shall not include (a) any customary indemnity obligations entered into in the ordinary course of business or in connection with any transaction permitted hereby or (b) endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be equal to the portion of the obligation so guaranteed or otherwise supported, in the case of known recurring obligations, and the maximum reasonably anticipated liability in respect of the portion of the obligation so guaranteed or otherwise supported assuming such Person is required to perform thereunder, in all other cases.

“Continuing Director” means, with respect to any Person as of any date of determination, any member of the board of directors of such Person who (a) was a member of such board of directors on the Effective Date or (b) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election, in each case either by specific vote or by approval of a proxy statement issued by the Company on behalf of its entire board of directors in which such individual is named as a nominee for director.

“Contractual Obligation” means, with respect to any Person, any provision of any equity or debt securities issued by such Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guarantee, contract, undertaking, agreement or instrument, in any case in writing, to which such Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means the group consisting of (a) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company, (b) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Code) with the Company, (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Company and (d) any Person under common control which, together with the Company, is treated as a single employer under any applicable foreign law similar to the foregoing clauses (a), (b), and (c), in each case (in clauses (a), (b) or (c)) giving effect to the consummation of the transactions contemplated by the Loan Documents.

“Convertible Indebtedness” means Indebtedness convertible at the option of the holder thereof into Capital Stock of the Company, cash or a combination of Capital Stock of the Company and cash (as provided in the documentation governing such Indebtedness).

“Credit Party” means the Administrative Agent, each Issuing Bank and each Lender.

“Default” means any event or condition that constitutes, or upon notice, lapse of time or both would constitute, an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans, (ii) to fund any portion of its participations in Letters of Credit or (iii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Company, the Administrative Agent or any Issuing Bank in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent or any Issuing Bank made in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has, or has a Lender Parent that has, become the subject of a Bankruptcy Event or (e) has, or has a Lender Parent that has, become the subject of a Bail-In Action.

“Disclosure Letter” means the Disclosure Letter, dated the Effective Date, executed and delivered by the Company to the Administrative Agent and the Lenders on the Effective Date in connection with this Agreement.

“Documentation Agents” means the Persons identified as such on the cover page of this Agreement.

“Domestic Subsidiary” means a Subsidiary of the Company organized under the laws of a jurisdiction located in the United States of America.

“Domestic Borrowing Subsidiary” means any Borrowing Subsidiary that is a Domestic Subsidiary.

“EBITDA” means, for any period, on a consolidated basis for the Company and its Subsidiaries, without duplication, (a) Net Income for such period, plus (b) to the extent deducted in computing Net Income for such period, (i) Interest Expense, (ii) charges against income for foreign, federal, state and local taxes, (iii) depreciation expense, (iv) amortization expense, including, without limitation, amortization of goodwill and other intangible assets, (v) other non-cash charges, expenses or losses, (vi) non-cash expenses in connection with stock options, restricted shares or other share based compensation granted or provided to employees or directors, (vii) any unusual, extraordinary or non-recurring charges, expenses or losses, (viii) transaction fees, costs and expenses related to Acquisitions, whether or not any such Acquisition is consummated, (ix) transaction fees, costs and expenses related to the Transactions and

(x) restructuring, integration and related charges or expenses (which for the avoidance of doubt, include retention, severance, systems establishment costs, contract termination costs, future lease commitments, and costs to consolidate facilities and relocate employees), provided that the charges or expenses added back pursuant to this clause (x) shall not exceed 5% of EBITDA (prior to giving effect to such add back) for any period of four consecutive fiscal quarters, minus (c) to the extent added in computing Net Income for such period, unusual, extraordinary or non-recurring cash or non-cash income, gains or credits. If during any period of four consecutive fiscal quarters the Company or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, EBITDA for such period shall, solely for purposes of determining the Leverage Ratio and, in the case of the Viewpoint Acquisition, the Interest Coverage Ratio, be calculated giving pro forma effect to such transaction as if it had occurred on the first day of such period.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of any Person described in clause (a) above or (c) any entity established in an EEA Member Country that is a subsidiary of any Person described in clause (a) or (b) above and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person, the Company, any Subsidiary or any other Affiliate of the Company.

“Eligible Currency” means any currency other than US Dollars that is readily available and freely traded, in which deposits are customarily offered to banks in the London interbank market, that is convertible into US Dollars in the international interbank market and as to which a US Dollar Equivalent may be readily calculated.

“Employee Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Environmental Laws” means all rules, regulations, codes, ordinances, judgments, orders, decrees, directives, laws, injunctions or binding agreements entered into with any Governmental Authority relating to or addressing pollution or protection of the environment, or protection of worker health or safety, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., in each case including any amendments thereto, any successor statutes, any regulations or guidance promulgated thereunder, and any state or local equivalent thereof.

“Environmental Lien” means a Lien in favor of any Governmental Authority for (a) any liability under Environmental Laws or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any Convertible Indebtedness).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBO Rate” means, with respect to any EURIBOR Borrowing for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Day.

“EURIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the EURIBO Rate.

“Euro” or “€” means the single currency unit of the member States of the European Community that adopt or have adopted the Euro as their lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Events of Default” has the meaning set forth in Section 7.01.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Exchange Rate” means, on any day, for purposes of determining the US Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into US Dollars at the time of determination on such day as provided by ICE Data Services for such currency. In the event that such rate is not provided by ICE Data Services, (a) the Exchange Rate shall be determined by reference to such other publicly available service for providing exchange rates as may be agreed upon by the

Administrative Agent and the Company or (b) in the absence of such an agreement, the Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent or one of its Affiliates in the market where its, or its Affiliate’s, foreign currency exchange operations in respect of such currency are then being conducted, at or as near as practicable to such time of determination, on such day for the purchase of US Dollars for delivery two Business Days later, provided that if at the time of such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it reasonably deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error. Notwithstanding the foregoing provisions of this definition, each Issuing Bank may, solely for purposes of computing the fronting fees owed to it under Section 2.09(c), compute the US Dollar Equivalent of the LC Exposure attributable to Letters of Credit issued by it by reference to exchange rates determined using any reasonable method customarily employed by it for such purpose.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that otherwise are Other Connection Taxes, (b) in the case of a Lender, United States Federal or Dutch withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Company under Section 2.16(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(f) and (d) any Taxes imposed under FATCA.

“Existing Credit Agreement” means the Five-Year Credit Agreement dated as of November 24, 2014 (as amended as of February 26, 2016, and as further amended as of August 9, 2016), among the Company (formerly, Trimble Navigation Limited), the subsidiary borrowers party thereto, JPMorgan, as administrative agent, and the lenders party thereto.

“Existing Letter of Credit” means each letter of credit issued for the account of any Borrower under the Existing Credit Agreement that is (a) outstanding on the Effective Date and (b) listed on Schedule 2.20 of the Disclosure Letter.

“Existing Revolving Borrowings” has the meaning set forth in Section 2.18(e).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code or any fiscal or regulatory legislation, rules or official practices adopted pursuant to any such intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding business day by the NYFRB as the federal funds effective rate; provided that if such rate shall be less than zero, the Federal Funds Effective Rate shall be deemed to be zero.

“Fee Letters” means (a) the Fee Letter dated April 23, 2018, among the Company, JPMorgan, Goldman Sachs Bank USA, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, (b) the Fee Letter dated April 23, 2018, between the Company and JPMorgan (in the case of such Fee Letters described in clause (a) and this clause (b), in respect of the Term Facility and the Revolving Facility), (c) the Fee Letter dated April 23, 2018, among the Company, JPMorgan, Goldman Sachs Bank USA, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and (d) the Fee Letters dated April 23, 2018, between the Company and JPMorgan (in the case of such Fee Letters described in clause (c) and this clause (d), in respect of the Bridge Facility).

“Foreign Borrowing Subsidiary” means any Borrowing Subsidiary that is a Foreign Subsidiary.

“Foreign Lender” means a Lender that is not a US Person.

“Foreign Subsidiary” means a Subsidiary of the Company which is not a Domestic Subsidiary.

“GAAP” means, subject to Section 1.04, generally accepted accounting principles in the United States of America, applied in accordance with the consistency requirements thereof.

“Governmental Authority” means (a) any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions and (b) any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank.

“Guaranteed Obligations” has the meaning set forth in Section 9.01.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that none of the following shall constitute a Hedging Agreement: (a) any phantom stock or similar plan providing for payments only on account of services provided by, or any stock option or stock compensation plan providing for grants to, current or former directors, officers, employees or consultants of the Company or the Subsidiaries; (b) any issuance by the Company of Convertible Indebtedness or warrants or options entitling third parties to purchase the Company’s common stock (or, at the Company’s option, to receive cash in lieu thereof); (c) any purchase of Equity Interests or Indebtedness (including Convertible Indebtedness) of the Company pursuant to delayed delivery contracts; (d) any of the foregoing to the extent it constitutes a derivative embedded in a convertible security issued by the Company; or (e) any Permitted Bond Hedge Transactions and Permitted Warrant Transactions.

“Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any and all Hedging Agreements.

“Home Country” has the meaning set forth in Section 3.19(a).

“Incremental Commitment” means an Incremental Revolving Commitment or an Incremental Term Commitment.

“Incremental Facility Agreement” means an Incremental Facility Agreement, in form and substance reasonably satisfactory to the Company and the Administrative Agent, among the Company, the Administrative Agent and one or more Incremental Lenders, establishing Incremental Term Commitments or Incremental Revolving Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.18.

“Incremental Lender” means an Incremental Revolving Lender or an Incremental Term Lender, as applicable.

“Incremental Revolving Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Agreement and Section 2.18, to make Revolving Loans and to acquire participations in Letters of Credit hereunder.

“Incremental Revolving Lender” means a Lender with an Incremental Revolving Commitment.

“Incremental Term Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Agreement and Section 2.18, to make Incremental Term Loans of any Class to the Company hereunder.

“Incremental Term Lender” means each Lender with an Incremental Term Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan” means a Loan made by an Incremental Term Lender to the Company pursuant to Section 2.18.

“Incremental Term Maturity Date” means, with respect to Incremental Term Loans of any Class, the scheduled date on which such Incremental Term Loans shall become due and payable in full hereunder, as specified in the applicable Incremental Facility Agreement.

“Indebtedness” of a Person means, without duplication, such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on customary terms and earn-out or other contingent payment obligations arising in connection with an Acquisition), (c) obligations of a type set forth in clauses (a), (b) or (d) through (i) of this definition, whether or not assumed, secured by Liens on property now or hereafter owned or acquired by such Person, (d) obligations that are evidenced by notes, bonds, or other similar instruments, (e) Capitalized Lease Obligations, (f) net liability in connection with Hedging Obligations, (g) actual and contingent reimbursement obligations in respect of letters of credit, (h) any Off-Balance Sheet Liabilities and (i) Contingent Obligations in respect of items of the type set forth in clauses (a) through (h); provided that the term “Indebtedness” shall not include (i) any accrued or deferred interest or other expenses, unless capitalized in accordance with GAAP, (ii) any lease properly classified as an operating lease in accordance with GAAP or (iii) any surety or appeal bond or performance bond. The amount of any item of Indebtedness, except for any item of Indebtedness described in clause (c), (g), (h) or (i), shall be the amount of any liability in respect thereof appearing on a balance sheet properly prepared in accordance with GAAP. The amount of any item of Indebtedness described in clause (c) shall be determined as the lesser of (x) the principal amount of the obligations expressly referred to in such clause (it being understood that the principal amount of such obligations shall be determined in accordance with the other provisions of this definition) and (y) the fair value of the property of such Person subject to the Liens referred to in clause (c). The amount of any item of Indebtedness described in clause (i) shall be determined in accordance with the definition of Contingent Obligations. The amount of any item of Indebtedness described in clause (h) above shall be the “principal-equivalent” amount of such obligation.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 10.03(b).

“Insignificant Subsidiary” means any Subsidiary having assets with a book value, determined in accordance with GAAP, of US$20,000,000 or less.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) EBITDA to (b) Interest Expense, in each case for the period of four consecutive fiscal quarters ending on such date.

“Interest Election Request” means a request by or on behalf of a Borrower to convert or continue a Borrowing in accordance with Section 2.05, which shall be in the form of Exhibit E or any other form approved by the Administrative Agent.

“Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Subsidiaries for such period, whether paid or accrued (including the interest component of Capitalized Leases, commitment fees and fees for stand-by letters of credit), all as determined in accordance with GAAP. Notwithstanding the foregoing, if the Viewpoint Acquisition Closing Date shall have occurred, Interest Expense shall be deemed to be (a) for the period of four consecutive fiscal quarters ended on the last day of the first fiscal quarter ending after the Viewpoint Acquisition Closing Date, Interest Expense for such fiscal quarter multiplied by four, (b) for the period of four consecutive fiscal quarters ended on the last day of the second fiscal quarter ending after the Viewpoint Acquisition Closing Date, Interest Expense for the two consecutive fiscal quarters then most recently ended multiplied by two, and (c) for the period of four consecutive fiscal quarters ended on the last day of the third fiscal quarter ending after the Viewpoint Acquisition Closing Date, Interest Expense for the three consecutive fiscal quarters then most recently ended multiplied by 4/3; provided that, in the event the Viewpoint Acquisition Closing Date shall have occurred after the first day of the first fiscal quarter ending after the Viewpoint Acquisition Closing Date, Interest Expense for such fiscal quarter shall be deemed, for purposes of clauses (a), (b) and (c) above, to be Interest Expense for the period from and including the Viewpoint Acquisition Closing Date to and including the last day of such fiscal quarter, multiplied by a fraction equal to (x) 90 divided by (y) the number of days actually elapsed from and including the Viewpoint Acquisition Closing Date to and including the last day of such fiscal quarter.

“Interest Payment Date” means (a) with respect to any ABR Loan, the first Business Day following the last day of each March, June, September and December, and (b) with respect to any LIBOR Loan or EURIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part (and, in the case of a LIBOR Borrowing or EURIBOR Borrowing with an Interest Period of more than three months’ duration, such day or days prior to the last day of such Interest Period as shall occur at intervals of three months’ duration after the first day of such Interest Period).

“Interest Period” means, with respect to any LIBOR Borrowing or EURIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or such shorter or longer period as shall have been consented to by each Lender participating in such Borrowing), as the applicable Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Screen Rate” means, with respect to any currency for any period, a rate per annum that results from interpolating on a linear basis between (a) the applicable Screen Rate for the longest maturity for which a Screen Rate is available that is shorter than such period and (b) the applicable Screen Rate for the shortest maturity for which a Screen Rate is available that is longer than such period, in each case, as of the time the Interpolated Screen Rate is required to be determined in accordance with the other provisions hereof; provided that the Interpolated Screen Rate shall in no event be less than zero.

“IRS” means the Internal Revenue Service and any Person succeeding to the functions thereof.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means (a) JPMorgan, (b) Goldman Sachs Bank USA, (c) Bank of America, N.A. and (d) each Lender that shall have become an Issuing Bank hereunder as provided in Section 2.20(i) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.20(j)), each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.20 with respect to such Letters of Credit).

“JPMorgan” means JPMorgan Chase Bank, N.A.

“Judgment Currency” has the meaning set forth in Section 10.17(b).

“LC Commitment” means, with respect to any Issuing Bank, the maximum permitted amount of the LC Exposure that may be attributable to Letters of Credit issued by such Issuing Bank. The initial amount of each Issuing Bank’s LC Commitment is set forth on Schedule 2.20 or, in the case of any Issuing Bank that becomes an Issuing Bank hereunder pursuant to Section 2.20(i), in a written agreement referred to in such Section or, in each case, such other maximum permitted amount with respect to any Issuing Bank as may have been agreed in writing (and notified in writing to the Administrative Agent) by such Issuing Bank and the Company.

“LC Currency” means, with respect to Letters of Credit to be issued by any Issuing Bank, (a) US Dollars, (b) Euro, (c) Sterling and (d) any other Eligible Currency that the Administrative Agent and such Issuing Bank shall agree shall constitute an “LC Currency” for purposes hereof.

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit. The amount of any LC Disbursement made by an Issuing Bank in any LC Currency (other than US Dollars) and not reimbursed by the applicable Borrower shall be determined as set forth in Section 2.20(f) or 2.20(l), as applicable.

“LC Exchange Rate” means, on any day, with respect to US Dollars in relation to any LC Currency (other than US Dollars), the rate at which US Dollars may be exchanged into such LC Currency at the time of determination on such day, as provided by ICE Data Services for US Dollars. In the event that such rate is not provided by ICE Data Services, (a) the LC Exchange Rate shall be determined by reference to such other publicly available service for providing exchange rates as may be agreed upon by the Administrative Agent and the Company or (b) in the absence of such an agreement, the LC Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent or one of its Affiliates in the market where its, or its Affiliate’s, foreign currency exchange operations in respect of such currency are then being conducted, at or as near as practicable to such time of determination, on such day for the purchase of such LC Currency with US Dollars for delivery two Business Days later, provided that if at the time of such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it reasonably deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“LC Exposure” means, at any time, the sum of (a) the sum of the US Dollar Equivalents (based on the applicable Exchange Rates) of the aggregate amount of all Letters of Credit that remains available for drawing at such time and (b) the sum of the US Dollar Equivalents (based on the applicable Exchange Rates) of the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time, adjusted to give effect to any reallocation under Section 2.17(c) of the LC Exposure of Defaulting Lenders in effect at such time.

“LC Participation Calculation Date” means, with respect to any LC Disbursement made by any Issuing Bank or any refund of a reimbursement payment made by any Issuing Bank to any Borrower, in each case in an LC Currency other than US Dollars, (a) the date on which such Issuing Bank shall advise the Administrative Agent that it purchased with US Dollars the LC Currency used to make such LC Disbursement or refund or (b) if such Issuing Bank shall not advise the Administrative Agent that it made such a purchase, the date on which such LC Disbursement or refund is made.

“Lender Parent” means, with respect to any Lender, any Person in respect of which such Lender is a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01, any Bridge Lender that shall have become a party hereto pursuant to the Bridge Facility Agreement, any Incremental Lender that shall have become a party hereto pursuant to an Incremental Facility Agreement and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means each Existing Letter of Credit and any other letter of credit issued pursuant to this Agreement, in each case other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 10.05.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) (i) Total Indebtedness on such date of determination less (ii) Unrestricted Cash on such date of determination, but only to the extent such Unrestricted Cash exceeds, on such date of determination, US$150,000,000 (it being understood that only the amount of such excess may be deducted pursuant to this clause (ii)), provided that the amount deducted pursuant to this clause (ii) may not in any event exceed, as of any date of determination, US$200,000,000, to (b) EBITDA for the most recently ended period of four consecutive fiscal quarters (including any fiscal quarters ending on the date of determination).

“LIBO Rate” means, with respect to any LIBOR Borrowing denominated in any currency for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Day.

“LIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the Adjusted LIBO Rate.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, encumbrance or security agreement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement); provided that in no event shall the lessor’s interest under any real property lease or any lease properly classified as an operating lease in accordance with GAAP be a “Lien”.

“Loan Documents” means this Agreement, the Disclosure Letter, each Borrowing Subsidiary Accession Agreement, each Borrowing Subsidiary Termination, any agreement designating an additional Issuing Bank as contemplated by Section 2.20(i), the Bridge Facility Agreement (if any), each Incremental Facility Agreement and, except for purposes of Section 10.02, any promissory notes delivered pursuant to Section 2.07(c) and each written agreement (if any) between the Company and any Issuing Bank regarding such Issuing Bank’s LC Commitment.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (a) with respect to a Loan or Borrowing denominated in US Dollars or any Letter of Credit, New York City time, (b) with respect to a Loan or Borrowing denominated in Euro, Frankfurt time, and (c) with respect to a Loan or Borrowing denominated in an Alternative Currency other than Euro, London time.

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, (a) in the case of the Revolving Lenders, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the aggregate Revolving Exposures and the aggregate amount of the unused Revolving Commitments at such time and (b) in the case of the Term Lenders, Lenders having Term Loans (or, prior to the borrowing of the Term Loans hereunder on the Term Funding Date, Term Commitments) representing more than 50% of the aggregate outstanding principal amount of all the Term Loans (or, prior to the borrowing of the Term Loans hereunder on the Term Funding Date, the aggregate amount of the Term Commitments) at such time.

“Margin Stock” has the meaning set forth in Regulation U.

“Material Acquisition” means any Acquisition in which the aggregate consideration payable by the Company and its Subsidiaries has a value of US$100,000,000 or more.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition, operations, assets, business or properties of the Company and its Subsidiaries, taken as a whole, (b) the ability of the Company or any of the Borrowing Subsidiaries to perform their respective obligations under the Loan Documents or (c) the ability of the Lenders, the Administrative Agent or the Issuing Banks to enforce the Obligations.

“Material Disposition” means any disposition of assets (other than inventory sold in the ordinary course of business) in which the aggregate consideration received by the Company and its Subsidiaries has a value of US$100,000,000 or more.

“Material Indebtedness” has the meaning set forth in Section 7.01(d).

“Maturity Date” means the Revolving Maturity Date or the Term Maturity Date, as applicable.

“Maximum Rate” has the meaning set forth in Section 10.13.

“Merger Sub” means Jefferson Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary.

“MNPI” means material information concerning the Company or any Subsidiary, or any of their securities, that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act. For purposes of this definition, “material information” means information concerning the Company or any Subsidiary, or any of their securities, that could reasonably be expected to be material for purposes of the United States federal and state securities laws.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Multiemployer Plan” means a “Multiemployer Plan” as defined in Section 4001(a)(3) of ERISA that is, or within the immediately preceding six years was, or was required to be, contributed to by either the Company or any member of the Controlled Group.

“Net Income” means, for any period, the net income (or loss) after taxes of the Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in accordance with GAAP.

“Non-Defaulting Revolving Lender” means, at any time, any Revolving Lender that is not a Defaulting Lender at such time.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if both such rates are not so published for any day that is a Business Day, the term “NYFRB Rate” shall mean the rate quoted for such day for a federal funds transaction at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided that if such rate shall be less than zero, the NYFRB Rate shall be deemed to be zero.

“Obligations” means (a) the due and punctual payment by each Borrower of the principal of and premium, if any, and interest (including interest accruing, at the rate specified herein, during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on all Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) the due and punctual payment by each Borrower of each payment required to be made by such Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of LC Disbursements, interest thereon (including interest accruing, at the rate specified herein, during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral and (c) the due and punctual payment or performance by each Borrower of all other monetary obligations under this Agreement or any other Loan Document, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations accruing, at the rate specified herein or therein, or incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Obligor” has the meaning set forth in Section 9.01.

“OFAC” means the United States Treasury Department Office of Foreign Assets Control.

“Off-Balance Sheet Liabilities” of a Person means (a) any repurchase obligation or liability of such Person or any of its subsidiaries with respect to Receivables sold by such Person or any of its subsidiaries, (b) any liability of such Person or any of its subsidiaries under any Sale and Leaseback Transactions that do not create a liability on the consolidated balance sheet of such Person, or (c) any liability of such Person or any of its subsidiaries in respect of the implied debt component under any so-called “synthetic” lease transaction.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.–managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate); provided that if such rate shall be less than zero, the Overnight Bank Funding Rate shall be deemed to be zero.

“Parent Guarantee” means the guarantee and other obligations of the Company set forth in Article IX.

“Participant Register” has the meaning set forth in Section 10.04(c)(ii).

“Participants” has the meaning set forth in Section 10.04(c)(i).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Bond Hedge Transaction” means any call option or capped call option (or substantively equivalent derivative transaction) relating to or referencing the Company’s common stock purchased by the Company in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Company from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Company from the sale of such Convertible Indebtedness issued in connection with such Permitted Bond Hedge Transaction.

“Permitted Existing Indebtedness” means the Indebtedness of the Subsidiaries identified as such on Schedule 6.02 to the Disclosure Letter.

“Permitted Existing Liens” means the Liens on assets of the Company and its Subsidiaries identified as such on Schedule 6.01 to the Disclosure Letter.

“Permitted Liens” means:

(a) Liens with respect to the payment of taxes, assessments or governmental charges in all cases which are (i) not yet due, (ii) not yet delinquent for a period of more than 60 days, (iii) not subject to penalties for nonpayment or (iv) (so long as foreclosure, distraint, sale or other similar proceedings shall not have been commenced or any such proceeding after being commenced is stayed) which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(b) statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen, service providers or workmen and other similar Liens imposed by law created in the ordinary course of business for amounts not more than 60 days past due or which thereafter can be paid without penalty or which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(c) Liens arising with respect to zoning restrictions, easements, encroachments, Environmental Liens, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges, restrictions or encumbrances on the use of real property which do not materially interfere with the ordinary use or occupancy of the real property subject thereto or with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(d) Liens arising in the ordinary course of business out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(e) Liens arising from or upon any judgment or award; provided that (i) no Default under Section 7.01(g) has occurred or is continuing at the time of incurrence thereof and (ii) such judgment or award is being contested in good faith by proper appeal proceedings and only so long as execution thereon shall be stayed;

(f) deposits to secure the performance of bids, trade contracts (other than for Indebtedness for borrowed money), leases (other than Capitalized Leases), statutory obligations, surety bonds, performance bonds and other obligations of a like nature (including letters of credit issued in favor of the issuer of any such bond) incurred in the ordinary course of the Company’s or any Subsidiary’s business;

(g) leases or subleases and licenses and sublicenses granted to others in the ordinary course of business not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole, and any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or license;

(h) deposits as security for contested taxes or contested import or customs duties;

(i) Liens with respect to repurchase obligations in respect of Cash Equivalents of the type set forth in clauses (a) and (b) of the definition thereof;

(j) customary Liens on insurance proceeds securing financed insurance premiums in the ordinary course of business;

(k) Liens arising from precautionary Uniform Commercial Code filings or similar filings in respect of operating leases;

(l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(m) Liens on cash and Cash Equivalents deposited with a trustee or a similar Person to defease or to satisfy and discharge any Indebtedness; and

(n) Liens that are contractual rights of set-off.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to or referencing the Company’s common stock sold by the Company substantially concurrently with any purchase by the Company of a Permitted Bond Hedge Transaction.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means an employee benefit plan defined in Section 3(3) of ERISA, other than a Multiemployer Plan, in respect of which the Company or any member of the Controlled Group is, or within the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning set forth in Section 10.01(d).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.

“Qualified Institutions” has the meaning set forth in the definition of the term “Cash Equivalents”.

“Quotation Day” means (a) with respect to any currency (other than Euro and Sterling) for any Interest Period, two Business Days prior to the first day of such Interest Period, (b) with respect to Euro for any Interest Period, the day two TARGET Days before the first day of such Interest Period and (c) with respect to Sterling for any Interest Period, the first day of such Interest Period, in each case unless market practice differs in the Relevant Interbank Market for any currency, in which case the Quotation Day for such currency shall be determined by the Administrative Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day shall be the last of those days).

“Receivables” means any of the Company’s and its Subsidiaries’ presently existing and hereafter arising or acquired accounts receivable, notes receivable and other rights to payment for goods sold or leased or for services rendered, whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security, guarantees, indemnities and warranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit, and any other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with securitization transactions involving accounts receivables.

“Recipient” means the Administrative Agent, any Lender, any Issuing Bank or any combination thereof (as the context requires).

“Register” has the meaning set forth in Section 10.04(b)(iv).

“Regulation U” means Regulation U of the Board of Governors.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Contaminants through or in the air, soil, surface water or groundwater.

“Relevant Interbank Market” means (a) with respect to any currency other than Euros, the London interbank market and (b) with respect to Euros, the European interbank market.

“Reportable Event” means a “reportable event”, as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Benefit Plan, excluding, however, such events as to which the PBGC by regulation or otherwise waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days after such event occurs; provided that a failure to meet the minimum funding standards of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(c) of the Code.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, unused Revolving Commitments and Term Loans (or, prior to the borrowing of the Term Loans hereunder on the Term Funding Date, Term Commitments) representing more than 50% of the sum of the Aggregate Revolving Exposure, the aggregate amount of the unused Revolving Commitments and the aggregate outstanding principal amount of all the Term Loans (or, prior to the borrowing of the Term Loans hereunder on the Term Funding Date, the aggregate amount of the Term Commitments) at such time.

“Resulting Revolving Borrowings” has the meaning set forth in Section 2.18(e).

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06, (b) increased from time to time pursuant to Section 2.18 or (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or the Incremental Facility Agreement pursuant to which such Lender shall have assumed or provided its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is US$1,250,000,000.

“Revolving Commitment Fee” has the meaning set forth in Section 2.09(a).

“Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the sum of the US Dollar Equivalents of the principal amounts of such Lender’s Revolving Loans outstanding at such time and (b) such Lender’s LC Exposure at such time.

“Revolving Facility” means the revolving credit facility provided for herein, including the Revolving Commitments and the Revolving Loans.

“Revolving Lender” means a Lender with a Revolving Commitment or Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to clause (b) of Section 2.01.

“Revolving Maturity Date” means the fifth anniversary of the Effective Date.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor to its rating agency business.

“Sale and Leaseback Transaction” means any lease, whether an operating lease or a Capitalized Lease, of any property (whether real or personal or mixed), (a) which the Company or one of its Subsidiaries sold or transferred or is to sell or transfer to any other Person, or (b) which the Company or one of its Subsidiaries intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by the Company or one of its Subsidiaries to any other Person in connection with such lease.

“Sanctioned Country” means, at any time, a country, region or territory that itself is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State or by the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any Person or Persons described in the preceding clauses (a) and (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Screen Rate” means (a) in respect of the LIBO Rate for any currency for any Interest Period, or with respect to any determination of the Alternate Base Rate pursuant to clause (c) of the definition thereof, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in such currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (currently LIBOR01 or LIBOR02) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion), and (b) in respect of the EURIBO Rate for any Interest Period, the rate per annum determined by the Banking Federation of the European Union for such Interest Period as set forth on the Reuters screen page that displays such rate (currently EURIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion); provided that (i) if, as to any currency, no Screen Rate shall be available for a particular Interest Period but Screen Rates shall be available for maturities both longer and shorter than such Interest Period, than the Screen Rate for such Interest Period shall be the Interpolated Screen Rate, and (ii) if any Screen Rate, determined as provided above, would be less than zero, such Screen Rate shall for all purposes of this Agreement be zero.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

“Securitization Subsidiary” means any Subsidiary that is a special purpose entity formed for the purpose of engaging in activities in connection with Securitization Transactions; provided that such Subsidiary (a) does not own any significant assets other than Receivables, Equity Interests in any other Securitization Subsidiary and assets relating to its existence and (b) conducts no business activities other than (i) in connection with Securitization Transactions and activities incidental thereto and (ii) activities incidental to the maintenance of its existence and compliance with applicable laws and legal, tax and accounting matters related thereto.

“Securitization Transaction” means any transfer by the Company or any Subsidiary of Receivables or interests therein to a trust, partnership, corporation, limited liability company or other entity, which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or a successor transferee of Indebtedness or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Receivables or interests therein. The “amount” or “principal amount” of any Securitization Transaction shall be deemed at any time to be the aggregate principal or stated amount of the Indebtedness or other securities referred to in the first sentence of this definition or, if there shall be no such principal or stated amount, the uncollected amount of the Receivables or interests therein transferred pursuant to such Securitization Transaction, net of any Receivables or interests therein that have been written off as uncollectible.

“Signing Date” means April 23, 2018.

“Single Employer Plan” means a “single-employer plan” as defined in Section 4001(a)(15) of ERISA which is a Benefit Plan maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group.

“Specified Permitted Lender” means (a) any Person that was as of the Signing Date or became thereafter a lender under the Existing Credit Agreement and (b) any Person that is a Lender hereunder as of the Effective Date.

“Specified Representations” means the representations and warranties set forth in Sections 3.01 (with respect to the Company only), 3.02 (with respect to the Company only), 3.03(b) (with respect to the Company’s articles of incorporation or by-laws only), 3.03(c) (with respect to agreements in respect of Indebtedness of the Company and its Subsidiaries in an aggregate principal amount outstanding or committed under any such agreement in excess of US$100,000,000), 3.10, 3.13 and 3.16 and the last sentence of Section 3.18.

“Specified Time” means (a) with respect to the LIBO Rate, 11:00 a.m., London time, and (b) with respect to the EURIBO Rate, 11:00 a.m., Frankfurt time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board of Governors to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors). Such reserve percentages shall include those imposed pursuant to such

Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” means the lawful currency of the United Kingdom.

“subsidiary” of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its subsidiaries or by such Person and one or more of its subsidiaries, or (b) any partnership, association, limited liability company or other Person more than 50% of the ownership interests having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its subsidiaries or by such Person and one or more of its subsidiaries.

“Subsidiary” means any subsidiary of the Company.

“Syndication Agents” means the Persons identified as such on the cover page of this Agreement.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET 2) payment system.

“TARGET Day” means any day on which the TARGET is open for the settlement of payments in Euros.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan on the Term Funding Date, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Term Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Commitment, as applicable. The initial aggregate amount of the Lenders’ Term Commitments is US$500,000,000.

“Term Commitment Termination Date” means the earliest to occur of (a) August 28, 2018, (b) the date of the consummation of the Viewpoint Acquisition without using the Term Facility and (c) the termination of the Viewpoint Acquisition Agreement in accordance with the terms thereof.

“Term Facility” means the term loan facility provided for herein, including the Term Commitments and the Term Loans.

“Term Facility Certain Funds Period” means the period from and including the Effective Date to and including the earlier of the borrowing of the Term Loans on the Term Funding Date and the termination or expiration of all the Term Commitments.

“Term Funding Date” means the date, on or after the Effective Date, on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 10.02).

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loan” means a Loan made pursuant to clause (a) of Section 2.01.

“Term Maturity Date” means the third anniversary of the Term Funding Date.

“Term Ticking Fee” has the meaning set forth in Section 2.09(b).

“Term Ticking Fee Accrual Period” has the meaning set forth in Section 2.09(b).

“Termination Event” means (a) a Reportable Event, (b) the withdrawal of the Company or any member of the Controlled Group from a Benefit Plan during a plan year in which the Company or such Controlled Group member was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of 20% of Benefit Plan participants who are employees of the Company or any member of the Controlled Group, (c) the imposition of an obligation on the Company or any member of the Controlled Group under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA, (d) the institution by the PBGC or any similar foreign governmental authority of proceedings to terminate a Benefit Plan, (e) any event or condition which constitutes grounds under Section 4042 of ERISA which are reasonably likely to lead to the termination of, or the appointment of a trustee to administer, any Benefit Plan, or (f) the partial or complete withdrawal of the Company or any member of the Controlled Group from a Multiemployer Plan.

“Total Indebtedness” means, without duplication, on a consolidated basis in accordance with GAAP, (a) the principal amount of all Indebtedness of the Company or any Subsidiary referred to in clauses (a), (d), (e), (g) (excluding contingent reimbursement obligations in respect of undrawn letters of credit) and (h) of the definition of such term and (b) the principal amount of all Indebtedness of any Person referred to in clauses (a), (d), (e), (g) (excluding contingent reimbursement obligations in respect of undrawn letters of credit) and (h) of the definition of such term in respect of which the Company or any Subsidiary has a Contingent Obligation; provided that, for purposes of determining Total Indebtedness, at any time after the definitive agreement for any Material Acquisition (including the Viewpoint Acquisition) shall have been executed, any Acquisition Indebtedness with respect to such Material Acquisition shall, unless such Material Acquisition shall have been consummated, be disregarded.

“Transactions” means (a) the execution, delivery and performance by the Company and the Borrowing Subsidiaries of the Loan Documents, the borrowing of Loans and the issuance of Letters of Credit, (b) the Viewpoint Acquisition, (c) the Acquired Company Debt Repayment and (d) the payment of fees and expenses in connection with the foregoing.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the EURIBO Rate or the Alternate Base Rate.

“Unfunded Liabilities” means (a) in the case of Single Employer Plans, the amount (if any) by which the aggregate accumulated benefit obligations exceeds the aggregate fair market value of assets of all Single Employer Plans as of the most recent measurement date for which actuarial valuations have been completed and certified to the Company, all as determined under Accounting Standards Codification Topic 715, using the methods and assumptions used by the Company for financial accounting purposes and (b) in the case of Multiemployer Plans, the Withdrawal Liability that would be incurred by the Controlled Group if all members of the Controlled Group completely withdrew from all Multiemployer Plans.

“Unrestricted Cash” means, as of any date of determination, cash and Cash Equivalents owned on such date by the Company and its Subsidiaries, as reflected on a consolidated balance sheet of the Company prepared as of such date in accordance with GAAP; provided that (a) such cash and Cash Equivalents do not appear (and in accordance with GAAP would not be required to appear) as “restricted” on such consolidated balance sheet and (b) for so long as any Acquisition Indebtedness is disregarded for purposes of determining Total Indebtedness in accordance with the definition of such term, all proceeds of such Acquisition Indebtedness shall be disregarded for purposes of determining Unrestricted Cash.

“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in any Alternative Currency or any LC Currency (other than US Dollars), the equivalent in US Dollars of such amount, determined by the Administrative Agent using the Exchange Rate or the LC Exchange Rate, as applicable, with respect to such Alternative Currency or LC Currency in effect for such amount on such date. The US Dollar Equivalent at any time of the amount of any Letter of Credit, LC Disbursement or Revolving Loan denominated in any currency other than US Dollars shall be the amount most recently determined as provided in Section 1.05.

“US Dollars” or “US$” refers to lawful money of the United States of America.

“US Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“US Tax Compliance Certificate” has the meaning set forth in Section 2.14(f)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Viewpoint” means Viewpoint, Inc., a Delaware corporation and, prior to the consummation of the Viewpoint Acquisition, a wholly-owned subsidiary of the Acquired Company.

“Viewpoint Acquisition” means the acquisition by the Company of the Acquired Company pursuant to the Viewpoint Acquisition Agreement, whereby the Merger Sub will merge with and into the Acquired Company, with the Acquired Company surviving such merger as a wholly-owned Subsidiary of the Company.

“Viewpoint Acquisition Agreement” means the agreement and plan of merger, dated as of April 23, 2018 (together with all exhibits or other attachments thereto and the disclosure schedules referred to therein), by and among the Company, Merger Sub and the Acquired Company.

“Viewpoint Acquisition Agreement Representations” means such representations and warranties made by or with respect to the Acquired Company and its subsidiaries in the Viewpoint Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that the Company (or any of its Affiliates) has the right to terminate its (or its Affiliate’s) obligations under the Viewpoint Acquisition Agreement or the right to elect not to consummate the Viewpoint Acquisition as a result of a breach of such representations and warranties in the Viewpoint Acquisition Agreement.

“Viewpoint Acquisition Closing Date” means the date of the consummation of the Viewpoint Acquisition.

“Viewpoint Acquisition Indebtedness” means any Indebtedness (other than the Loans) of the Company or any of its Subsidiaries in the form of a loan or credit facility incurred to finance, in whole or in part, (a) the Viewpoint Acquisition and the related transactions (including the Acquired Company Debt Repayment) or (b) the refinancing of any Bridge Loans (if any) or any other interim Indebtedness incurred by the Company or any of its Subsidiaries to finance the Viewpoint Acquisition and the related transactions (including the Acquired Company Debt Repayment).

“wholly owned”, when used in reference to a subsidiary of any Person, means that all the Equity Interests in such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly owned subsidiary of such Person or any combination thereof.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such term is defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan” or “Revolving Borrowing”) or by Type (e.g., a “LIBOR Loan” or “LIBOR Borrowing”) or by Class and Type (e.g., a “LIBOR Revolving Loan” or “LIBOR Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Except as otherwise provided herein and unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified, and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement (or, in the case of Schedules, where so specified, to Schedules to the Disclosure Letter).

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with GAAP as in effect from time to time; provided that (a) if the Company, by notice to the Administrative Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or the Required Lenders, by notice to the Company, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (b) notwithstanding any other provision contained herein, other than for purposes of Sections 3.04, 5.01(a) and 5.01(b), all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (i) without giving effect to (x) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) to value any Indebtedness at “fair value”, as defined therein, or (y) any other accounting principle that results in any Indebtedness being reflected on a balance sheet at an amount less than the stated principal amount thereof, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, and (iii) without giving effect to any change in accounting for leases resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842), to the extent any lease (or similar arrangement conveying the right to use) would be required to be treated as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2016.

SECTION 1.05. Currency Translation. The Administrative Agent shall determine the US Dollar Equivalent of any Borrowing denominated in an Alternative Currency two Business Days prior to the initial Interest Period therefor and as of the date two Business Days prior to the commencement of each subsequent Interest Period therefor, in each case using the Exchange Rate for such currency in relation to US Dollars in effect on the date of determination, and each such amount shall, except as provided in the penultimate sentence of this Section, be the US Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this sentence. The Administrative Agent shall determine the US Dollar Equivalent of any Letter of Credit denominated in an LC Currency (other than US Dollars) on the date such Letter of Credit is issued and as of the first Business Day of each subsequent calendar month, in each case using the Exchange Rate for such LC Currency in relation to US Dollars in effect on the date of determination, and each such amount shall, except as provided in the penultimate sentence of this Section, be the US Dollar Equivalent of such Letter of Credit until the next required calculation thereof pursuant to this sentence; provided that the Administrative Agent shall also determine the US Dollar Equivalent of any Letter of Credit denominated in an LC Currency other than US Dollars as provided in Section 2.20(f) and 2.20(l). The Administrative Agent may also determine the US Dollar Equivalent of any Borrowing denominated in an Alternative Currency or any Letter of Credit denominated in an LC Currency (other than US Dollars) as of such other dates as the Administrative Agent shall select in its discretion, in each case using the Exchange Rate in effect on the date of determination, and each such amount shall be the US Dollar Equivalent of such Borrowing or such Letter of Credit until the next calculation thereof pursuant to this Section. The Administrative Agent shall notify the Company and the Revolving Lenders of each determination of the US Dollar Equivalent of each Borrowing denominated in an Alternative Currency and each Letter of Credit denominated in an LC Currency other than US Dollars.

SECTION 1.06. Effectuation of Transactions. All references herein to the Company and the Subsidiaries on the Term Funding Date shall be deemed to be references to such Persons, and all the representations and warranties of the Company contained in this Agreement or any other Loan Document shall be deemed, on the Term Funding Date, to be made, in each case, after giving effect to the Viewpoint Acquisition and the other Transactions to occur on the Term Funding Date, unless the context otherwise expressly requires.

SECTION 1.07. Most Favored Nation Provision. In the event any agreement or instrument evidencing, governing the rights of the holders of or otherwise relating to any Viewpoint Acquisition Indebtedness shall contain (a) any restrictive or financial covenant or any event of default that is either more restrictive (or more favorable to the holders of such Viewpoint Acquisition Indebtedness) than the corresponding restrictive or financial covenant or event of default set forth in this Agreement or is not comparable to any restrictive or financial covenant or event of default set forth in this Agreement or (b) any requirement that any Subsidiary of the Company guarantee any obligations of the Company or any of its Domestic Subsidiaries in respect of such Viewpoint Acquisition Indebtedness, then, in each case, this Agreement shall automatically be deemed to have been amended to incorporate such restrictive or financial covenant or event of default or such requirement, mutatis mutandis, as if set forth fully herein, without any further action required on the part of any Person. The Company shall give prompt written notice to the Administrative Agent of the effectiveness of any such indenture or other agreement or instrument, providing to the Administrative Agent true and complete copies thereof, and shall execute any and all further documents and agreements, including amendments hereto, and take (and, if applicable, cause its Subsidiaries to take) all such further actions, as shall be reasonably requested by the Administrative Agent to give effect to the provisions of this paragraph. Failure by the Company or any Subsidiary to observe or perform any such incorporated restrictive or financial covenant shall constitute an Event of Default under clause (b)(i) of Section 7.01.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees (a) to make a Term Loan denominated in US Dollars to the Company on the Term Funding Date in a principal amount not exceeding its Term Commitment and (b) to make Revolving Loans denominated in US Dollars or Alternative Currencies to any Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in any Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or the Aggregate Revolving Exposure exceeding the Aggregate Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class, Type and currency made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.11, (i) each Revolving Borrowing denominated in US Dollars and each Term Borrowing shall be comprised entirely of ABR Loans (in the case of any such Revolving Borrowing made to a Borrowing Subsidiary, only if such Borrowing Subsidiary is a Domestic Borrowing Subsidiary) or LIBOR Loans as the applicable Borrower may request in accordance herewith, (ii) each Revolving Borrowing denominated in Euros shall be comprised entirely of EURIBOR Loans and (iii) each Revolving Borrowing denominated in an Alternative Currency other than Euros shall be comprised entirely of LIBOR Loans. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any LIBOR Borrowing or EURIBOR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a LIBOR Borrowing or EURIBOR Borrowing that results from a continuation of an outstanding LIBOR Borrowing or EURIBOR may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.20(f). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 12 (or such greater number as may be agreed to by the Administrative Agent) LIBOR Borrowings and EURIBOR Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert to or continue, any LIBOR Borrowing or EURIBOR Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing or Term Borrowing, the applicable Borrower (or the Company on its behalf) shall submit a Borrowing Request, signed by its Authorized Officer, to the Administrative Agent (a) in the case of a LIBOR Borrowing denominated in US Dollars, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing (or, in the case of any LIBOR Term Borrowing, such shorter period of time as may be agreed to in writing by the Administrative Agent), (b) in the case of LIBOR Borrowing denominated in an Alternative Currency or a EURIBOR Borrowing, not later than 11:00 a.m., Local Time, four Business Days before the date of the proposed Borrowing or (c) in the case of an ABR Borrowing, not later than 11:00 a.m., Local Time, on the day of the proposed Borrowing (or, in the case of any ABR Term Borrowing, such later time on such day as may be agreed to in writing by the Administrative Agent). Each such Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the name of the applicable Borrower

(ii) whether the requested Borrowing is to be a Term Borrowing or a Revolving Borrowing;

(iii) the currency and principal amount of such Borrowing;

(iv) the date of such Borrowing, which shall be a Business Day;

(v) the Type of such Borrowing;

(vi) in the case of a LIBOR Borrowing or a EURIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vii) the location and number of the account of the applicable Borrower to which funds are to be disbursed (or such other account as may be designated by (or by the Company on behalf of) the applicable Borrower) or, in the case of any ABR Revolving Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.20(f), the identity of the Issuing Bank that made such LC Disbursement; and

(viii) in the case of a Borrowing by a Foreign Borrowing Subsidiary, the jurisdiction from which payments of the principal and interest on such Borrowing will be made.

If no currency is specified with respect to any requested LIBOR Borrowing, then the applicable Borrower shall be deemed to have selected US Dollars. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be (A) in the case of a Borrowing denominated in US Dollars and made to the Company or a Domestic Borrowing Subsidiary, an ABR Borrowing, (B) in the case of Borrowing denominated in an Alternative Currency (other than Euros), a LIBOR Borrowing and (C) in the case of a Borrowing denominated in Euros, a EURIBOR Borrowing. If no Interest Period is specified with respect to any requested LIBOR Borrowing or EURIBOR Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by (i) in the case of Revolving Loans, 12:00 p.m., Local Time and (ii) in the case of Term Loans, 10:00 a.m., Local Time (or, in the case of ABR Term Loans, such later time as shall be two hours after the delivery by the Company of a Borrowing Request therefor in accordance with Section 2.03), in each case, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the applicable Borrower by promptly remitting the amounts so received, in like funds, to the account designated in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.20(f) shall be remitted by the Administrative Agent to the applicable Issuing Bank specified in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree, without duplication, to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender,

(A) if denominated in US Dollars, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) if denominated in an Alternative Currency, a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of a payment to be made by such Borrower, (A) if denominated in US Dollars, the interest rate applicable to ABR Loans of the applicable Class and (B) if denominated in an Alternative Currency, the interest rate applicable to the subject Loan pursuant hereto. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any such payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.05. Interest Elections. (a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type and, in the case of a LIBOR Borrowing or a EURIBOR Borrowing, shall have an initial Interest Period as specified in the applicable Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the applicable Borrower may elect to convert such Borrowing (if such Borrowing is denominated in US Dollars and, in the case of a Revolving Borrowing, made to the Company or a Domestic Borrowing Subsidiary) to a Borrowing of a different Type or to continue such Borrowing and, in the case of a LIBOR Borrowing or a EURIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding any other provision of this Section, no Borrower shall be permitted to change the currency of any Borrowing or elect an Interest Period for a LIBOR Borrowing or a EURIBOR Borrowing that does not comply with Section 2.02(d).

(b) To make an election pursuant to this Section, the applicable Borrower (or the Company on its behalf) shall submit an Interest Election Request, signed by its Authorized Officer, to the Administrative Agent by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type and in the currency resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the name of the applicable Borrower, the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) the Type of the resulting Borrowing; and

(iv) if the resulting Borrowing is to be a LIBOR Borrowing or a EURIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBOR Borrowing or a EURIBOR Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(c) Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d) If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Borrowing or a EURIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a LIBOR Borrowing denominated in US Dollars (if such Borrowing is made to the Company or a Domestic Borrowing Subsidiary), such Borrowing shall be converted to an ABR Revolving Borrowing and (ii) in the case of any other LIBOR Borrowing or a EURIBOR Borrowing, such Borrowing shall be continued as a Borrowing of the applicable Type for an Interest Period of one month.

(e) Notwithstanding any contrary provision hereof, if an Event of Default under clause (e) or (f) of Section 7.01 has occurred and is continuing with respect to any Borrower, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of a Majority in Interest of Lenders of any Class, has notified the Company of the election to give effect to this sentence on account of such other Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) no outstanding Borrowing of such Class denominated in US Dollars may be converted to or continued as a LIBOR Borrowing, (ii) unless repaid, each LIBOR Borrowing of such Class denominated in US Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) unless repaid, each LIBOR Borrowing of such Class denominated in an Alternative Currency and each EURIBOR Borrowing of such Class shall be continued as a LIBOR Borrowing or EURIBOR Borrowing, as applicable, with an Interest Period of one month’s duration.

SECTION 2.06. Termination and Reduction of Commitments. (a) Unless previously terminated, (i) the Term Commitment of each Term Lender shall automatically terminate on the earlier of (A) immediately after the making of the Term Loan by such Term Lender on the Term Funding Date and (B) the Term Commitment Termination Date and (ii) the Revolving Commitments shall automatically terminate on the Revolving Maturity Date.

(b) The Company may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of a Class shall be in an amount that is an integral multiple of US$1,000,000 and not less than US$5,000,000 (or, if less, the remaining Commitments of such Class) and (ii) the Company shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.08, (A) the Aggregate Revolving Exposure would exceed the Aggregate Revolving Commitment or (B) the Revolving Exposure of any Revolving Lender would exceed its Revolving Commitment.

(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Commitments of any Class under paragraph (b) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.07. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) on the Revolving Maturity Date to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan made by such Revolving Lender to such Borrower and (ii) on the Term Maturity Date to the Administrative Agent for the account of each Term Lender the then unpaid principal amount of each Term Loan made by such Term Lender to such Borrower.

(b) The records maintained by the Administrative Agent and the Lenders shall (in the case of the Lenders, to the extent they are not inconsistent with the records maintained by the Administrative Agent pursuant to Section 10.04(b)(iv)) be, in the absence of manifest error, prima facie evidence of the existence and amounts of the obligations of the Borrowers in respect of the Loans, LC Disbursements, interest and fees due or accrued hereunder; provided that the failure of the Administrative Agent or any Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Borrowers to pay any amounts due hereunder in accordance with the terms of this Agreement.

(c) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, each applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

SECTION 2.08. Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject to the requirements of this Section.

(b) If, on any date, the Aggregate Revolving Exposure shall exceed the Aggregate Revolving Commitment, then (i) on the last day of any Interest Period for any LIBOR Revolving Borrowing or EURIBOR Revolving Borrowing and (ii) on any other day on which any ABR Revolving Borrowing is outstanding, the applicable Borrowers shall prepay Revolving Loans in an aggregate amount equal to the lesser of (A) the amount necessary to eliminate such excess (after giving effect to any other prepayment of Revolving Loans on such day) and (B) the amount of the applicable Revolving Borrowings referred to in clause (i) or (ii). If, on any date, the Aggregate Revolving Exposure shall exceed 105% of the Aggregate Revolving Commitment, then the applicable Borrowers shall, not later than the next Business Day, prepay one or more Revolving Borrowings (and, if no Revolving Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.20(n)) in an aggregate amount equal to the lesser of (1) the amount necessary to eliminate such excess and (2) the Aggregate Revolving Exposure.

(c) The applicable Borrower (or the Company on its behalf) shall notify the Administrative Agent by telephone (confirmed, with a copy to the Administrative Agent, by hand delivery or facsimile) or in writing of any optional prepayment hereunder (i) in the case of prepayment of a LIBOR Borrowing denominated in US Dollars, not later than 11:00 a.m., Local Time, three Business Days before the date of prepayment, (ii) in the case of a LIBOR Borrowing denominated in an Alternative Currency or a EURIBOR Borrowing, not later than 11:00 a.m., Local Time, four Business Days before the date of such prepayment and (iii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Local Time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the Borrowing or Borrowings to be prepaid and the principal amount of each such Borrowing or portion thereof to be prepaid; provided that (A) if a notice of optional prepayment of Revolving Borrowings is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such notice of termination is revoked in accordance with Section 2.06 and (B) a notice of optional prepayment of Term Borrowings may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type and currency as provided in Section 2.02 (or, if less, the outstanding principal amount of the Loans). Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

SECTION 2.09. Fees. (a) The Company agrees to pay to the Administrative Agent, in US Dollars, for the account of each Revolving Lender a commitment fee (the “Revolving Commitment Fee”), which shall accrue at the Applicable Rate on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Commitment terminates. Revolving Commitment Fees accrued through and including the last day of March, June, September and December of each year shall be made payable in arrears on the fifteenth day after such last day (or if not a Business Day, the next following Business Day), commencing on the first such date to occur after the Effective Date, and accrued Revolving Commitment Fees shall also be payable in arrears on the date on which the Revolving Commitments terminate. All Revolving Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Company agrees to pay to the Administrative Agent, in US Dollars, for the account of each Term Lender a ticking fee (the “Term Ticking Fee”), which shall accrue at 0.200% per annum on the daily amount of the Term Commitment of such Lender during the period (the “Term Ticking Fee Accrual Period”) that (i) commences on the date that is 60 days after the Signing Date and (ii) ends on the earlier of (A) the Term Funding Date and (B) the date on which the Term Commitment of such Lender terminates. Accrued Term Ticking Fees shall be payable in arrears on the last day of the Term Ticking Fee Accrual Period. All Term Ticking Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). If the Pricing Category (determined on the basis of the pricing grid set forth in the definition of the term Applicable Rate) corresponding to the Applicable Ratings in effect on the fifth Business Day after the last day of the Term Ticking Fee Accrual Period shall be numerically higher than Pricing Category 4, then, on the next following Business Day, the Company shall pay to the Administrative Agent, in US Dollars, for the account of each Term Lender, a true-up ticking fee in an amount equal to the excess of (x) the Term Ticking Fee that would have accrued during the Term Ticking Fee Accrual Period for the account of such Term Lender if the rate per annum at which the Term Ticking Fee accrued equaled to the rate per annum corresponding to such numerically higher Pricing Category (as set forth in such pricing grid with respect to the Revolving Commitment Fee) over (y) the amount of the Term Ticking Fee accrued for the account of such Term Lender as set forth in the foregoing provisions of this paragraph.

(c) The Company agrees to pay (i) to the Administrative Agent, in US Dollars, for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to LIBOR Revolving Loans on the average daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, in US Dollars, which shall accrue at 0.125% per annum on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any such LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the fifteenth day after such last day (or if not a Business Day, the next following Business Day) following such day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of the Revolving Commitment Fee, the Term Ticking Fee (including, if applicable, the true-up ticking fee) and the Letter of Credit participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.10. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each LIBOR Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) The Loans comprising each EURIBOR Borrowing shall bear interest at the EURIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of or interest on any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section, (ii) in the case of overdue fees with respect to any Commitment, 2.00% per annum plus the rate applicable to ABR Loans that are of the same Class as the Class of such Commitment, as provided in paragraph (a) of this Section, or (iii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Revolving Loans, as provided in paragraph (a) of this Section.

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of a Revolving Loan, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion or continuation of any LIBOR Loan or EURIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion or continuation. All interest shall be payable in the currency in which the applicable Loan is denominated.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest on Borrowings denominated in Sterling and (ii) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or EURIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11. Alternate Rate of Interest. (a) If prior to the commencement of any Interest Period for a LIBOR Borrowing or a EURIBOR Borrowing of any Class:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the EURIBO Rate, as the case may be, for such Interest Period; or

(ii) the Administrative Agent is advised by a Majority in Interest of the Lenders of such Class that the Adjusted LIBO Rate or the EURIBO Rate, as the case may be, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Company and the Lenders of such Class as promptly as practicable, specifying in reasonable detail the basis for such notice, and, until the Administrative Agent notifies the Company and the Lenders of such Class that the circumstances giving rise to such notice no longer exist, (A) in the case of Term Borrowings and Revolving Borrowings denominated in US Dollars, any Interest Election Request that requests the conversion of any such Borrowing of such Class to, or continuation of any such Borrowing of such Class as, an affected LIBOR Borrowing shall be ineffective, and such Borrowing shall be continued as an ABR Borrowing, (B) any affected LIBOR Revolving Borrowing (if denominated in an Alternative Currency) or EURIBOR Revolving Borrowing shall be repaid on the last day of the then current Interest Period applicable thereto and (C) any Borrowing Request for an affected LIBOR Revolving Borrowing or EURIBOR Revolving Borrowing shall (A) in the case of a Revolving Borrowing denominated in US Dollars, be deemed to be a request for an ABR Borrowing, or (B) in all other cases, be ineffective (and no Revolving Lender shall be obligated to make a Revolving Loan on account thereof).

(b) If at any time the Administrative Agent determines or is advised by the Required Lenders that they shall have determined (which determination shall, in each case, be conclusive absent manifest error) that (i) the circumstances set forth in paragraph (a)(i) of this Section have arisen (including because the applicable Screen Rate is not available or published on a current basis) and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in paragraph (a)(i) of this Section have not arisen but either (w) the supervisor for the administrator of the applicable Screen Rate has made a public statement that the administrator of the applicable Screen Rate is insolvent (and there is no successor administrator that will continue publication of the applicable Screen Rate), (x) the administrator of the applicable Screen Rate has made a public statement identifying a specific date after which the applicable Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the applicable Screen Rate), (y) the supervisor for the administrator of the applicable Screen Rate has made a public statement identifying a specific date after which the applicable Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor or the administrator of the applicable Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the applicable Screen Rate may no longer be used for determining interest rates for loans denominated in the applicable currency, then the Administrative Agent and the Company shall endeavor to establish an alternate rate of interest to the applicable Screen Rate for such currency that gives due consideration to the then prevailing market convention in the United States for determining a rate of interest for syndicated loans denominated in the applicable currency at such time, and the Administrative Agent and the Company shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (it being understood that such amendment shall not reduce the Applicable Rate); provided that if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement. Such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within 10 Business Days of the date a copy of such amendment is provided to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this paragraph (but, in the case of the circumstances described in clause (ii) above, only to the extent the applicable Screen Rate for such Interest Period is not available or published at such time on a current basis), clauses (A), (B) and (C) of paragraph (a) of this Section shall be applicable.

SECTION 2.12. Increased Costs; Illegality. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii) impose on any Lender or any Issuing Bank or the London or European interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of the term “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any Loan), to increase the cost to such Lender, Issuing Bank or other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, from time to time following request of such Lender, Issuing Bank or other Recipient (accompanied by a certificate in accordance with paragraph (e) of this Section), the Company will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient for such additional costs or expenses incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then, from time to time following request of such Lender or such Issuing Bank (accompanied by a certificate in accordance with paragraph (e) of this Section), the Company will pay to such Lender or such Issuing Bank such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) If the cost to any Revolving Lender of making, converting to, continuing or maintaining any Revolving Loan to (or of maintaining its obligation to make any such Revolving Loan) or the cost to any Revolving Lender or any Issuing Bank of participating in, issuing or maintaining any Letter of Credit issued for the account of any Foreign Borrowing Subsidiary (or of maintaining its obligation to participate in or issue any such Letter of Credit) is increased (or the amount of any sum received or receivable by any Revolving Lender or any Issuing Bank (or its applicable lending office) is reduced) by reason of the fact that such Foreign Borrowing Subsidiary is incorporated in, has its principal place of business in, or borrows from a jurisdiction outside the United States of America, then, from time to time following request of such Revolving Lender or Issuing Bank (accompanied by a certificate in accordance with paragraph (e) of this Section), the Company will pay to such Revolving Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Revolving Lender or Issuing Bank or other Recipient for such additional costs incurred or reduction suffered.

(d) Without duplication of any reserve requirement reflected in the Adjusted LIBO Rate, the Company will pay to each Revolving Lender (i) as long as such Revolving Lender shall be required by a central banking or financial regulatory authority with regulatory authority over such Revolving Lender to maintain reserves with respect to liabilities or assets consisting of or including funds or deposits obtained in the London or the European interbank market, additional interest on the unpaid principal amount of each LIBOR Revolving Loan or EURIBOR Revolving Loan equal to the actual costs of such reserves allocable to such Loan by such Revolving Lender (as determined by such Revolving Lender in good faith, which determination shall be conclusive absent manifest error), and (ii) as long as such Revolving Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the LIBOR Revolving Loans or EURIBOR Revolving Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Revolving Commitment or Revolving Loan by such Revolving Lender (as determined by such Revolving Lender in good faith, which determination shall be conclusive absent manifest error), which in each case shall be due and payable on each date on which interest is payable on such Revolving Loan; provided that the Company shall have received the certificate referred to in paragraph (e) of this Section with respect to such additional interest or costs from such Revolving Lender at least 10 days prior to such date (and, in the event such certificate shall have been delivered after such time, then such additional interest or costs shall be due and payable as set forth in paragraph (e) of this Section).

(e) A certificate of a Lender, Issuing Bank, or other Recipient setting forth the basis for and, in reasonable detail (to the extent practicable), computation of the amount or amounts necessary to compensate such Lender, Issuing Bank, or other Recipient or its holding company, as the case may be, as specified in paragraph (a), (b), (c) or (d) of this Section shall be delivered to the Company and, subject to the provision in the next following sentence, shall be conclusive absent manifest error. The Company shall pay such Lender, Issuing Bank or other Recipient, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof; provided that (i) if the Company objects in good faith to any payment demanded under this Section on or before the date such payment is due, then the Company and the Lender, Issuing Bank or other Recipient demanding such payment shall enter into discussions to review the amount due and the Company’s obligation to pay such amount to such Lender, Issuing Bank or other Recipient shall be deferred for 60 days after the original due date thereof and (ii) if the Company and such Lender, Issuing Bank or other Recipient do not otherwise reach agreement on the amount due during such 60 day period, the Company shall pay to such Lender, Issuing Bank or other Recipient at the end of such 60 day period the amount shown as due on the applicable certificate. Notwithstanding the foregoing provisions of this Section, no Lender or Issuing Bank shall demand compensation for any increased or other cost or reduction pursuant to the foregoing provisions of this Section if it shall not at the time be the general policy or practice of such Lender or Issuing Bank to demand (to the extent it is entitled to do so) such compensation from similarly situated borrowers in similar circumstances under comparable provisions of other credit agreements.

(f) Failure or delay on the part of any Lender, Issuing Bank or other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, Issuing Bank’s or such other Recipient’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender, Issuing Bank or other Recipient pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Lender, Issuing Bank or other Recipient, as the case may be, notifies the Company of the Change in Law or other circumstance giving rise to such increased costs or expenses or reductions and of such Lender’s, Issuing Bank’s or other Recipient’s intention to claim compensation therefor; provided further that if the Change in Law or other circumstance giving rise to such increased costs, expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(g) If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or the applicable lending office of such Lender to make, maintain or fund any LIBOR Loan or EURIBOR Loan or to charge interest with respect to any Loan, or to determine or charge interest rates, based upon the LIBO Rate or EURIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, the applicable currency in the London or European interbank market, then, upon notice thereof by such Lender to the Company and the Administrative Agent, (i) any obligation of such Lender to make, maintain or fund any LIBOR Loan or EURIBOR Loan (if applicable, in such currency), or to continue any LIBOR Loan (if applicable, in such currency) or EURIBOR Loan or convert any ABR Loan into a LIBOR Loan, or to charge interest with respect to any Loan, or to determine or charge interest rates, based upon the LIBO Rate or EURIBO Rate, as the case may be, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Adjusted LIBO Rate component of the Alternate Base Rate, the interest rate on ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (A) the applicable Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent) prepay LIBOR Loans or EURIBOR Loans, as the case may be, of such Lender or, if applicable, convert all LIBOR Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans or EURIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans or EURIBOR Loans and (B) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBO Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBO Rate. Upon any such prepayment or conversion, the Company shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.13. Break Funding Payments. In the event of (a) the payment of any principal of any LIBOR Loan or EURIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Loan or EURIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert or continue any LIBOR Loan or EURIBOR Loan on the date specified in any notice delivered pursuant hereto (whether or not such notice may be revoked in accordance with the terms hereof), (d) the failure to prepay any LIBOR Loan or EURIBOR Loan on a date specified therefor in any notice of prepayment given by the Company (whether or not such notice may be revoked in accordance with the terms hereof) or (e) the assignment of any LIBOR Loan or EURIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.16, then, in any such event, the Company shall compensate each Lender for the loss, cost and expense (but not lost profits) attributable to such event (including, to the extent that any of foregoing Loans are denominated in any Alternative Currency, the loss, cost and expense (but not lost profits) of such Lender attributable to the premature unwinding of any hedging agreement entered into by such Lender in respect to the foreign currency exposure attributable to such Loan), within 30 days following request of such Lender (accompanied by a certificate described below in this Section). Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate or EURIBO Rate that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid if it were to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the London or European interbank market. A certificate of any Lender delivered to the Company and setting forth the basis for and, in reasonable detail (to the extent practicable), computation of any amount or amounts that such Lender is entitled to receive pursuant to this Section shall, subject to the proviso in the next following sentence, be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof; provided that (A) if the Company objects in good faith to any payment demanded under this Section on or before the date such payment is due, then the Company and the applicable Lender shall enter into discussions to review the amount due and the Company’s obligation to pay such amount to such Lender shall be deferred for 60 days after the original due date thereof and (B) if the Company and such Lender do not otherwise reach agreement on the amount due during such 60 day period, the Company shall pay to such Lender at the end of such 60 day period the amount shown as due on the applicable certificate.

SECTION 2.14. Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse the Administrative Agent for the payment of, any Other Taxes.

(c) Evidence of Payment. As soon as practicable after any payment of Taxes by any Borrower to a Governmental Authority pursuant to this Section, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrowers. The Borrowers shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify within 10 days after demand therefor (i) the Administrative Agent for any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) the Administrative Agent and the Company as applicable, for any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(c)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or the Company in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company and the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the applicable Borrower is a US Person:

(A) any Lender that is a US Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, Taxes pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, Taxes pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “US Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a US Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a US Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in Taxes, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) If a payment made to a Lender under any Loan Document would be subject to Taxes imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the

Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) For purposes of this Section, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.15. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document prior to the time required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., Local Time), on the date when due, in immediately available funds, without any defense, setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to such account as may be specified by the Administrative Agent, except payments to be made directly to any Issuing Bank shall be so made and except that payments pursuant to Sections 2.12, 2.13, 2.14, 10.03 and 10.17 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan or LC Disbursement shall, except as otherwise expressly provided herein, be made in the currency of such Loan or LC Disbursement; all other payments hereunder and under each other Loan Document shall be made in US Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied towards payment of the amounts then due hereunder ratably among the parties entitled thereto, in accordance with the amounts then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans or participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall notify the Administrative Agent of such fact and shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of principal of and accrued interest on their Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any Person that is an Eligible Assignee (as such term is defined herein from time to time). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or Issuing Banks, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the applicable Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent at (i) if such amount is denominated in US Dollars, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) if such amount is denominated in any other currency, a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent or any Issuing Bank, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender pursuant to Section 2.04(b), 2.14(e), 2.15(d), 2.20(d), 2.20(f) or 10.03(c), in each case in such order as shall be determined by the Administrative Agent in its discretion.

(f) In the event that any financial statements delivered under Section 5.01(a) or 5.01(b), or any Compliance Certificate delivered under Section 5.01(c), shall prove to have been inaccurate, and such inaccuracy shall have resulted in the payment of any interest or fees at rates lower than those that were in fact applicable for any period (based on the actual Leverage Ratio), then, if such inaccuracy is discovered prior to the termination of the Commitments and the repayment in full of the principal of all Loans and the reduction of the LC Exposure to zero, the Borrowers shall pay to the Administrative Agent, for distribution to the Lenders (or former Lenders) as their interests may appear, the accrued interest or fees that should have been paid but were not paid as a result of such misstatement.

SECTION 2.16. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.12, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall (at the request of the Company) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation within 30 days following the written request of such Lender (accompanied by reasonable back-up documentation relating thereto).

(b) If (i) any Lender requests compensation under Section 2.12 or is unable to make LIBOR Loans or EURIBOR Loans pursuant to Section 2.12(g), (ii) any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, (iii) any Lender has become a Defaulting Lender or (iv) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 10.02 requires the consent of all the Lenders (or all the affected Lenders or all the Lenders of the affected Class) and with respect to which the Required Lenders (or, in circumstances where Section 10.02 does not require the consent of the Required Lenders, a Majority in Interest of the Lenders of the affected Class) shall have granted their consent, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or 2.14) and obligations under this Agreement and the other Loan Documents (or, in the case of any such assignment and delegation resulting from a failure to provide a consent, all its interests, rights and obligations under this Agreement and the other Loan Documents as a Lender of a particular Class) to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Company shall have received the prior written consent of the Administrative Agent and, in circumstances where its consent would be required under Section 10.04, each Issuing Bank, which consent shall not be unreasonably withheld, conditioned or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and, if applicable, participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (if applicable, in each case only to the extent such amounts relate to its interest as a Lender of a particular Class) from the assignee (in the case of such principal and accrued interest and fees) or the Company (in the case of all other amounts), (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments, (D) such assignment does not conflict with applicable law and (E) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver, discharge or termination can be effected. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation have ceased to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

SECTION 2.17. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) the Revolving Commitment Fees and the Term Ticking Fees shall cease to accrue on the unused amount of the Revolving Commitment or on the Term Commitment, as the case may be, of such Defaulting Lender;

(b) the Revolving Commitment, the Revolving Exposure, the Term Commitment and the Term Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 10.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 10.02, require the consent of such Defaulting Lender in accordance with the terms hereof;

(c) if any LC Exposure exists at the time any Revolving Lender becomes a Defaulting Lender, then:

(i) the LC Exposure of such Defaulting Lender (other than any portion thereof attributable to unreimbursed LC Disbursements with respect to which such Defaulting Lender shall have funded its participation as contemplated by Sections 2.20(d) and 2.20(f)) shall be reallocated among the Non-Defaulting Revolving Lenders in accordance with their respective Applicable Percentages but only to the extent that the sum of all Non-Defaulting Revolving Lenders’ Revolving Exposures plus such Defaulting Lender’s LC Exposure (excluding the portion thereof referred to above) does not exceed the sum of all Non-Defaulting Revolving Lenders’ Revolving Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following written notice by the Administrative Agent cash collateralize for the benefit of the Issuing Banks the portion of such Defaulting Lender’s LC Exposure (other than any portion thereof referred to in the parenthetical in such clause (i)) that has not been reallocated as set forth in such clause in accordance with the procedures set forth in Section 2.20(n) for so long as such LC Exposure is outstanding;

(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay participation fees to such Defaulting Lender pursuant to Section 2.09(c) with respect to such portion of such Defaulting Lender’s LC Exposure for so long as such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if any portion of the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.09(a) and 2.09(c) shall be adjusted to give effect to such reallocation; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure that is subject to reallocation pursuant to clause (i) above is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all participation fees payable under Section 2.09(c) with respect to such portion of its LC Exposure shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such portion of the LC Exposure of such Defaulting Lender attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless, in each case, it is satisfied that the related exposure and such Defaulting Lender’s then outstanding LC Exposure will be fully covered by the Revolving Commitments of the Non-Defaulting Revolving Lenders and/or cash collateral provided by the Borrowers in accordance with clause (c) above, and participating interests in any such issued, amended, renewed or extended Letter of Credit will be allocated among the Non-Defaulting Revolving Lenders in a manner consistent with clause (c)(i) above (and such Defaulting Lender shall not participate therein).

In the event that (x) a Bankruptcy Event with respect to a Lender Parent of a Revolving Lender shall have occurred following the Effective Date and for so long as such Bankruptcy Event shall continue or (y) any Issuing Bank has a good faith belief that any Revolving Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Revolving Lender commits to extend credit, no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless, in each case, such Issuing Bank shall have entered into arrangements with the Company and any other applicable Borrower or such Revolving Lender satisfactory to such Issuing Bank to defease any risk to it in respect of such Revolving Lender hereunder.

In the event that the Administrative Agent, the Company and each Issuing Bank each agree that a Defaulting Lender that is a Revolving Lender has adequately remedied all matters that caused such Revolving Lender to be a Defaulting Lender, then the LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such

Revolving Lender’s Revolving Commitment and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders as the Administrative Agent shall determine to be necessary in order for such Revolving Lender to hold such Revolving Loans in accordance with its Applicable Percentage, and such Revolving Lender shall thereupon cease to be a Defaulting Lender (but shall not be entitled to receive any Revolving Commitment Fees accrued during the period when it was a Defaulting Lender, and all amendments, waivers or modifications effected without its consent in accordance with the provisions of Section 10.02 and this Section during such period shall be binding on it).

In the event that the Administrative Agent and the Company each agree that a Defaulting Lender that is a Term Lender has adequately remedied all matters that caused such Term Lender to be a Defaulting Lender, then on such date such Term Lender shall take such actions as the Administrative Agent may determine to be appropriate in connection with such Term Lender ceasing to be a Defaulting Lender, and such Term Lender shall thereupon cease to be a Defaulting Lender (but shall not be entitled to receive any Term Ticking Fees accrued during the period when it was a Defaulting Lender, and all amendments, waivers or modifications effected without its consent in accordance with the provisions of Section 10.02 and this Section during such period shall be binding on it).

The rights and remedies against, and with respect to, a Defaulting Lender under this Section are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent, any Issuing Bank, any Lender or the Borrowers may at any time have against, or with respect to, such Defaulting Lender.

SECTION 2.18. Incremental Facilities. (a) The Company may on one or more occasions, by written notice to the Administrative Agent, request (i) the establishment of Incremental Revolving Commitments and/or (ii) the establishment of Incremental Term Commitments; provided that (A) the aggregate amount of all the Incremental Commitments established hereunder shall not exceed US$500,000,000 and (B) no Incremental Commitments may be established until after the earliest of (x) the Term Funding Date, (y) the date of the consummation of the Viewpoint Acquisition without using the Term Facility or (z) the termination of the Viewpoint Acquisition Agreement in accordance with the terms thereof. Each such notice shall specify (1) the date on which the Company proposes that the Incremental Revolving Commitments or the Incremental Term Commitments, as applicable, shall be effective, which shall be a date not less than 10 Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent and (2) the amount of the Incremental Revolving Commitments or Incremental Term Commitments, as applicable, being requested (it being agreed that (x) any Lender approached to provide any Incremental Revolving Commitment or Incremental Term Commitment may elect or decline, in its sole discretion, to provide such Incremental Revolving Commitment or Incremental Term Commitment and (y) any Person that the Company proposes to become an Incremental Lender, if such Person is not then a Lender, must be an Eligible Assignee and must be reasonably acceptable to the Administrative Agent and, in the case of any proposed Incremental Revolving Lender, each Issuing Bank).

(b) The terms and conditions of any Incremental Revolving Commitment and the Loans and other extensions of credit to be made thereunder shall be identical to those of the Revolving Commitments and the Revolving Loans and other extensions of credit made thereunder, and shall be treated as a single Class with such Revolving Commitments and Revolving Loans. The terms and conditions of any Incremental Term Loans shall be such as the Company and the applicable Incremental Term Lenders shall agree upon; provided that (i) the Incremental Term Loans shall be extensions of credit to the Company that are not guaranteed by any Person, unless such Person guarantees all the Obligations on equal and ratable terms pursuant to documentation reasonably satisfactory to the Administrative Agent, (ii) the Incremental Term Loans shall rank pari passu in right of payment with the other Loans and the other Obligations and shall not be secured by any Liens on any assets of the Company or its Subsidiaries, (iii) the Incremental Facility Agreement with respect thereto shall not contain any affirmative, negative or financial covenant applicable to the Company or the Subsidiaries or any event of default that benefits the Incremental Term Lenders (but not the other Lenders), in each case, except if this Agreement is amended to include such affirmative, negative or financial covenant or event of default for the benefit of all Lenders and (iv) if any Term Loans shall be outstanding immediately after giving effect to the incurrence of such Incremental Term Loans and the application of the proceeds thereof, (A) the Incremental Term Maturity Date with respect to such Incremental Term Loans shall be no earlier than the Term Maturity Date, (B) the weighted average life to maturity of such Incremental Term Loans shall be no shorter than the remaining weighted average life to maturity of the Term Loans and (C) such Incremental Term Loans shall not be subject to any mandatory prepayment provisions. Any Incremental Term Commitments established pursuant to a single Incremental Facility Agreement that have identical terms and conditions, and any Incremental Term Loans made thereunder, shall be designated as a separate “Class” of Commitments or Loans for all purposes of this Agreement; provided that any Incremental Term Loans that have identical terms as any other Class of “term” Loans then outstanding (in each case, disregarding any differences in original issue discount or upfront fees if not affecting the fungibility thereof for US federal income tax purposes) may, at the election of the Company, be treated as a single Class with such outstanding “term” Loans.

(c) The Incremental Commitments shall be effected pursuant to one or more Incremental Facility Agreements executed and delivered by the Company, each Incremental Lender providing such Incremental Commitments and the Administrative Agent; provided that no Incremental Commitments shall become effective unless (i) no Default or Event of Default shall have occurred and be continuing on the date of effectiveness thereof, both immediately prior to and immediately after giving effect to such Incremental Commitments and the making of any Loans thereunder to be made on such date, (ii) on the date of effectiveness thereof, the representations and warranties of the Borrowers set forth in the Loan Documents shall be true and correct in (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date of effectiveness, except in the case of any such representation or warranty that expressly relates to a prior date, in which case such representation or warranty shall be so true and correct on and as of such prior date, (iii) after giving effect to such Incremental Commitments (and assuming the making of Loans thereunder in the full amount thereof), the Company shall be in pro forma compliance with the financial covenants set forth in Section 6.09 as of the end of the most recent fiscal quarter for which financial statements shall have been delivered under Section 5.01(a) or 5.01(b), (iv) the Borrowers shall make any payments required to be made pursuant to Section 2.13 in connection with such Incremental Commitments and the related transactions under this Section and (v) the Company shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall have been reasonably be requested by the Administrative Agent in connection with any such transaction. Each Incremental Facility Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Company, to give effect to the provisions of this Section, including any amendments necessary or appropriate to treat the Incremental Term Commitments and the Incremental Term Loans as a new Class of Commitments and Loans hereunder (including for purposes of voting)

(d) Upon the effectiveness of an Incremental Commitment of any Incremental Lender, (i) such Incremental Lender shall be deemed to be a “Lender” (and a Lender in respect of Commitments and Loans of the applicable Class) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and under the other Loan Documents and shall be bound by all agreements, acknowledgements and other obligations of Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and under the other Loan Documents and (ii) in the case of any Incremental Revolving Commitment, (A) such Incremental Revolving Commitment shall constitute (or, in the event such Incremental Lender already has a Revolving Commitment, shall increase) the Revolving Commitment of such Incremental Lender and (B) the Aggregate Revolving Commitment shall be increased by the amount of such Incremental Revolving Commitment, in each case, subject to further increase or reduction from time to time as provided herein. For the avoidance of doubt, upon the effectiveness of any Incremental Revolving Commitment, the Applicable Percentages of all the Revolving Lenders shall automatically be adjusted to give effect thereto.

(e) On the date of effectiveness of any Incremental Revolving Commitments, (i) the aggregate principal amount of the Revolving Loans outstanding (the “Existing Revolving Borrowings”) immediately prior to the effectiveness of such Incremental Revolving Commitments shall be deemed to be repaid, (ii) each Incremental Revolving Lender that shall have had a Revolving Commitment prior to the effectiveness of such Incremental Revolving Commitments shall pay to the Administrative Agent in same day funds and in the applicable currency an amount equal to the difference between (A) the product of (1) such Lender’s Applicable Percentage (calculated after giving effect to the effectiveness of such Incremental Revolving Commitments) multiplied by (2) the amount of each Resulting Revolving Borrowing (as hereinafter defined) and (B) the product of (1) such Lender’s Applicable Percentage (calculated without giving effect to the effectiveness of such Incremental Revolving Commitments) multiplied by (2) the amount of each corresponding Existing Revolving Borrowing, (iii) each Incremental Revolving Lender that shall not have had a Revolving Commitment prior to the effectiveness of such Incremental Revolving Commitments shall pay to Administrative Agent in same day funds and in the applicable currency an amount equal to the product of (1) such Lender’s Applicable Percentage (calculated after giving effect to the effectiveness of such Incremental Revolving Commitments) multiplied by (2) the amount of each Resulting Revolving Borrowing, (iv) after the Administrative Agent receives the funds specified in clauses (ii) and (iii) above, the Administrative Agent shall pay to each Revolving Lender the portion of such funds that is equal to the difference between (A) the product of (1) such Lender’s Applicable Percentage (calculated without giving effect to the effectiveness of such Incremental Revolving Commitments) multiplied by (2) the amount of each Existing Revolving Borrowing, and (B) the product of (1) such Lender’s Applicable Percentage (calculated after giving effect to the effectiveness of such Incremental Revolving Commitments) multiplied by (2) the amount of each corresponding Resulting Revolving Borrowing, (v) after the effectiveness of such Incremental Revolving Commitments, the applicable Borrowers shall be deemed to have made new Revolving Borrowings (the “Resulting Revolving Borrowings”) in amounts and currencies equal to the amount and currencies of the Existing Revolving Borrowings and of the Types and for the Interest Periods specified in a Borrowing Request delivered to the Administrative Agent in accordance with Section 2.03 (and the Company shall, on behalf of all applicable Borrowers, deliver such Borrowing Request), (vi) each Revolving Lender shall be deemed to hold its Applicable Percentage of each Resulting Revolving Borrowing (calculated after giving effect to the effectiveness of such Incremental Revolving Commitments) and (vii) the applicable Borrowers shall pay each Revolving Lender any and all accrued but unpaid interest on its Revolving Loans comprising the Existing Revolving Borrowings. The deemed payments of the Existing Revolving Borrowings made pursuant to clause (i) above shall be subject to compensation by the Borrowers pursuant to the provisions of Section 2.13 if the date of the effectiveness of such Incremental Revolving Commitments occurs other than on the last day of the Interest Period relating thereto.

(f) Subject to the terms and conditions set forth herein and in the applicable Incremental Facility Agreement, each Lender holding an Incremental Term Commitment of any Class shall make a Loan to the Company in an amount equal to such Incremental Term Commitment on the date specified in such Incremental Facility Agreement.

(g) The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Company referred to in paragraph (a) of this Section and of the effectiveness of any Incremental Commitments, in each case advising the Lenders of the details thereof and, in the case of effectiveness of any Incremental Revolving Commitments, of the Applicable Percentages of the Revolving Lenders after giving effect thereto.

SECTION 2.19. Bridge Facility. (a) The Company may, by written notice to the Administrative Agent, request the establishment of Bridge Commitments, provided that the aggregate amount of the Bridge Commitments established hereunder shall not exceed the Bridge Facility Amount. Each such notice shall specify (i) the date on which the Company proposes that the Bridge Commitments shall become effective, which shall be a date not less than 10 Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent, and (ii) the amount of the Bridge Commitments being established (it being agreed that (A) except to the extent such Lender shall have separately agreed in writing to provide any Bridge Commitment, any Lender approached to provide any Bridge Commitment may elect or decline, in its sole discretion, to provide such Bridge Commitment and (B) any Person that the Company proposes to become a Bridge Lender, if such Person is not then a Lender, must be an Eligible Assignee and, if such Person is not a Specified Permitted Lender, must be reasonably acceptable to the Administrative Agent).

(b) The terms and conditions of the Bridge Commitments and the Bridge Loans to be made thereunder shall be as set forth in the Bridge Facility Agreement, provided that (i) the Bridge Loans shall be extensions of credit to the Company that are not guaranteed by any Person, unless such Person guarantees all the Obligations on equal and ratable terms pursuant to documentation reasonably satisfactory to the Administrative Agent, (ii) the Bridge Loans shall rank pari passu in right of payment with the other Loans and other Obligations and shall not be secured by any Liens on any assets of the Company or its Subsidiaries and (iii) the Bridge Facility Agreement shall not contain any affirmative, negative or financial covenant applicable to the Company or the Subsidiaries or any event of default that benefits the Bridge Lenders (but not the other Lenders), in each case, except if this Agreement is amended to include such affirmative, negative or financial covenant or event of default for the benefit of all Lenders (it being understood that nothing in this clause (iii) shall limit the scheduled maturity date, interest rate, benchmark rate floors, fees, original issue discounts, commitment termination requirements (including mandatory reductions) and prepayment requirement (including mandatory prepayments) applicable to the Bridge Commitments or the Bridge Loans).

(c) The Bridge Commitments shall be effected pursuant to a Bridge Facility Agreement executed and delivered by the Company, each Bridge Lender providing such Bridge Commitments and the Administrative Agent, subject to the satisfaction of such conditions precedent thereto as may be set forth in the Bridge Facility Agreement. The Bridge Facility Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Company, to give effect to the provisions of this Section, including any amendments necessary or appropriate to treat the Bridge Commitments and the Bridge Loans as a new Class of Commitments and Loans hereunder (including for purposes of voting).

(d) Upon the effectiveness of the Bridge Commitment of any Bridge Lender, such Bridge Lender shall be deemed to be a “Lender” (and a Lender in respect of Commitments and Loans of the applicable Class) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and under the other Loan Documents and shall be bound by all agreements, acknowledgements and other obligations of Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and under the other Loan Documents.

(e) The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Company referred to in paragraph (a) of this Section and of the effectiveness of the Bridge Commitments, in each case advising the Lenders of the details thereof.

SECTION 2.20. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, any Borrower may request any Issuing Bank to issue Letters of Credit (or to amend, renew or extend outstanding Letters of Credit) denominated in any LC Currency, for its own account or, so long as the Company is a joint and several co-applicant with respect thereto, for the account of any Subsidiary, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Borrower to, or entered into by any Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The Company unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the account of any Subsidiary as provided in the first sentence of this paragraph, the Company will be fully responsible for the reimbursement of LC Disbursements, the payment of interest thereon and the payment of fees due under Section 2.09(c) to the same extent as if it were the sole account party in respect of such Letter of Credit (the Company hereby irrevocably waiving, to the extent permitted by applicable law, any defenses that might otherwise be available to it as a guarantor of the obligations of any Subsidiary that shall be an account party in respect of any such Letter of Credit). Each Existing Letter of Credit shall be deemed, for all purposes of this Agreement (including paragraphs (d) and (f) of this Section), to be a Letter of Credit issued hereunder on the Effective Date for the account of the applicable Borrower. This Section shall not be construed to impose an obligation upon any Issuing Bank to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or, in the case of any Borrowing Subsidiary, shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense, in each case for which such Issuing Bank is not otherwise compensated hereunder, (ii) the issuance of such Letter of Credit would violate one or more policies of general applicability of such Issuing Bank or (iii) such Letter of Credit is not in the currency approved for issuance by such Issuing Bank. The issuance of Letters of Credit by any Issuing Bank shall be subject to customary procedures of such Issuing Bank. No Issuing Bank shall be required to issue (but if requested as set forth above, may issue) commercial Letters of Credit.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit (other than an automatic renewal permitted pursuant to paragraph (c) of this Section), the applicable Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent, reasonably in advance of the requested date of issuance, amendment, renewal or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency of such Letter of Credit (which shall be an LC Currency), the name and address of the beneficiary thereof and such other information as shall be necessary to enable the applicable Issuing Bank to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any such request. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon each issuance, amendment, renewal or extension of any Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure attributable to Letters of Credit issued by any Issuing Bank will not exceed the LC Commitment of such Issuing Bank, (ii) the LC Exposure will not exceed US$50,000,000 and (iii) the Revolving Exposure of each Lender will not exceed its Revolving Commitment. Each Issuing Bank agrees that it shall not permit any issuance, amendment, renewal or extension of a Letter of Credit to occur unless it shall have given to the Administrative Agent written notice thereof required under paragraph (k) of this Section.

(c) Expiration Date. Each Letter of Credit shall by its terms expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date; provided that any Letter of Credit may contain customary automatic renewal provisions agreed upon by the applicable Borrower and the applicable Issuing Bank pursuant to which the expiration date of such Letter of Credit shall automatically be extended for a period of up to 12 months (but not to a date later than the date set forth in clause (ii) above), subject to a right on the part of such Issuing Bank to prevent any such renewal from occurring by giving notice to the beneficiary in advance of any such renewal.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, the Issuing Bank that is the issuer thereof hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (f) of this Section, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason. Such payment by the Revolving Lenders shall be made (i) if the currency of the applicable LC Disbursement or reimbursement payment shall be US Dollars, in US Dollars and (ii) subject to paragraph (l) of this Section, if the currency of the applicable LC Disbursement or reimbursement payment shall be a currency other than US Dollars, in US Dollars in an amount equal to the US Dollar Equivalent of such LC Disbursement or reimbursement payment, calculated by the Administrative Agent using the LC Exchange Rate on the applicable LC Participation Calculation Date. Each Revolving Lender acknowledges and agrees that (i) its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit, any fluctuation in currency values, the occurrence and continuance of any Default, any reduction or termination of the Revolving Commitments or any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the expiration thereof or of the Revolving Commitments, and (ii) each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender further acknowledges and agrees that, in issuing, amending, renewing or extending any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Borrowers deemed made pursuant to Section 4.03, unless, at least two Business Days prior to the time such Letter of Credit is issued, amended, renewed or extended (or, in the case of an automatic renewal permitted pursuant to paragraph (c) of this Section, at least two Business Days prior to the time by which the election not to extend must be made by the applicable Issuing Bank), a Majority in Interest of the Revolving Lenders shall have notified the applicable Issuing Bank (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.03(a) or 4.03(b) would not be satisfied if such Letter of Credit were then issued, amended, renewed or extended (it being understood and agreed that, in the event any Issuing Bank shall have received any such notice, no Issuing Bank shall have any obligation to issue, amend, renew or extend any Letter of Credit until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).

(e) Disbursements. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by it and shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by hand delivery or facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve any Borrower of its obligation to reimburse such LC Disbursement.

(f) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount in the currency of such LC Disbursement equal to such LC Disbursement not later than (i) if such Borrower shall have received notice of such LC Disbursement prior to 12:00 p.m., Local Time, on any Business Day, then 2:00 p.m., Local Time, on such Business Day or (ii) otherwise, 12:00 p.m., Local Time, on the Business Day immediately following the day that such Borrower receives such notice; provided that, if such LC Disbursement is denominated in US Dollars and is not less than US$1,000,000, the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the applicable Borrower fails to make any such reimbursement payment when due, (A) if such payment relates to a Letter of Credit denominated in any currency other than US Dollars, automatically and with no further action required, the obligation of such Borrower to reimburse the applicable LC Disbursement shall be permanently converted into an obligation to reimburse the US Dollar Equivalent, calculated using the LC Exchange Rate on the applicable LC Participation Calculation Date, of such LC Disbursement and (B) in the case of each LC Disbursement, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the amount of the payment then due from such Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof, and each Revolving Lender shall pay in US Dollars to the Administrative Agent on the date such notice is received its Applicable Percentage of the payment then due from such Borrower, in the same manner as provided in Section 2.04 with respect to Revolving Loans made by such Lender (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from a Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement. If the applicable Borrower’s reimbursement of, or obligation to reimburse, any amounts in any currency other than US Dollars would subject the Administrative Agent, the applicable Issuing Bank or any Revolving Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in US Dollars, such Borrower shall pay the amount of any such tax requested by the Administrative Agent, such Issuing Bank or such Revolving Lender.

(g) Obligations Absolute. Each Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section is absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement or any other Loan Document, or any term or provision thereof or hereof, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the stated expiration date thereof or of the Commitments or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of, or provide a right of setoff against, the applicable Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any other act, failure to act or other event or circumstance; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that unless a court of competent jurisdiction shall have determined in a final and nonappealable judgment that in making any such determination the applicable Issuing Bank acted with gross negligence, bad faith or wilful misconduct, such Issuing Bank shall be deemed to have exercised care in such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof (determined in accordance with the definition thereof) shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrower reimburses such LC Disbursement, (i) in the case of any LC Disbursement denominated in US Dollars, and at all times following the conversion to US Dollars of any LC Disbursement made in any other LC Currency pursuant to paragraph (f) or (l) of this Section, at the rate per annum then applicable to ABR Revolving Loans and (ii) if such LC Disbursement is made in an LC Currency other than US Dollars, at all times prior to its conversion to US Dollars pursuant to paragraph (f) or (l) of this Section, at a rate equal to the rate reasonably determined by the applicable Issuing Bank to be the cost to such Issuing Bank of funding such LC Disbursement (which determination shall be conclusive absent manifest error) plus the Applicable Rate applicable to LIBOR Revolving Loans at such time; provided that, if the applicable Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.10(d) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Bank shall be paid to the Administrative Agent for the account of such Revolving Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the applicable Borrower reimburses the applicable LC Disbursement in full.

(i) Designation of Additional Issuing Banks. The Company may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned), designate as additional Issuing Banks one or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, executed by the Company, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.

(j) Termination of an Issuing Bank. The Company may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the 10th Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such termination shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.09(c). Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit.

(k) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, (i) report in writing to the Administrative Agent periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the currency and stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date, currency and amount of such LC Disbursement, (iv) on any Business Day on which any Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the currency and amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(l) Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Section 7.01, all amounts (i) that the Borrowers are at the time or become thereafter required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Letter of Credit denominated in an LC Currency other than US Dollars (other than amounts in respect of which any Borrower has deposited cash collateral, if such cash collateral was deposited in the applicable currency), (ii) that the Revolving Lenders are at the time or become thereafter required to pay to the Administrative Agent (and the Administrative Agent is at the time or becomes thereafter required to distribute to the applicable Issuing Bank) pursuant to paragraph (f) of this Section in respect of unreimbursed LC Disbursements made under any Letter of Credit denominated in an LC Currency other than US Dollars and (iii) of each Revolving Lender’s participation in any Letter of Credit denominated in an LC Currency other than US Dollars under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into the US Dollar Equivalent, calculated using the LC Exchange Rate on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made), of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, any Issuing Bank or any Revolving Lender in respect of the obligations described in this paragraph shall accrue and be payable in US Dollars at the rates otherwise applicable hereunder.

(m) Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases (other than any such increase consisting of the reinstatement of an amount previously drawn thereunder and reimbursed), whether or not such maximum stated amount is in effect at the time of determination.

(n) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or a Majority in Interest of the Revolving Lenders demanding the deposit of cash collateral pursuant to this paragraph, each Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders and the Issuing Banks, an amount in US Dollars equal to the LC Exposure attributable to Letters of Credit issued for the account of such Borrower as of such date plus any accrued and unpaid interest thereon; provided that (i) amounts payable in respect of any Letter of Credit or LC Disbursement shall be payable in the currency of such Letter of Credit or LC Disbursement, except that LC Disbursements in an LC Currency other than US Dollars in respect of which the applicable Borrower’s reimbursement obligations have been converted to obligations in US Dollars as provided in paragraph (f) or (l) of this Section and interest accrued thereon shall be payable in US Dollars, and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower under clause (e) or (f) of Section 7.01. The Borrowers shall also deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.08(b) or 2.17(c). Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the applicable Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be in Cash Equivalents and shall be made at the option and sole discretion of the Administrative Agent and at the applicable Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of (A) a Majority in Interest of the Revolving Lenders and (B) in the case of any such application at a time when any Revolving Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining cash collateral shall be less than the total LC Exposure of all the Defaulting Lenders), the consent of each Issuing Bank), be applied to satisfy other obligations of the Borrowers under this Agreement. If a Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrowers are required to provide an amount of cash collateral hereunder pursuant to Section 2.08(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers to the extent that the applicable excess referred to in such Section shall have been eliminated and no Default shall have occurred and be continuing. If the Borrowers provide an amount of cash collateral hereunder pursuant to Section 2.17(c), such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers, upon request of the Borrowers, to the extent that, after giving effect to such return, no Issuing Bank shall have any exposure in respect of any outstanding Letter of Credit that is not fully covered by the Revolving Commitments of the Non-Defaulting Revolving Lenders and/or the remaining cash collateral and no Event of Default shall have occurred and be continuing.

SECTION 2.21. Borrowing Subsidiaries. (a) The Company may at any time and from time to time request the designation of any wholly-owned Subsidiary as a Borrowing Subsidiary by delivery to the Administrative Agent of a written request therefor. The effectiveness of any such designation shall be subject to (i) other than in the case of such designation of Trimble Europe B.V., prior written consent thereto by the Administrative Agent and each Revolving Lender (in each case, not to be unreasonably withheld or delayed), it being understood that a Revolving Lender shall be deemed to have acted reasonably in withholding its consent if (A) it is unlawful (or such Revolving Lender cannot or has not been able to determine that it is lawful) for such Revolving Lender to make Revolving Loans and other extensions of credit under this Agreement to such Subsidiary, (B) the making of Revolving Loans or other extensions of credit under this Agreement to such Subsidiary might subject such Revolving Lender to adverse tax consequences for which it is not reimbursed hereunder, (C) such Revolving Lender would be required to, or has determined that it would be prudent to, register or file in the jurisdiction of formation, organization or location of such Subsidiary in order to make Revolving Loans or other extensions of credit under this Agreement to such Subsidiary, and such Revolving Lender does not wish to do so or (D) such Revolving Lender is restricted by operational or administrative procedures or other applicable internal policies from making Revolving Loans or other extensions of credit under this Agreement to Persons formed, organized or located in the jurisdiction in which such Subsidiary is formed, organized or located, and (ii) (A) each Lender having received all documentation and other information with respect to such Subsidiary required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, that shall have been requested by such Lender prior to a deadline notified by the Administrative Agent to the Lenders (which deadline shall be set by the Administrative Agent in its reasonable discretion and in consultation with the Company) and (B) to the extent such Subsidiary qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Administrative Agent having received a Beneficial Ownership Certification in relation to such Subsidiary prior to a deadline notified by the Administrative Agent (which deadline shall be set by the Administrative Agent in its reasonable discretion and in consultation with the Company). Upon the execution and delivery of a Borrowing Subsidiary Accession Agreement by the Company and such Subsidiary, and the acceptance thereof by the Administrative Agent, such Subsidiary shall for all purposes of this Agreement be a Borrowing Subsidiary and a party to this Agreement.

(b) Upon the execution by the Company and delivery to the Administrative Agent of a Borrowing Subsidiary Termination with respect to any Borrowing Subsidiary, such Subsidiary shall cease to be a Borrowing Subsidiary and a party to this Agreement; provided that no Borrowing Subsidiary Termination will become effective as to any Borrowing Subsidiary (other than to terminate such Borrowing Subsidiary’s right to make further Revolving Borrowings or obtain Letters of Credit under this Agreement) at a time when any principal of or interest on any Revolving Loan to such Borrowing Subsidiary, or any Letter of Credit issued for the account of such Borrowing Subsidiary, shall be outstanding hereunder or any fees or other amounts remain unpaid with respect thereto. As soon as practicable upon receipt of a Borrowing Subsidiary Termination, the Administrative Agent shall make a copy thereof available to each Revolving Lender.

(c) Each Borrowing Subsidiary hereby irrevocably appoints the Company as its agent for all purposes of this Agreement and the other Loan Documents, including (i) the giving and receipt of notices (including any Borrowing Request and any Interest Election Request) and (ii) the execution and delivery of all documents, instruments and certificates contemplated herein. Each Borrowing Subsidiary hereby acknowledges that any amendment or other modification to this Agreement or any other Loan Document may be effected as set forth in Section 10.02, that no consent of such Borrowing Subsidiary shall be required to effect any such amendment or other modification and that such Borrowing Subsidiary shall be bound by this Agreement or any other Loan Document (if it is theretofore a party thereto) as so amended or modified.

ARTICLE III

Representations and Warranties

The Company represents and warrants to the Administrative Agent, the Lenders and the Issuing Banks, on the Effective Date, the Term Funding Date and on each other date on which representations and warranties are required to be, or are deemed to be, made under the Loan Documents, that:

SECTION 3.01. Organization; Corporate Powers. Each of the Company and its Subsidiaries is duly organized, validly existing and, to the extent such concept is applicable in the relevant jurisdiction, in good standing under the laws of its jurisdiction of formation, except where the failure to so be in good standing would not have a Material Adverse Effect, and is qualified to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be so qualified would not have a Material Adverse Effect.

SECTION 3.02. Authorization and Validity. Each Borrower has the requisite power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each Borrower of the Loan Documents to which it is a party and the performance by such Borrower of its obligations thereunder have been duly authorized by all necessary corporate (or equivalent) actions on the part of such Borrower, and the Loan

Documents to which it is a party constitute legal, valid and binding obligations of each Borrower party thereto, enforceable against such Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law).

SECTION 3.03. No Conflict; Government Consent. None of the execution and delivery by any Borrower of the Loan Documents to which it is a party, compliance by any Borrower with the provisions thereof or the consummation of the Transactions will violate (a) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Borrower, (b) such Borrower’s articles of incorporation or by-laws or other constitutive documents and agreements or (c) the provisions of any material indenture, instrument or agreement to which the Company or any Subsidiary is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien on the property of the Company or any of its Subsidiaries pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to be obtained by any Borrower in connection with the authorization, execution, delivery and performance by such Borrower of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents to which it is a party or the consummation by such Borrower of the Transactions, except such as have been obtained or made and are in full force and effect (or, in the case of the Viewpoint Acquisition, will be obtained or made and will be in full force and effect on the Term Funding Date) or where the failure to so obtain would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.04. Financial Statements. The Company has heretofore furnished to the Lenders (a) its consolidated balance sheet and related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows as of and for the fiscal year ended December 29, 2017, audited by and accompanied by the opinion of Ernst & Young LLP, and (b) its unaudited condensed consolidated balance sheet and related condensed consolidated statements of income, comprehensive income and cash flows as of and for the fiscal quarter and the portion of the fiscal year ended March 30, 2018. Such financial statements present fairly, in all material respects, the financial position and the results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes in the case of the statements referred to in clause (b) above.

SECTION 3.05. No Material Adverse Effect. Since December 29, 2017, there has occurred no change in the financial condition, operations, assets, business or properties of the Company and its Subsidiaries taken as a whole, or any other event, in each case, which has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 3.06. Taxes. The Company and the Subsidiaries have filed all United States federal income Tax returns and all other material Tax returns that are required to be filed by any of them and have paid all Taxes due pursuant to such returns or pursuant to any assessment received by the Company or any Subsidiary, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP or where the failure to make such payment could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and the Subsidiaries in respect of any Taxes or other governmental charges have been made in accordance with GAAP.

SECTION 3.07. Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any Borrower, threatened in writing against the Company or any of its Subsidiaries (a) challenging the validity or enforceability of any material provision of the Loan Documents or (b) which could reasonably be expected to have a Material Adverse Effect. There is no material loss contingency within the meaning of GAAP which has not been reflected in the consolidated financial statements of the Company referred to in Section 3.04 or prepared and delivered pursuant to Section 5.01 for the fiscal period during which such material loss contingency was incurred. Neither the Company nor any of its Subsidiaries is subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority which could reasonably be expected to have a Material Adverse Effect.

SECTION 3.08. Employee Benefits and Labor Matters. (a) ERISA. As of December 29, 2017, the Unfunded Liabilities of all Single Employer Plans did not in the aggregate exceed US$100,000,000. Each Plan complies in all material respects with, and has been maintained in all material respects in accordance with, all applicable laws and regulations. No Reportable Event has occurred with respect to any Single Employer Plan having any Unfunded Liability which has or could reasonably be expected to result in a liability to the Company in excess of US$100,000,000. Neither the Company nor any other member of the Controlled Group has terminated any Single Employer Plan without in each instance funding all vested benefit obligations thereunder. Each member of the Controlled Group has fulfilled its minimum funding obligations with respect to each Multiemployer Plan. No Termination Event has occurred or is reasonably expected to occur. There are no material actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of the Company or its Subsidiaries, threatened with respect to any Plan or Multiemployer Plan. As of the Effective Date, neither the Company nor any of the Subsidiaries is and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

(b) Labor Matters. As of the Effective Date, no labor disputes, strikes or walkouts affecting the operations of the Company or any of its Subsidiaries, are pending, or, to the Company’s knowledge, threatened, which could reasonably be expected to have a Material Adverse Effect.

SECTION 3.09. Accuracy of Information. (a) None of the Confidential Information Memorandum or any of the written reports, financial statements, certificates or other written information (other than projections or forward-looking information and information of a general economic or industry specific nature) furnished by or on behalf of the Company or any Subsidiary to the Administrative Agent or to any Lender in connection with the negotiation of the Loan Documents, as modified or supplemented by other information theretofore furnished, when furnished and taken as a whole and taken together with the Company’s publicly available filings theretofore made with the SEC (other than any portion thereof under the heading “Risk Factors”, “Cautionary Forward-Looking Statements” and any similar cautionary disclosure or disclaimer), contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading; provided that with respect to any projections or forward-looking information contained in such materials, the Company represents only that such information was prepared in good faith based upon assumptions believed by the Company to be reasonable at the time (it being understood that such projections and forward-looking information is subject to significant uncertainties and contingencies and that no assurances can be given that any particular projected financial information will be realized and that variances between actual results and projected financial results can be material).

(b) If a Borrowing Ownership Certification is required to be delivered pursuant to Section 4.01(i), then, as of the Effective Date, the information set forth in such Beneficial Ownership Certification is true and correct in all respects. If a Beneficial Ownership Certification is required to be delivered pursuant to Section 2.21(a), then, as of the date of the delivery thereof, the information set forth in such Beneficial Ownership Certification is true and correct in all respects.

SECTION 3.10. Federal Reserve Regulations. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit to any other Person for the purpose of purchasing or carrying any Margin Stock, in each case, in a manner that would result in a violation (including on the part of any Lender) of Regulation U.

SECTION 3.11. Compliance with Laws. The Company and its Subsidiaries are in compliance with all applicable laws, except to the extent that such non-compliance could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any applicable laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a Release of any Contaminant, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

SECTION 3.12. Ownership of Properties. On each of the Effective Date and the Term Funding Date, each of the Company and its Subsidiaries has or will have, as applicable, good title, free of all Liens other than Liens permitted under Section 6.01, to or valid leasehold interests in all of its real and personal property and assets material to its business.

SECTION 3.13. Investment Company Act Status. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in the Investment Company Act of 1940.

SECTION 3.14. Environmental Matters. Each of the Company and its Subsidiaries is in compliance with all, and has obtained and is in compliance with all permits and licenses required under, Environmental Laws in effect in each jurisdiction where it has conducted business, except to the extent the failure to so comply or obtain, in the aggregate for all such failures, would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is subject to, or knows of any basis for, any liability, damage, action or other cost, contingent or otherwise, under applicable Environmental Laws, or with respect to the Release of or exposure to any Contaminant, that could reasonably be expected to have a Material Adverse Effect. As of each of the Effective Date and the Term Funding Date, neither the Company nor any Subsidiary has received any:

(a) written notice from any Governmental Authority by which any of the Company’s or such Subsidiary’s currently or previously owned or leased property has been identified in any manner by such Governmental Authority as a property requiring remedial or other corrective action with respect to a Release of any Contaminant;

(b) written notice of any Environmental Lien that has attached to any of the Company’s or such Subsidiary’s owned property or the Company or any Subsidiaries’ interest in any leased property or any revenues of the Company’s or such Subsidiary’s owned property; or

(c) written communication from any Governmental Authority concerning action or omission by the Company or such Subsidiary in connection with its ownership or leasing of any property resulting in the Release of any Contaminant which could reasonably be expected to result in any violation of or liability under any Environmental Law;

where the effect of which, in the aggregate for all such notices and communications, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.15. Insurance. The properties and assets and business of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Subsidiaries of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and are similarly situated, except to the extent that the Company and its Subsidiaries have self-insured against hazards and risks with respect to which, and in such amounts as, the Company has in good faith determined to be prudent and consistent with sound financial practice, and as are customary for companies engaged in similar businesses and owning and operating similar properties.

SECTION 3.16. Solvency. On the Effective Date and on the Term Funding Date, in each case, after giving effect to the Transactions to occur on such date, including the making of the Loans and the application of the proceeds thereof, (a) the fair value of the assets of the Company and its Subsidiaries (on a going concern basis), on a consolidated basis, will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Company and its Subsidiaries (on a going concern basis), on a consolidated basis, will be greater than the amount that will be required to pay the probable liabilities on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Company and its Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Company and its Subsidiaries, on a consolidated basis, will not have an unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and proposed to be conducted following the date hereof. For purposes of this Section, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing as of the Effective Date or the Term Funding Date, as the case may be, represents the amount that can reasonably be expected to become an actual or matured liability.

SECTION 3.17. EEA Financial Institutions. Neither the Company nor any Borrowing Subsidiary is an EEA Financial Institution.

SECTION 3.18. Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and its and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and its and their respective officers and employees and, to the knowledge of the Company, its directors and agents are in compliance in all material respects with applicable Anti-Corruption Laws and applicable Sanctions. None of (a) the Company, any Subsidiary or, to the knowledge of the Company, any of its or their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan or Letter of Credit, use of proceeds thereof or other transaction contemplated by this Agreement will violate applicable Anti-Corruption Laws or applicable Sanctions.

SECTION 3.19. Representations and Warranties of each Borrowing Subsidiary. Each Borrowing Subsidiary represents and warrants to the Administrative Agent, the Lenders and the Issuing Banks, on the date such Borrowing Subsidiary becomes a party hereto pursuant to Section 2.21(a) and on each other date on which representations and warranties of such Borrowing Subsidiary are required to be, or are deemed to be, made under the Loan Documents, that:

(a) Organization; Corporate Powers. Such Borrowing Subsidiary (i) is a company duly organized, validly existing and, to the extent such concept is applicable in the relevant jurisdiction, in good standing under the laws of the state or country of its organization (such jurisdiction being hereinafter referred to as the “Home Country”), (ii) has the requisite power and authority to own its property and assets and to carry on its business substantially as now conducted, except where the failure to have such requisite authority would not have a Material Adverse Effect on such Borrowing Subsidiary, and (iii) has the requisite power and authority and legal right to execute and deliver each Loan Document to which it is a party and to perform its obligations thereunder. The execution and delivery by such Borrowing Subsidiary of the Loan Documents to which it is a party and the performance by it of its obligations thereunder have been duly authorized by necessary corporate (or equivalent) actions on the part of such Borrowing Subsidiary.

(b) Binding Effect. Each Loan Document executed by such Borrowing Subsidiary is the legal, valid and binding obligation of such Borrowing Subsidiary, enforceable against such Borrowing Subsidiary in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles (regardless of whether enforcement is sought in equity or at law).

(c) No Conflict; Government Consent. Neither the execution and delivery by such Borrowing Subsidiary of the Loan Documents to which it is a party, nor the consummation by it of the transactions therein contemplated to be consummated by it, nor compliance by such Borrowing Subsidiary with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Borrowing Subsidiary, (ii) such Borrowing Subsidiary’s memoranda of association or articles or certificate of incorporation, by-laws or other constituent documents and agreements or (iii) the provisions of any material indenture, instrument or agreement to which such Borrowing Subsidiary or any of its subsidiaries is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien on the property of such Borrowing Subsidiary or any of its subsidiaries pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize, or is required to be made by such Borrowing Subsidiary in connection with the execution, delivery and performance by such Borrowing Subsidiary of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents to which it is a party except such as have been obtained or made and are in full force and effect.

(d) Filing. To ensure the enforceability or admissibility in evidence of this Agreement and each Loan Document to which such Borrowing Subsidiary is a party in its Home Country, it is not necessary that this Agreement or any other Loan Document to which such Borrowing Subsidiary is a party or any other document be filed or recorded with any court or other authority in its Home Country or that any stamp or similar tax be paid to or in respect of this Agreement or any other Loan Document of such Borrowing

Subsidiary. The qualification by any Lender, any Issuing Bank or the Administrative Agent for admission to do business under the laws of such Borrowing Subsidiary’s Home Country does not constitute a condition to, and the failure to so qualify does not affect, the exercise by any Lender, any Issuing Bank or the Administrative Agent of any right, privilege, or remedy afforded to any Lender, any Issuing Bank or the Administrative Agent in connection with the Loan Documents to which such Borrowing Subsidiary is a party or the enforcement of any such right, privilege, or remedy against such Borrowing Subsidiary.

(e) No Immunity. Neither such Borrowing Subsidiary nor any of its assets is entitled to immunity from suit, execution, attachment or other legal process. Such Borrowing Subsidiary’s execution and delivery of the Loan Documents to which it is a party constitute, and the exercise of its rights and performance of and compliance with its obligations under such Loan Documents will constitute, private and commercial acts done and performed for private and commercial purposes.

ARTICLE IV

Conditions

SECTION 4.01. Conditions to Effective Date. The effectiveness of this Agreement and the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 10.02):

(a) The Administrative Agent shall have received from each party hereto (i) a counterpart of this Agreement executed by each party hereto or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission or other electronic imaging) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the Effective Date) of Wilson Sonsini Goodrich & Rosati, P.C., in form and substance reasonably satisfactory to the Administrative Agent.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of the Company, the authorization of the Loan Documents, the incumbency of the Persons executing any Loan Document on behalf of the Company and any other legal matters relating to the Company, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(d) The Administrative Agent shall have received the Disclosure Letter, dated the Effective Date and executed by the Company, and the Disclosure Letter shall be in form and substance reasonably satisfactory to the Administrative Agent.

(e) All costs, expenses (including reasonable and documented legal fees and expenses) and fees contemplated by the Loan Documents, or otherwise agreed by the Company with the Arrangers in connection with the Loan Documents, to be reimbursable or payable by or on behalf of the Company to the Arrangers (or Affiliates thereof), the Administrative Agent or the Lenders shall have been paid on or prior to the Effective Date, in each case, to the extent required to be paid on or prior to the Effective Date and, in the case of costs and expenses, invoiced at least two Business Days prior to the Effective Date.

(f) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the chief executive officer or the chief financial officer of the Company, certifying that, as of the Effective Date and after giving effect to the Transactions that are to occur on such date, (i) the representations and warranties of the Company set forth in the Loan Documents are true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects and (ii) no Default has occurred and is continuing.

(g) The Administrative Agent shall have received a certificate, in the form of Exhibit G, dated the Effective Date and signed by the chief financial officer of the Company, certifying that the Company and the Subsidiaries, on a consolidated basis after giving effect to the Transactions that are to occur on such date, are solvent as of the Effective Date.

(h) All principal, interest, fees and other amounts due or outstanding under the Existing Credit Agreement shall have been paid in full, all letters of credit issued under the Existing Credit Agreement (other than any such letter of credit designated hereunder as an Existing Letter of Credit) shall have terminated or been canceled and all commitments and guarantees thereunder shall be terminated and discharged and released, and the Administrative Agent shall have received customary payoff documentation in respect thereof.

(i) The Lenders shall have received, (i) at least five Business Days prior to the Effective Date, all documentation and other information regarding the Company and the Subsidiaries required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, that has been reasonably requested by the Administrative Agent or any Lender at least 10 Business Days prior to the Effective Date and (ii) to the extent the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five Business Days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Company.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Conditions to Term Funding Date. The obligations of the Term Lenders to make Term Loans hereunder are subject to the occurrence of the Effective Date, receipt by the Administrative Agent of a Borrowing Request therefor in accordance with Section 2.03 and the satisfaction (or waiver in accordance with Section 10.02) of the following conditions:

(a) The Viewpoint Acquisition shall have been (or, substantially concurrently with the funding under the Term Facility, shall be) consummated in all material respects in accordance with the terms of the Viewpoint Acquisition Agreement. The Viewpoint Acquisition Agreement shall not have been amended or modified in any respect, or any provision or condition therein waived, or any consent granted thereunder (directly or indirectly), by the Company or any of its Subsidiaries, if such amendment, modification, waiver or consent would be material and adverse to the interests of the Lenders or the Arrangers (in their capacities as such) without the Arrangers’ prior written consent (such consent not to be unreasonably withheld, delayed or conditioned), it being understood and agreed that (i) any reduction, when taken together with all prior reductions, of less than 10% in the original consideration for the Viewpoint Acquisition will be deemed not to be (and any such reduction of 10% or more will be deemed to be) material and adverse to interests of the Lenders or the Arrangers and (ii) any increase, when taken together with all prior increases, of less than 10% in the original consideration for the Viewpoint Acquisition will be deemed not to be (and any such increase of 10% or more will be deemed to be) material and adverse to interests of the Lenders or the Arrangers.

(b) The Administrative Agent shall have received a certificate, dated the Term Funding Date and signed by the chief executive officer or the chief financial officer of the Company, certifying that the conditions set forth in paragraphs (a), (c) and (d) of this Section have been satisfied.

(c) At the time of and upon giving effect to the borrowing and application of the proceeds of the Term Loans, (i) the Viewpoint Acquisition Agreement Representations shall be true and correct, (ii) the Specified Representations shall be true and correct (A) in the case of such representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects and (iii) there shall not exist any Event of Default under clause (a) or, with respect to the Company, clause (e) or (f) or, with respect to failure to perform any covenant contained in Section 6.06, clause (b) of Section 7.01.

(d) Since March 31, 2018, there has not been any Acquired Company Material Adverse Effect.

(e) All costs, expenses (including reasonable and documented legal fees and expenses) and fees contemplated by the Loan Documents, or otherwise agreed by the Company with the Arrangers, to be reimbursable or payable by or on behalf of the Company to the Arrangers (or Affiliates thereof), the Administrative Agent or the Term Lenders shall have been paid on or prior to the Term Funding Date, in each case, to the extent required to be paid on or prior to the Term Funding Date and, in the case of costs and expenses, invoiced at least two Business Days prior to the Term Funding Date.

(f) The Administrative Agent shall have received a certificate, in the form of Exhibit G, dated the Term Funding Date and signed by the chief financial officer of the Company, certifying that the Company and the Subsidiaries, on a consolidated basis after giving effect to the Transactions that are to occur on such date, are solvent as of the Term Funding Date.

(g) Substantially concurrently with the consummation of the Viewpoint Acquisition, the Acquired Company Debt Repayment shall be consummated, and the Administrative Agent shall have received customary payoff documentation in respect thereof.

The Administrative Agent shall notify the Company and the Lenders of the Term Funding Date, and such notice shall be conclusive and binding.

SECTION 4.03. Conditions to Each Revolving Credit Event. The obligation of each Revolving Lender to make a Revolving Loan on the occasion of each Revolving Borrowing (other than any conversion or continuation of any Revolving Loan) and of each Issuing Bank to issue, amend to increase the amount thereof, renew (other than an automatic renewal permitted pursuant to Section 2.20(c)) or extend any Letter of Credit is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of each Borrower set forth in Article III (other than, after the Effective Date, the representations and warranties set forth in Sections 3.05 and 3.07) shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the date of such Borrowing or the date of such issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date.

(b) At the time of and immediately after giving effect to such Borrowing or such issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

On the date of any Revolving Borrowing (other than any conversion or continuation of any Revolving Loan) or the issuance, amendment to increase the amount thereof, renewal (other than an automatic renewal permitted pursuant to Section 2.20(c)) or extension of any Letter of Credit, the Company and the applicable Borrower shall be deemed to have represented and warranted that the conditions specified in paragraphs (a) and (b) of this Section have been satisfied.

SECTION 4.04. Conditions to Initial Revolving Credit Event to each Borrowing Subsidiary. The obligations of the Revolving Lenders to make Revolving Loans and of the Issuing Banks to issue Letters of Credit hereunder to or for the account of any Borrowing Subsidiary shall not become effective until the date on which each of the following additional conditions shall be satisfied (unless waived in accordance with Section 10.02):

(a) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the Effective Date) of counsel to such Borrowing Subsidiary reasonably satisfactory to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent.

(b) The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and, if applicable, good standing of such Borrowing Subsidiary, the authorization of the Loan Documents by such Borrowing Subsidiary, the incumbency of the Persons executing any Loan Document on behalf of such Borrowing Subsidiary and any other legal matters reasonably relating to such Borrowing Subsidiary, this Agreement or its Borrowing Subsidiary Accession Agreement, all in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE V

Affirmative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees that:

SECTION 5.01. Financial Reporting. The Company shall furnish to the Administrative Agent:

(a) Quarterly Reports. As soon as practicable and in any event within 45 days after the end of each of the first three fiscal quarters of each of its fiscal years (commencing with the fiscal quarter ending June 29, 2018), an unaudited condensed consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter and related unaudited condensed consolidated statements of income, comprehensive income and cash flows for such fiscal quarter and the period from the beginning of such fiscal year to the end of such fiscal quarter (and, in the case of the consolidated statements of income and cash flows, on a comparative basis with the statements for such period in the prior fiscal year of the Company), which shall present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the dates indicated and their results of operations and cash flows for the periods indicated in accordance with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes.

(b) Annual Reports. As soon as practicable, and in any event within 90 days after the end of each of its fiscal years, commencing with the fiscal year ending December 28, 2018, an audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and related audited consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for such fiscal year, accompanied by an audit report thereon of an internationally recognized independent registered public accounting firm, which audit report shall not contain any “going concern” or like qualification or exception or any qualification or exception as to the scope of audit and shall state that such financial statements present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the dates indicated and their results of operations and cash flows for the periods indicated in conformity with GAAP and that the examination by such accounting firm in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards in the United States.

(c) Compliance Certificate. Together with each delivery of any financial statement pursuant to paragraphs (a) and (b) of this Section, a Compliance Certificate, signed by the Company’s chief financial officer, chief accounting officer, treasurer or assistant treasurer, setting forth calculations for the period then ended which demonstrate compliance with Section 6.09, calculating the Leverage Ratio for purposes of determining the then Applicable Rate and stating that as of the date of such Compliance Certificate no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof.

Documents required to be delivered pursuant to paragraph (a) or (b) of this Section (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i) the Company posts such documents, or provides a link thereto, on the Company’s website on the Internet at the website address www.trimble.com or (ii) such documents are posted on the Company’s behalf on an Internet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

SECTION 5.02. Notice of Material Events; Other Information.

(a) Notice of Default. Promptly upon any of the chief executive officer, chief operating officer, chief financial officer, treasurer, controller or other executive officer of the Company obtaining actual knowledge (i) of any condition or event which constitutes a Default or Event of Default or (ii) that any Person has given any written notice to the Company or any Subsidiary or taken any other action with respect to a claimed default or event or condition of the type referred to in

Section 7.01(d), the Company shall deliver to the Administrative Agent a certificate of an Authorized Officer specifying (A) the nature and period of existence of any such Default or Event of Default or any such claimed default or event or condition, (B) the notice given or action taken by such Person in connection therewith and (C) what action the Company has taken, is taking or proposes to take with respect thereto.

(b) Lawsuits. Promptly upon any of the chief executive officer, chief operating officer, chief financial officer, treasurer, controller or other executive officer of the Company obtaining actual knowledge of the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against the Company or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, the Company shall give written notice thereof to the Administrative Agent and provide such other information as may be reasonably requested by the Administrative Agent or any Lender to enable the Administrative Agent or such Lender to evaluate such matters; provided that the Company shall not be required to provide information that is subject to attorney-client or similar privilege or constitutes attorney work product.

(c) Other Information. The Company shall, promptly following a request by any Lender, prepare and deliver to such Lender all documentation and other information such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act. The Company shall (i) prepare and deliver to the Administrative Agent notice of any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such Beneficial Ownership Certification and (ii) promptly upon receiving a request therefor from the Administrative Agent, prepare and deliver to the Administrative Agent such other information with respect to the Company or any of its Subsidiaries as from time to time may be reasonably requested by the Administrative Agent.

SECTION 5.03. Corporate Existence, Etc. Subject to Section 6.06, the Company shall, and shall cause each of its Subsidiaries to, at all times maintain its corporate (or other applicable entity) existence and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses, except where the failure to maintain such existence (other than in the case of the Company or any Borrowing Subsidiary) or any such rights or franchises could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04. Corporate Powers; Conduct of Business. The Company shall, and shall cause each of its Subsidiaries to, qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified and where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

SECTION 5.05. Compliance with Laws, Etc. The Company shall, and shall cause each of its Subsidiaries to, (a) comply with all applicable laws and (b) obtain as needed all permits necessary for its operations and maintain such permits in good standing, unless failure to comply or to obtain or maintain such permits could not reasonably be expected to have a Material Adverse Effect. The Company shall maintain in effect and enforce policies and procedures designed to ensure compliance in all material respects by the Company, its Subsidiaries and its and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.06. Payment of Taxes and Claims. The Company shall, and shall cause each of its Subsidiaries to, pay (a) all material Taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon and (b) all claims (including, without limitation, claims for labor, services, materials and supplies) for material sums which have become due and payable and which by law have or may become a Lien (other than a Lien permitted by Section 6.01) upon any of the Company’s or such Subsidiary’s property or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such Taxes, assessments and governmental charges referred to in clause (a) above or claims referred to in clause (b) above (and interest, penalties or fines relating thereto) need be paid if being contested in good faith by appropriate proceedings diligently instituted and conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

SECTION 5.07. Insurance. The Company shall maintain, and shall cause to be maintained on behalf of each of its Subsidiaries, insurance coverage by financially sound and reputable insurance companies or associations, against such casualties and contingencies, of such types and in such amounts as are customary for companies engaged in similar businesses and owning and operating similar properties, it being understood that the Company and its Subsidiaries may self-insure against hazards and risks with respect to which, and in such amounts, as the Company in good faith determines prudent and consistent with sound financial practice, and as are customary for companies engaged in similar businesses and owning and operating similar properties. The Company shall furnish to any Lender upon request such information as to the insurance carried by the Company as such Lender may reasonably request.

SECTION 5.08. Inspection of Property; Books and Records; Discussions. The Company shall, and cause each of its Subsidiaries to, permit any authorized representative(s) designated by either the Administrative Agent or the Required Lenders (or while any Event of Default exists, any Lender) to visit and inspect, for a reasonable purpose, any of the properties of the Company or any of its Subsidiaries, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated hereby (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers and their independent certified public accountants, all upon reasonable notice and at such reasonable times during normal business hours, as often as may be reasonably requested (but no more than once per calendar year unless an Event of Default exists). Notwithstanding anything to the contrary in this Section 5.08, neither the Company nor any of its Subsidiaries will be required to disclose, permit the inspection, examination or making of extracts from, or discussion of, any document, information or other matter (a) that constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective designated representatives) is then prohibited by any applicable law or any agreement binding on the Company or any of its Subsidiaries or (c) that is subject to attorney-client or similar privilege or constitutes attorney work product. The Company shall keep and maintain, and cause each of its Subsidiaries to keep and maintain, proper books of record and account in which full, true and correct entries in all material respects are made sufficient for the preparation of financial statements in accordance with GAAP.

SECTION 5.09. Maintenance of Property. The Company shall cause all property used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order, ordinary wear and tear excepted, except to the extent that the failure to so maintain such property could not be reasonably expected to have a Material Adverse Effect.

SECTION 5.10. Use of Proceeds. The proceeds of the Term Loans will be used solely to finance, in part, the Viewpoint Acquisition, the Acquired Company Debt Repayment and the payment of fees and expenses related to the Transactions. The proceeds of the Revolving Loans will be used solely for working capital needs and other general corporate purposes of the Company and its Subsidiaries, including, without limitation, the financing of Acquisitions. Letters of Credit will be issued only to support obligations of Company and its Subsidiaries incurred in the ordinary course of business. The Company will not request any Loan or Letter of Credit, and the Company shall not use, and shall procure that its Subsidiaries shall not use, the proceeds of any Loan or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE VI

Negative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees that:

SECTION 6.01. Liens. The Company shall not, nor shall it permit any Subsidiary to, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of its property or assets, or engage in any Securitization Transaction, except:

(a) Permitted Existing Liens and any renewals or extensions thereof; provided that such Liens shall not apply to any other asset of the Company or any Subsidiary and shall secure only those obligations that they secure on the date hereof (together with any accessions, additions, parts, replacements, fixtures, improvements and attachments to such original property, and the proceeds thereof) and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof except by an amount equal to a reasonable premium or other reasonable amount paid, and expenses reasonably incurred, in connection with such extensions, renewals or refinancings;

(b) Permitted Liens;

(c) Liens on property acquired by the Company or any Subsidiary after the date hereof existing at the time of the acquisition thereof or existing on any property of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged, consolidated or amalgamated with or into the Company or a Subsidiary) after the date hereof prior to the time such Person becomes a Subsidiary (or is so merged, consolidated or amalgamated); provided that (i) such Liens are not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger, consolidation or amalgamation), as the case may be, (ii) such Liens shall not apply to any other property of the Company or any Subsidiary (other than any accessions, additions, parts, replacements, fixtures, improvements and attachments to such original property, and the proceeds thereof) and (iii) such Liens shall secure only those obligations that they secure on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged, consolidated or amalgamated), as the case may be, and extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof except by an amount equal to a reasonable premium or other reasonable amount paid, and expenses reasonably incurred, in connection with such extensions, renewals or refinancings;

(d) Liens securing Indebtedness of a Subsidiary to the Company or to another Subsidiary;

(e) Liens on fixed or capital assets and related software acquired, constructed or improved by the Company or any Subsidiary (together with any accessions, additions, parts, replacements, fixtures, improvements and attachments to such original property, and the proceeds thereof) securing Indebtedness incurred to finance such acquisition, construction or improvement; provided that (i) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and related software and (iii) such Liens shall not apply to any other property or assets of the Company or any Subsidiary; provided further that individual financings of equipment or other fixed or capital assets otherwise permitted to be secured under this clause (e) provided by any Person (or its Affiliates) may be cross-collateralized to other such financings provided by such Person (or its Affiliates);

(f) Liens solely on any cash earnest money deposits made by the Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(g) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of letters of credit, bank guarantees and bankers’ acceptances issued or credited for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(h) statutory, common law or contractual Liens of creditor depository institutions or institutions holding securities accounts (including rights of set-off or similar rights and remedies);

(i) Liens consisting of pledges of cash collateral in an aggregate amount not to exceed at any time US$20,000,000 to secure Hedging Agreements, letters of credit, bank guarantees and banker’s acceptances;

(j) customary Liens granted in favor of a trustee to secure fees and other amounts owing to a trustee under an indenture or other agreement pursuant to which Indebtedness permitted by this Agreement is issued;

(k) Liens on assets of Foreign Subsidiaries securing Indebtedness of such Foreign Subsidiaries permitted by Section 6.02;

(l) Liens encumbering Receivables sold or assigned by the Company or its Subsidiaries pursuant to factoring or similar arrangements (but not pursuant to Securitization Transactions or secured incurrences of Indebtedness) and the proceeds thereof and any account into which such proceeds are deposited (so long as such account is maintained solely for the purpose of receiving such proceeds);

(m) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code as in effect in the State of New York (or, if applicable, the corresponding section of the Uniform Commercial Code in the relevant jurisdiction), in each case covering only the items being collected upon;

(n) in connection with the sale, transfer or other disposition of any Capital Stock or other assets in a transaction permitted hereunder, customary rights and restrictions contained in agreements relating to such sale, transfer or other disposition pending the completion thereof;

(o) any encumbrance or restriction (including put and call arrangements) with respect to the transfer of the Equity Interests of any joint venture or similar arrangement pursuant to the terms thereof;

(p) Liens securing Attributable Debt in respect of outstanding Sale and Leaseback Transactions permitted by Section 6.03(b);

(q) Securitization Transactions in an aggregate principal amount at any time outstanding not to exceed US$150,000,000 and Liens created in connection therewith; provided that such Liens shall not apply to any assets other than the Receivables subject to the Securitization Transactions and Equity Interests in any Securitization Subsidiary;

(r) Liens on the net cash proceeds of any Acquisition Indebtedness held in escrow by a third party escrow agent prior to the release thereof from escrow; and

(s) other Liens securing or deemed to exist in connection with Indebtedness or other obligations and Securitization Transactions; provided that at the time of and after giving pro forma effect to the incurrence of any such Lien (or any Indebtedness or other obligations secured thereby) or such Securitization Transaction, the sum, without duplication, of (i) the aggregate principal amount of the outstanding Indebtedness or other obligations secured by Liens and the outstanding Securitization Transactions permitted by this clause (s), (ii) the aggregate principal amount of the outstanding Indebtedness permitted by Section 6.02(o) and (iii) the Attributable Debt in respect of all outstanding Sale and Leaseback Transactions permitted by Section 6.03(c) does not exceed the greater of (x) US$150,000,000 and (y) 10.0% of Consolidated Net Tangible Assets (calculated as of the date of the Company’s balance sheet then most recently delivered pursuant to Section 5.01(a) or 5.01(b) or, if prior to the delivery of the first balance sheet to be delivered pursuant to Section 5.01(a) or 5.01(b), the most recent balance sheet referred to in Section 3.04).

SECTION 6.02. Indebtedness of Subsidiaries. The Company shall not permit any Subsidiary to, directly or indirectly, create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness or any preferred Capital Stock, other than:

(a) the Obligations;

(b) Permitted Existing Indebtedness and any refinancings, renewals, refundings or extensions thereof; provided that the principal amount of such Indebtedness is not increased at the time of any such refinancing, renewal, refunding or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and expenses reasonably incurred, in connection with such refinancing, renewal, refunding or extension;

(c) Indebtedness of any Subsidiary to the Company or any other Subsidiary and any preferred Capital Stock issued to the Company or any other Subsidiary;

(d) Indebtedness of any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets and related software acquired, constructed or improved by the such Subsidiary; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the principal amount of such Indebtedness at the time incurred does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(e) Indebtedness or preferred Capital Stock of any Person that becomes a Subsidiary (or Indebtedness of any Person not previously a Subsidiary that is merged, consolidated or amalgamated with or into a Subsidiary) after the date hereof, or Indebtedness that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary after the date hereof; provided that such Indebtedness or preferred Capital Stock (i) shall exist at the time such Person becomes a Subsidiary (or is so merged, consolidated or amalgamated) or such assets are acquired, as the case may be, (ii) shall not be created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger, consolidation or amalgamation) or such acquisition, as the case may be, and (iii) shall not be secured by any Liens other than Liens permitted under Section 6.01;

(f) Indebtedness of any Subsidiary as an account party in respect of letters of credit, bank guarantees and banker’s acceptances backing obligations that do not constitute Indebtedness (it being understood and agreed that letters of credit may be provided to back bank guarantees);

(g) guarantees by any Subsidiary of any Indebtedness of the Company or any other Subsidiary; provided that (i) a Subsidiary shall not guarantee Indebtedness of any other Subsidiary that it would not have been permitted to incur under this Section if it were a primary obligor thereon and (ii) any Subsidiary that guarantees any Indebtedness of the Company shall also guarantee the Obligations on terms and pursuant to documentation reasonably satisfactory to the Administrative Agent;

(h) Indebtedness incurred in connection with Hedging Agreements entered into for non-speculative purposes;

(i) Indebtedness arising in connection with (i) customary cash management or treasury services, (ii) any overdraft facilities or (iii) the endorsement of instruments for deposit, in each case, entered into in the ordinary course of business;

(j) customary indemnification obligations pursuant to factoring or similar arrangements permitted by Section 6.01(l);

(k) Indebtedness with respect to repurchase obligations in respect of Cash Equivalents of the type set forth in clauses (a) and (b) of the definition thereof;

(l) customer deposits and advance payments received in the ordinary course of business from customers for goods or services;

(m) Attributable Debt in respect of outstanding Sale and Leaseback Transactions permitted by Section 6.03(b);

(n) Securitization Transactions in an aggregate principal amount at any time outstanding not to exceed US$150,000,000; and

(o) other Indebtedness; provided that at the time of and after giving pro forma effect to the incurrence of any such Indebtedness, the sum, without duplication, of (i) the aggregate principal amount of the outstanding Indebtedness of Subsidiaries permitted by this clause (o), (ii) the aggregate principal amount of the outstanding Indebtedness or other obligations secured by Liens and the outstanding Securitization Transactions permitted by Section 6.01(s) and (iii) the Attributable Debt in respect of all outstanding Sale and Leaseback Transactions permitted by Section 6.03(c) does not exceed the greater of (x) US$150,000,000 and (y) 10.0% of Consolidated Net Tangible Assets (calculated as of the date of the Company’s balance sheet then most recently delivered pursuant to Section 5.01(a) or 5.01(b) or, if prior to the delivery of the first balance sheet to be delivered pursuant to Section 5.01(a) or 5.01(b), the most recent balance sheet referred to in Section 3.04).

SECTION 6.03. Sale and Leaseback Transactions. The Company shall not, nor shall it permit any Subsidiary to, consummate any Sale and Leaseback Transaction, except:

(a) any Sale and Leaseback Transaction entered into to finance the acquisition, improvement or construction of any fixed or capital assets and related software by the Company or any Subsidiary; provided that (i) such Sale and Leaseback Transaction is entered into prior to or within 180 days after such acquisition, improvement or the completion of such construction and (ii) the Attributable Debt in respect thereof at the time incurred does not exceed the cost of acquiring, improving or constructing such fixed or capital assets and related software;

(b) Sale and Leaseback Transactions with respect to real property, land, buildings, improvements and related fixed assets and fixtures, easements and other appurtenances owned by the Company or any of its Subsidiaries on the Effective Date; provided that the Attributable Debt with respect to such Sale and Leaseback Transactions at any time outstanding does not in the aggregate exceed US$100,000,000; and

(c) other Sale and Leaseback Transactions; provided that at the time of and after giving pro forma effect to any such Sale and Leaseback Transaction, the sum, without duplication, of (i) the Attributable Debt in respect of all outstanding Sale and Leaseback Transactions permitted under this clause (c), (ii) the aggregate principal amount of the outstanding Indebtedness permitted by Section 6.02(o) and (iii) the aggregate principal amount of the outstanding Indebtedness secured by Liens and the outstanding Securitization Transactions permitted by Section 6.01(s) does not exceed the greater of (x) US$150,000,000 and (y) 10.0% of Consolidated Net Tangible Assets (calculated as of the date of the Company’s balance sheet then most recently delivered pursuant to Section 5.01(a) or 5.01(b) or, if prior to the delivery of the first balance sheet to be delivered pursuant to Section 5.01(a) or 5.01(b), the most recent balance sheet referred to in Section 3.04).

SECTION 6.04. Conduct of Business. The Company shall not, nor shall it permit any Subsidiary to, engage in any business other than the businesses engaged in by the Company and its Subsidiaries on the Effective Date and any business or activities which are similar, related or incidental thereto or reasonable extensions thereof.

SECTION 6.05. Transactions with Affiliates. The Company shall not, nor shall it permit any Subsidiary to, directly or indirectly enter into any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or make loans or advances to, any Affiliate of the Company that is not a Subsidiary on terms that are less favorable to the Company or any of its Subsidiaries, as applicable, than those that might be obtained in an arm’s length transaction at the time from Persons that are not Affiliates, except for (a) dividends, distributions and share repurchases by the Company, (b) issuances and sales by the Company of Capital Stock and receipt by the Company of the proceeds of such issuances and sales, (c) reasonable and customary fees paid to, and the reimbursement of reasonable out-of-pocket expenses incurred by, members of the board of directors (or similar governing body) of the Company or any of its Subsidiaries, (d) compensation arrangements, indemnification arrangements and agreements, and benefit plans for directors, officers and other employees of the Company and its Subsidiaries entered into or maintained or established in the ordinary course of business, (e) employment and severance agreements or arrangements entered into by the Company or any Subsidiary in the ordinary course of business and (f) extraordinary retention, bonus or similar arrangements approved by the Company’s board of directors (or a committee thereof).

SECTION 6.06. Restriction on Fundamental Changes. The Company shall not, nor shall the Company permit any Subsidiary to, merge, consolidate or amalgamate with any other Person, or liquidate, wind-up or dissolve, or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, whether now or hereafter acquired, except that (a) a Subsidiary of the Company may merge, consolidate or amalgamate with or into the Company or any Subsidiary, provided that (i) in the case of any such transaction involving the Company, the Company shall be the surviving or continuing Person and (ii) in the case of any such transaction involving a Borrowing Subsidiary, such Borrowing Subsidiary (or, in the case of a merger, consolidation or amalgamation of such Borrowing Subsidiary with or into the Company or another Borrowing Subsidiary, the Company or such other Borrowing Subsidiary) shall be the surviving or continuing Person, (b) (i) any Person (other than the Company or a Subsidiary) may merge, consolidate or amalgamate with or into the Company in a transaction in which the Company is the surviving or continuing Person or (ii) any Subsidiary in a transaction in which such Subsidiary or a Person that becomes a Subsidiary is the surviving or continuing Person, including any of the foregoing to consummate the Viewpoint Acquisition, (c) any Subsidiary (other than a Borrowing Subsidiary) may merge, consolidate or amalgamate with or into any Person (other than the Company) in a transaction not prohibited hereunder in which, after giving effect to such transaction, the surviving or continuing Person is not a Subsidiary and (d) any Subsidiary (other than a Borrowing Subsidiary) may liquidate, dissolve or wind-up (including by “striking off” or similar proceeding), after payments to its creditors, into the Company or another Subsidiary of the Company.

SECTION 6.07. Margin Regulations. Neither the Company nor any of its Subsidiaries shall use all or any portion of the proceeds of any Loan or other credit extended under this Agreement to purchase or carry Margin Stock if a violation of Regulation U would result.

SECTION 6.08. Restrictive Agreements. The Company shall not, nor shall it permit any of its wholly owned Subsidiaries to, enter into any indenture, agreement or instrument (other than this Agreement or any other Loan Document) which directly or indirectly prohibits or restricts the ability of any wholly owned Subsidiary to (a) pay dividends or make other distributions on or repurchase its Capital Stock, (b) make loans or advances to or other investments in the Company or any wholly owned Subsidiary, (c) repay loans or advances from the Company or any wholly owned Subsidiary or (d) transfer any of its properties to the Company or any wholly owned Subsidiary, except (i) prohibitions or restrictions in agreements evidencing Indebtedness of Foreign Subsidiaries permitted by Section 6.02, provided that such prohibitions or restrictions apply only to Foreign Subsidiaries issuing or incurring such Indebtedness and their subsidiaries, (ii) prohibitions or restrictions imposed on a Subsidiary (and any of its subsidiaries) and existing at the time it became a Subsidiary, if such prohibitions and restrictions were not created in connection with or in anticipation of the transaction or series or transactions pursuant to which such it became a Subsidiary and only to the extent applying to such Subsidiary and its subsidiaries, (iii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale, provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder, (iv) restrictions or conditions imposed by any agreement relating to secured Indebtedness (or other secured obligations) permitted by this Agreement if such restrictions or conditions apply only to the property or assets permitted to secure such Indebtedness (or other secured obligations, as the case may be) and the products and proceeds thereof, (v) customary provisions in leases, licenses and other agreements restricting the assignment thereof or the subletting of the premises subject thereto, (vi) customary provisions in joint venture agreements or similar arrangements (so long as such restrictions apply only to the assets of the applicable joint venture or other Person that is the subject of such arrangement), (vii) prohibitions or restrictions under arrangements with any Governmental Authority imposed on any Foreign Subsidiary in connection with government grants, financial aid, subsidies, tax holidays or other similar benefits or economic incentives, provided that such prohibitions and restrictions apply only to such Foreign Subsidiary and its subsidiaries, (viii) prohibitions or restrictions existing under or by reason of any applicable law or any applicable rule, regulation, order, license, permit, grant or similar restriction, and (ix) in the case of clause (d) above, customary restrictions regarding sale and leaseback transactions contained in any indenture (including any supplemental indenture thereto) pursuant to which the Company issues senior unsecured notes.

SECTION 6.09. Financial Covenants.

(a) Minimum Interest Coverage Ratio. The Company shall maintain as of the end of each fiscal quarter (commencing with the fiscal quarter ending June 29, 2018) an Interest Coverage Ratio for the four consecutive fiscal quarter period then ending of not less than 3.50:1.00.

(b) Maximum Leverage Ratio. The Company shall at the end of each fiscal quarter (commencing with the fiscal quarter ending June 29, 2018) maintain a Leverage Ratio of not greater than 3.50:1.00; provided that (i) if the Viewpoint Acquisition Closing Date has occurred, the maximum Leverage Ratio permitted at the end of the fiscal quarter during which the Viewpoint Acquisition Closing Date shall have occurred and at the end of each of the three fiscal quarters immediately following such fiscal quarter shall be 4.25:1.00, and the maximum Leverage Ratio permitted at the end of each of the next two fiscal quarters immediately following thereafter shall be 3.75:1.00 and (ii) in the event the Company or any Subsidiary shall complete any Material Acquisition (other than the Viewpoint Acquisition) in which the cash consideration paid by it exceeds US$100,000,000, the Company may, by a notice delivered to the Administrative Agent (which shall furnish a copy thereof to each Lender), increase to 3.75:1.00 the maximum Leverage Ratio permitted at the end of the fiscal quarter during which such Material Acquisition shall have occurred and each of the three immediately following fiscal quarters (but not for any subsequent fiscal quarter).

ARTICLE VII

Events of Default

SECTION 7.01. Defaults. If any of the following events (“Events of Default”) shall occur:

(a) Failure to Make Payments when Due. The Company or any Borrowing Subsidiary shall (i) fail to pay when due any of the Obligations consisting of principal with respect to any Loan or of any LC Disbursement or (ii) shall fail to pay within five Business Days of the date when due any of the other Obligations under this Agreement or the other Loan Documents;

(b) Breach of Certain Covenants. The Company or any Borrowing Subsidiary shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on it under (i) Section 5.02(a), 5.03 (as to the existence of any Borrower) or 5.10 or Article VI or (ii) any other provision of this Agreement or any other Loan Document not covered by Section 7.01(a) or 7.01(b)(i) and such failure under this clause (ii) shall continue unremedied for 30 days after the earliest of the receipt by the Company of notice from the Administrative Agent and actual knowledge thereof by an Authorized Officer;

(c) Breach of Representation or Warranty. Any representation or warranty made or deemed made by or on behalf of the Company or any Borrowing Subsidiary in any of the Loan Documents or in any written statement or certificate or written information at any time given by or on behalf of the Company or any Borrowing Subsidiary pursuant to any of the Loan Documents shall be false in any material respect on the date as of which made or deemed made;

(d) Default as to Other Indebtedness. The Company or any of its Subsidiaries shall fail to pay when due any Indebtedness in excess of US$100,000,000 (any such Indebtedness being “Material Indebtedness”), or the Company or any of its Subsidiaries shall fail to perform (beyond the applicable grace period with respect thereto, if any) any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which failure, event or condition is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Company or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid, repurchased or redeemed (other than by a regularly scheduled payment or a mandatory prepayment, repurchase or redemption upon a sale, transfer or other disposition of assets (including as a result of a casualty or condemnation event)) prior to the stated maturity thereof; provided, that (x) no redemption, repurchase, conversion or settlement in respect of Convertible Indebtedness pursuant to its terms (other than any right to convert such Indebtedness into cash that is triggered by an event of default, a change of control or a similar event, however denominated), (y) no early payment requirement or unwinding or termination with respect to any Hedging Agreement (other than as a result of an event in the nature of a default under any Hedging Agreement) and (z) no prepayment, repurchase or redemption in respect of Acquisition Indebtedness if the related Acquisition is not consummated shall constitute an Event of Default under this clause (d);

(e) Involuntary Bankruptcy; Appointment of Receiver, Etc.

(i) An involuntary case shall be commenced against the Company or any of its Subsidiaries (other than an Insignificant Subsidiary) and the petition shall not be dismissed, stayed, bonded or discharged within 60 days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company or any of its Subsidiaries (other than an Insignificant Subsidiary) in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law; or

(ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Company or any of its Subsidiaries (other than an Insignificant Subsidiary) or over all or a substantial part of the property of the Company or any of its Subsidiaries (other than an Insignificant Subsidiary) shall be entered; or an interim receiver, trustee or other custodian of the Company or any of its Subsidiaries (other than an Insignificant Subsidiary) or of all or a substantial part of the property of the Company or any of its Subsidiaries (other than an Insignificant Subsidiary) shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the property of the Company or any of its Subsidiaries (other than an Insignificant Subsidiary) shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within 60 days after entry, appointment or issuance;

(f) Voluntary Bankruptcy; Appointment of Receiver, Etc. The Company or any of its Subsidiaries (other than an Insignificant Subsidiary) shall (i) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, (iii) consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, (iv) make any assignment for the benefit of creditors, or (v) take any corporate action to authorize any of the foregoing;

(g) Judgments and Attachments. Any money judgment(s) writ or warrant of attachment, or similar process against the Company or any Subsidiary (other than an Insignificant Subsidiary) or any of their respective assets involving in any single case or in the aggregate an amount in excess of US$100,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) is or are entered and shall remain unsatisfied, undischarged, unvacated, unbonded or unstayed for a period of 60 days;

(h) Dissolution. Any order, judgment or decree shall be entered against the Company or any Subsidiary (other than an Insignificant Subsidiary) decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of 60 days; or the Company or any Subsidiary (other than an Insignificant Subsidiary) shall otherwise dissolve or cease to exist except, in the case of any such Subsidiary, as specifically permitted by Section 6.06;

(i) Termination Event. Any Termination Event occurs which the Required Lenders believe is reasonably likely to subject the Company to liability in excess of US$100,000,000 or at any time after the Effective Date the Unfunded Liabilities of all Single Employer Plans exceed in the aggregate US$100,000,000;

(j) Change of Control. A Change of Control shall occur; or

(k) Parent Guarantee Revocation. The Parent Guarantee shall fail to remain in full force or effect (other than in accordance with its terms) or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Parent Guarantee, or the Company shall deny that it has any further liability under the Parent Guarantee, or shall give notice to such effect;

then, and in every such event (other than an event with respect to the Company described in clause (e) or (f) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of (i) prior to the end of the Term Facility Certain Funds Period, the Majority in Interest of the Revolving Lenders or (ii) after the end of the Term Facility Certain Funds Period, the Required Lenders shall, by notice to the Company, take any or all of the following actions, at the same or different times: (A) terminate the Revolving Commitments, and thereupon the Revolving Commitments shall terminate immediately, (B) declare the Loans then outstanding to be due and payable in whole (or in part (but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Company and each Borrowing Subsidiary hereunder, shall become due and payable immediately, and (C) require the deposit of cash collateral in respect of LC Exposure as provided in Section 2.20(n), in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company and each Borrowing Subsidiary to the extent permitted by applicable law; and in the case of any event with respect to the Company described in clause (e) or (f) of this Section, the Revolving Commitments and the Term Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Company and each Borrowing Subsidiary hereunder, shall immediately and automatically become due and payable and the deposit of such cash collateral in respect of LC Exposure shall immediately and automatically become due, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company and each Borrowing Subsidiary to the extent permitted by applicable law.

During the Term Facility Certain Funds Period, and notwithstanding (I) any failure by the Company or any Subsidiary to observe or perform the covenants set forth in Article V or VI hereof, (II) the occurrence of any Default or Event of Default (other than any Event of Default that has occurred and is continuing under, with respect to the Company only, clause (e) or (f) of this Section) or (III) subject to the parenthetical provisions in clause (II) above, any provision to the contrary in this Agreement or any other Loan Document, neither the Administrative Agent nor any Term Lender shall be entitled to (1) rescind, terminate or cancel the Term Facility or any of the Term Commitments hereunder, or exercise any right or remedy under this Agreement or any other Loan Document to the extent that to do so would prevent, limit or delay the making by any Term Lender of its Term Loan on the Term Funding Date, (2) in the case of any Term Lender, refuse to make its Term Loan on the Term Funding Date if the conditions set forth in Section 4.02 are satisfied or waived or (3) in the case of any Term Lender, exercise any right of set-off or counterclaim in respect of its Term Loan to the extent that to do so would prevent, limit or delay the making of its Term Loan on the Term Funding Date; provided that, for the avoidance of doubt, the borrowing of the Term Loans on the Term Funding Date shall be subject to the satisfaction (or waiver in accordance with Section 10.02) of the conditions precedent set forth in Section 4.02. For the avoidance of doubt, (x) the rights, remedies and entitlements of the Administrative Agent and the Term Lenders with respect to any condition precedent set forth in Section 4.02 shall not be limited in the event that any such condition is not satisfied on the Term Funding Date, (y) after the funding of the Term Loans on the Term Funding Date, all of the rights, remedies and entitlements of the Administrative Agent and the Term Lenders under this Agreement and the other Loan Documents shall be available and may be exercised by them notwithstanding that such rights, remedies or entitlements were not available prior to such time as a result of the provisions of this paragraph and (z) nothing in this paragraph shall affect the rights, remedies or entitlements (or the ability to exercise the same) of (i) the Revolving Lenders or, insofar as such rights, remedies or entitlements relate to the Revolving Facility, the Administrative Agent, including any such rights, remedies or entitlements set forth in the immediately preceding paragraph, or (ii) the Administrative Agent or the Term Lenders with respect to any Event of Default under, with respect to the Company only, clause (e) or (f) of this Section, including any such rights, remedies or entitlements set forth in the immediately preceding paragraph.

SECTION 7.02. Clean-up Period. Notwithstanding anything to the contrary in this Agreement (including Section 7.01(c)), during the period from and including the Term Funding Date and ending on the date that is 30 days after the Term Funding Date (the “Clean-up Period”), if any representation or warranty (other than the Specified Representations) made by the Company in the Loan Documents or in any written statement or certificate furnished pursuant to this Agreement (other than any certificate furnished pursuant to Section 4.02(b) (to the extent relating to the Specified Representations) or 4.02(f)) shall prove to have been incorrect when made solely by reason of any circumstance relating to the Acquired Company and its subsidiaries, such breach of such representation or warranty shall not constitute a Default or Event of Default (other than for purposes of Sections 4.03 and 5.02(a)) if and for so long as the circumstances giving rise to such breach of such representation or warranty (a) are capable of being remedied within the Clean-Up Period and the Company and its Subsidiaries are taking appropriate steps to remedy such breach, (b) do not have and would not reasonably be expected to have a Material Adverse Effect and (c) were not procured by or approved by the Company or any of its Subsidiaries (other than the Acquired Company and its subsidiaries). If the relevant circumstances are continuing on or after the expiration of the Clean-up Period, the breach of such representation or warranty, if otherwise constituting a Default or an Event of Default, shall then constitute a Default or an Event of Default, as the case may be, notwithstanding the immediately preceding sentence (and without prejudice to the rights and remedies of the Administrative Agent and the Lenders hereunder). For the avoidance of doubt, nothing in this Section 7.02 shall affect the conditions precedent set forth in Article IV.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as Administrative Agent under this Agreement and the other Loan Documents, and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents with respect to the Administrative Agent, and the Administrative Agent’s duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties), (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and the Administrative Agent shall not be liable for the failure to disclose, any information relating to the Company, any Subsidiary or any other Affiliate thereof that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Company, any Lender or any Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.

The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Administrative Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof. In determining compliance with any condition hereunder to the making of a Loan or the issuance, amendment, renewal or extension of any Letter of Credit that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank, as applicable, unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank, as applicable, prior to the making of such Loan or such event as to such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it with reasonable care, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties, including, in the case of JPMorgan, through its London branch or through J.P. Morgan Europe Limited. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any of its sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with bad faith, gross negligence or willful misconduct in the selection of such sub-agents.

Subject to the terms of this paragraph, the Administrative Agent may resign at any time from its capacity as such. In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders, the Issuing Banks and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Company (not to be unreasonably withheld, conditioned or delayed) to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If the Person serving as the Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as the Administrative Agent and, subject to the consent of the Company (not to be unreasonably withheld, conditioned or delayed) appoint a successor. Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Company and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Company, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the retiring Administrative Agent for the account of any Person other than the retiring Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the retiring Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation or removal from its capacity as such, the provisions of this Article and Section 10.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as the Administrative Agent.

Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement, or delivering its signature page to an Assignment and Assumption or any other document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date or the Term Funding Date.

In case of the pendency of any proceeding with respect to the Company or any Borrowing Subsidiary under any United States (Federal or state) or foreign bankruptcy, insolvency, receivership, winding-up or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company or any Borrowing Subsidiary) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letters of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.14, 10.03 and 10.17) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 10.03).

Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any Borrowing Subsidiary, that at least one of the following is and will be true: (i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Employee Benefit Plans in connection with the Loans or the Commitments, (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, (iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement or (iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent and such Lender.

In addition, unless clause (i) of the immediately preceding paragraph is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in clause (iv) of the immediately preceding paragraph, such Lender further (a) represents and warrants, as of the date such Person became a Lender party hereto, to and (b) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any Borrowing Subsidiary, that: (i) none of the Administrative Agent or the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto), (ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least US$50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E), (iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations), (iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder and (v) no fee or other compensation is being paid directly to the Administrative Agent or any Arranger or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

The Administrative Agent and the Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the Transactions in that such Person or an Affiliate thereof (a) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (b) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (c) may receive fees or other payments in connection with the Transactions, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent fees, utilization fees, minimum usage fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Notwithstanding anything herein to the contrary, none of the Arrangers, the Syndication Agents or the Documentation Agents shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank), but all such Persons shall have the benefit of the indemnities and exculpatory provisions provided for hereunder or thereunder.

The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders and, except solely to the extent of the Company’s express rights to consent pursuant to and subject to the conditions set forth in this Article, the Company and the Borrowing Subsidiaries shall not have any rights as a third party beneficiary of any such provisions.

ARTICLE IX

Parent Guarantee

SECTION 9.01. Parent Guarantee. For valuable consideration, the receipt of which is hereby acknowledged, and to induce the Revolving Lenders to make Revolving Loans to each Borrowing Subsidiary and the Issuing Banks to issue, amend, renew or extend any Letters of Credit for the account of any Borrowing Subsidiary (and the Revolving Lenders to participate in such Letters of Credit as set forth herein), the Company hereby absolutely and unconditionally guarantees prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of (a) any and all existing and future Obligations of each Borrowing Subsidiary and (b) all obligations of each Borrowing Subsidiary to any Lender or any Affiliate of a Lender under or with respect to any Hedging Agreement or cash management arrangement or agreement (i) existing on the Effective Date with a Person that is a Lender on the Effective Date (or an Affiliate of such a Lender) and that continues to be a Lender (or an Affiliate of a Lender) or (ii) with a Person that was a Lender at the time the applicable Hedging Agreement or cash management arrangement or agreement was entered into (or an Affiliate of such a Lender) and that continues to be a Lender (or an Affiliate of a Lender), whether for principal, interest (including interest accruing after the commencement of any bankruptcy, insolvency or similar proceeding whether or not allowed as a claim in such proceeding), fees, expenses or otherwise (collectively, the “Guaranteed Obligations”, and each such Borrowing Subsidiary being an “Obligor” and collectively, the “Obligors”).

SECTION 9.02. Waivers. The Company waives, to the extent permitted by applicable law, notice of the acceptance of this Parent Guarantee and of the extension or continuation of the Guaranteed Obligations or any part thereof. The Company further waives, to the extent permitted by applicable law, presentment, protest, notice of notices delivered or demand made on any Obligor or action or delinquency in respect of the Guaranteed Obligations or any part thereof, including any right to require the Administrative Agent, the Lenders, the Issuing Banks or any other holder of any Guaranteed Obligations to sue any Obligor, any other guarantor or any other Person obligated with respect to the Guaranteed Obligations or any part thereof. The Administrative Agent, the Lenders, the Issuing Banks and the other holders of any Guaranteed Obligations shall have no obligation to disclose or discuss with the Company their assessments of the financial condition of the Obligors.

SECTION 9.03. Guarantee Absolute. This Parent Guarantee is a guarantee of payment and not of collection, is intended to have the same effect as if the Company were a primary obligor of the Guaranteed Obligations and not merely a surety, and the validity and enforceability of this Parent Guarantee shall be absolute and unconditional irrespective of, and shall not be impaired or affected by any of the following: (a) any extension, modification or renewal of, or indulgence with respect to, or substitutions for, the Guaranteed Obligations or any part thereof or any agreement relating thereto at any time, (b) any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, (c) any waiver of any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, (d) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any other guarantees with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any Person with respect to the Guaranteed Obligations or any part thereof, (e) the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto, (f) the application of payments received from any source to the payment of obligations other than the Guaranteed Obligations, any part thereof or amounts which are not covered by this Parent Guarantee even though the Administrative Agent, the Lenders and the Issuing Banks might lawfully have elected to apply such payments to any part or all of the Guaranteed Obligations or to amounts which are not covered by this Parent Guarantee, (g) any change in the ownership of any Obligor or the insolvency, bankruptcy or any other change in the legal status of any

Obligor, (h) the change in or the imposition of any law, decree, regulation or other governmental act which does or might impair, delay or in any way affect the validity, enforceability or the payment when due of the Guaranteed Obligations, (i) the failure of the Company or any Obligor to maintain in full force, validity or effect or to obtain or renew when required all governmental and other approvals, licenses or consents required in connection with the Guaranteed Obligations or this Parent Guarantee, or to take any other action required in connection with the performance of all obligations pursuant to the Guaranteed Obligations or this Parent Guarantee, (j) the existence of any claim, setoff or other rights which the Company may have at any time against any Obligor, or any other Person in connection herewith or an unrelated transaction, (k) the Administrative Agent’s, any Lender’s or any Issuing Bank’s election, in any case or proceeding instituted under chapter 11 of the United States Bankruptcy Code, of the application of section 1111(b)(2) of the United States Bankruptcy Code, (l) any borrowing, use of cash collateral, or grant of a security interest by the Company, as debtor in possession, under section 363 or 364 of the United States Bankruptcy Code, (m) the disallowance of all or any portion any Person’s claims for repayment of the Guaranteed Obligations under section 502 or 506 of the United States Bankruptcy Code, or (n) any other circumstances, whether or not similar to any of the foregoing, which could constitute a defense to a guarantor, in each case, whether or not the Company shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (a) through (n) of this Section. It is agreed that the Company’s liability hereunder is several and independent of any other guarantees or other obligations at any time in effect with respect to the Guaranteed Obligations or any part thereof and that the Company’s liability hereunder may be enforced regardless of the existence, validity, enforcement or non-enforcement of any such other guarantees or other obligations or any provision of any applicable law or regulation purporting to prohibit payment by any Obligor of the Guaranteed Obligations in the manner agreed upon between the Obligor and the Administrative Agent, the Lenders, the Issuing Banks and other holders of any Guaranteed Obligations.

SECTION 9.04. Acceleration. The Company agrees that, as between the Company on the one hand and the Lenders, the Issuing Banks, the Administrative Agent and the other holders of Guaranteed Obligations, on the other hand, the obligations of each Obligor guaranteed under this Article IX may be declared to be forthwith due and payable, or may be deemed automatically to have been accelerated, as provided in Section 7.01 for purposes of this Article IX, notwithstanding any stay, injunction or other prohibition (whether in a bankruptcy proceeding affecting such Obligor or otherwise) preventing such declaration as against such Obligor and that, in the event of such declaration or automatic acceleration, such obligations (whether or not due and payable by such Obligor) shall forthwith become due and payable by the Company for purposes of this Article IX.

SECTION 9.05. Marshaling; Reinstatement. None of the Lenders, the Issuing Banks, the Administrative Agent or any other holder of Guaranteed Obligations, or any Person acting for or on behalf of any of the foregoing, shall have any obligation to marshall any assets in favor of the Company or against or in payment of any or all of the Guaranteed Obligations. If the Company or any Obligor makes a payment or payments to any Lender, any Issuing Bank, the Administrative Agent or any other holder of any

Guaranteed Obligation, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to such Borrower, the Company or any other Person, or their respective estates, trustees, receivers or any other party, including, without limitation, the Company, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the part of the Guaranteed Obligations which has been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the time immediately preceding such initial payment, reduction or satisfaction.

SECTION 9.06. Subrogation. Until the irrevocable payment in full of the Obligations (other than (x) obligations in respect of Hedging Agreements or cash management arrangements and (y) other Obligations that are contingent in nature or unliquidated at such time) and termination of all commitments which could give rise to any Guaranteed Obligation, the Company shall not exercise any right of subrogation with respect to the Guaranteed Obligations, and hereby waives, to the extent permitted by applicable law, any right to enforce any remedy which the Administrative Agent, the Lenders, the Issuing Banks or any other holder of any Guaranteed Obligations now has or may hereafter have against the Company, any endorser or any other guarantor of all or any part of the Guaranteed Obligations, and the Company hereby waives, to the extent permitted by applicable law, any other liability of any Obligor to the Administrative Agent, the Lenders, the Issuing Banks and/or any other holder of any Guaranteed Obligations.

SECTION 9.07. Termination Date. Subject to Section 9.05, this Parent Guarantee shall continue in effect until the later of (a) the Revolving Maturity Date and (b) the date on which this Agreement has otherwise expired or been terminated in accordance with its terms and all of the Guaranteed Obligations have been paid in full in cash (other than (x) obligations in respect of Hedging Agreements or cash management arrangements and (y) other obligations that are contingent in nature or unliquidated at such time, it being understood, however, that this Parent Guarantee shall remain in effect as to such obligations if an Event of Default shall have occurred and the other Guaranteed Obligations shall have been discharged through an exercise of remedies).

ARTICLE X

Miscellaneous

SECTION 10.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone and subject to paragraph (b) of this Section, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i) if to the Company or any Borrowing Subsidiary, to (or to it in care of) Trimble Inc., 935 Stewart Drive, Sunnyvale, CA 94085, Attention of General Counsel (Fax No. (408) 481-7780, Email: jim_kirkland@trimble.com), with a copy to the attention of Chief Financial Officer (Email:rob_painter@trimble.com) and a copy to the attention of Treasurer (Email:treasury_helpdesk@trimble.com);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 10 S Dearborn, Floor L2S, Chicago, Illinois 60603, Attention of Lamekia N. Davis (Fax No. (844) 490-5663, Email: lamekia.davis@chase.com); and, if any such notice or communication relates to a Loan denominated in an Alternative Currency, with a copy to JPMorgan Chase Bank, N.A., Loan and Agency Group, 25 Bank Street, Canary Wharf, London E14 5J (Fax No. +44 (0)20 7777 2360, E-Fax : 12016395145@tls.ldsprod.com, Email: loan_and_agency_london@jp morgan.com);

(iii) if to any Issuing Bank, to it at its address (or fax number) most recently specified by it in a notice delivered to the Administrative Agent and the Company (or, in the absence of any such notice, to the address (or fax number) set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof); and

(iv) if to any Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (but if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and notices delivered through electronic communications to the extent provided in paragraph (b) of this Section shall be effective as provided in such paragraph.

(b) Notices and other communications to the Administrative Agent, the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communications (including email and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender or Issuing Bank if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Any notices or other communications to the Administrative Agent, the Company or any Borrowing Subsidiary may be delivered or furnished by electronic communications pursuant to procedures approved in advance by the recipient thereof; provided that approval of such procedures may be limited or rescinded by such Person by notice to each other such Person. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient; and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address, fax number or email address for notices and other communications hereunder by notice to the other parties hereto.

(d) The Administrative Agent may, but shall not be obligated to, make any Communication by posting such Communication on Debt Domain, IntraLinks, SyndTrak or a similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available”. Neither the Administrative Agent nor any of its Related Parties warrants, or shall be deemed to warrant, the adequacy of the Platform, and the Administrative Agent expressly disclaims liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Administrative Agent or any of its Related Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to any Borrower, any Lender, any Issuing Bank or any other Person for damages of any kind (whether in tort, contract or otherwise), arising out of any Borrower’s or the Administrative Agent’s transmission of Communications through the Platform except, in the case of direct damages of any Borrower (but not any indirect, special, incidental or consequential damages), to the extent arising from the Administrative Agent’s or such Related Party’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and nonappealable judgment. The Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Platform.

SECTION 10.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) or (c) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement and the making of the Loans or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as provided in paragraph (c) of this Section, none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Company, the Administrative Agent and the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Borrowers that are parties thereto (or, in the case of any Borrowing Subsidiary, by the Company on its behalf), in each case with the consent of the Required Lenders; provided that no such agreement shall (i) (A) waive any condition set forth in Section 4.02 without the written consent of the Majority in Interest of the Term Lenders, (B) waive any condition set forth in Section 4.03 without the written consent of the Majority in Interest of the Revolving Lenders or (C) waive any condition set forth in Section 4.04 without the written consent of the Majority in Interest of the Revolving Lenders (it being understood and agreed, in each case, that any amendment or waiver of, or any consent with respect to, any provision of this Agreement (other than any waiver expressly relating to Section 4.02, 4.03 or 4.04, as the case may be) or any other Loan Document, including any amendment of any affirmative or negative covenant set forth herein or in any other Loan Document or any waiver of a Default or an Event of Default, shall not be deemed to be a waiver of a condition set forth in Section 4.02, 4.03 or 4.04), (ii) increase the Commitment of any Lender without the written consent of such Lender, (iii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon or reduce any fees payable hereunder (other than as a result of any change in the definition, or in any components thereof, of the term “Leverage Ratio”), without the written consent of each Lender directly and adversely affected thereby (other than any waiver of any default interest applicable pursuant to Section 2.10(d)), (iv) postpone the scheduled maturity date of any Loan, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any principal, interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby, (v) change Section 2.15(b) or 2.15(c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (vi) change any of the provisions of this paragraph or the percentage set forth in the definition of the term “Required Lenders” or “Majority in Interest” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), provided that, with the consent of the Required Lenders, the provisions of this paragraph and the definition of the term “Required Lenders” may be amended to include references to any new class of loans created under this Agreement (or to lenders extending such loans), (vii) change the currency of any Loan of any Lender without the written consent of such Lender, or add any new currency as an Alternative Currency without the written consent of each Revolving Lender, (viii) release (including by limiting liability in respect thereof) the Company from its obligations under the Parent Guarantee without the written consent of each Revolving Lender or (ix) change any provisions of this Agreement in a manner that by its terms adversely affects the rights of Lenders of any Class differently than those of any other Class, without the written consent of Lenders representing a Majority in Interest of each differently affected Class; provided further that no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent or any Issuing Bank without the written consent of the Administrative Agent or such Issuing Bank, as the case may be.

(c) Notwithstanding anything to the contrary in paragraph (a) or (b) of this Section:

(i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Company and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment;

(ii) no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (ii), (iii) or (iv) of the first proviso of paragraph (b) of this Section and then only in the event such Defaulting Lender shall be directly and adversely affected by such amendment, waiver or other modification;

(iii) in the case of any amendment, waiver or other modification referred to in the first proviso of paragraph (b) of this Section, no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of any Lender that receives payment in full of the principal of and interest accrued on each Loan made by such Lender, and all other amounts owing to or accrued for the account of such Lender under this Agreement and the other Loan Documents, at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification;

(iv) any amendment, waiver or other modification of this Agreement or any other Loan Document that by its terms affects the rights or duties hereunder or thereunder of the Lenders of one or more Classes (but not the Lenders of any other Class) may be effected by an agreement or agreements in writing entered into by the Company, the Administrative Agent and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time;

(v) this Agreement and the other Loan Documents may be amended in the manner provided in Sections 2.11(b), 2.18, 2.19 and 6.02(g);

(vi) this Agreement and the other Loan Documents may be amended in the manner provided in Section 2.21 and, in connection with any Borrowing Subsidiary becoming a party hereto, this Agreement (including the Exhibits hereto) may be amended by an agreement in writing entered into by the Company and the Administrative Agent to provide for such technical modifications as they determine to be necessary or advisable in connection therewith;

(vii) in connection with the incurrence of any Viewpoint Acquisition Indebtedness, this Agreement and the other Loan Documents may be amended by an agreement in writing entered into by the Company and the Administrative Agent to add any restrictive or financial covenant, event of default or guarantee requirement in the manner provided in Section 1.07;

(viii) in connection with the addition of any new currency as an Alternative Currency in accordance with the definition of such term (and clause (vi) of paragraph (b) of this Section), this Agreement (including the Exhibits hereto) may be amended by an agreement in writing entered into by the Company and the Administrative Agent to provide for such technical modifications as they determine to be necessary or advisable in connection therewith; and

(ix) an amendment to this Agreement contemplated by the last sentence of the penultimate paragraph of the definition of the term “Applicable Rate” may be made pursuant to an agreement or agreements in writing entered into by the Company, the Administrative Agent and the Required Lenders.

(d) The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender. Any amendment, waiver or other modification effected in accordance with this Section shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

SECTION 10.03. Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for any of the foregoing (but limited to a single primary counsel and, if reasonably necessary, a single local counsel in each relevant jurisdiction (including each Home Country of any Borrowing Subsidiary), in each case, for the Administrative Agent, the Arrangers and their Affiliates taken as a whole (which may be a single local counsel acting in multiple jurisdictions)), in connection with the structuring, arrangement and syndication of the credit facilities provided for herein, including the preparation, execution and delivery of the Bridge Commitment Letter, the Commitment Letter and the Fee Letters, as well as the preparation, execution, delivery and administration of this Agreement, the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Arranger, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any of the foregoing, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Company shall indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers, the Syndication Agents, the Documentation Agents, each Lender and each Issuing Bank, and each Related Party of any of the foregoing (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee (but limited to a single primary counsel and, if reasonably necessary, a single local counsel in each relevant jurisdiction (including each Home Country of any Borrowing Subsidiary), in each case, for the Indemnitees, taken as a whole (which may be a single local counsel acting in multiple jurisdictions) and, in the case of an actual or perceived conflict of interest, where the party affected by such conflict informs the Company of such conflict and thereafter retains its own counsel, of another firm of primary counsel and, if reasonably necessary, another firm of local counsel in each relevant jurisdiction (which may include a single local counsel acting in multiple jurisdictions)), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the structuring, arrangement and syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Commitment Letter, the Bridge Commitment Letter, the Fee Letters, this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Commitment Letter, the Bridge Commitment Letter, the Fee Letters, this Agreement or the other Loan Documents of their obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Contaminants on or from any property currently or formerly owned or operated by the Company or any Subsidiary (or Person that was formerly a Subsidiary) or any of them, or any other liability under Environmental Laws related in any way to the Company, any Subsidiary (or Person that was formerly a Subsidiary) or any of them, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any party to the Commitment Letter, the Bridge Commitment Letter, the Fee Letters, this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (1) the gross negligence, bad faith or wilful misconduct of such Indemnitee or (2) a breach in bad faith of the funding obligations of such Indemnitee under this Agreement or (B) arise from any dispute among the Indemnitees, other than any claim, litigation, investigation or proceeding against the Administrative Agent, any Arranger, any Syndication Agent, any Documentation Agent or any other titled person in its capacity or in fulfilling its role as such and other than any claim, litigation, investigation or proceeding arising out of any act or omission on the part of the Borrowers or any of their Affiliates. Each Indemnitee shall be obligated to refund and return promptly any and all amounts actually paid by the Company to such Indemnitee under this paragraph for any losses, claims, damages, penalties, liabilities or expenses to the extent such Indemnitee is subsequently determined, by a court of competent jurisdiction by final and nonappealable judgment, to not be entitled to payment of such amounts in accordance with the terms of this paragraph. This paragraph shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) To the extent that the Company fails indefeasibly to pay any amount required under paragraph (a) or (b) of this Section to the Administrative Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing (and without limiting its obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or such sub-agent) or such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such Issuing Bank. For purposes of this Section, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the aggregate amount of the Revolving Loans, unused Revolving Commitments and Term Loans (or, prior to the funding of the Term Loans on the Term Funding Date, Term Commitments) at the time outstanding or in effect (or most recently outstanding or in effect, if none of the foregoing shall be outstanding or in effect at such time).

(d) To the fullest extent permitted by applicable law, no Borrower shall assert, or permit any of its Affiliates or Related Parties to assert, and each Borrower hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), except to the extent arising from the bad faith, gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final and nonappealable judgment, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) To the fullest extent permitted by applicable law, the Administrative Agent, the Arrangers, the Issuing Banks, the Lenders, the Syndication Agents and the Documentation Agents shall not assert, or permit any of their respective Affiliates or Related Parties to assert, and each of them hereby waives, any claim against the Borrowers, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided, that nothing in this paragraph (e) shall limit the Borrowers’ indemnity and reimbursement obligations set forth in this Section or separately agreed.

(f) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 10.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) other than as expressly permitted by Section 6.06 with respect to any Borrowing Subsidiary, neither the Company nor any Borrowing Subsidiary may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), sub-agents of the Administrative Agent, Participants (to the extent provided in paragraph (c) of this Section), the Arrangers, the Syndication Agents, the Documentation Agents and, to the extent expressly contemplated hereby, the Related Parties of the foregoing) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(A) the Company; provided that no consent of the Company shall be required (1) in the case of Term Commitments and Term Loans, (x) for an assignment to a Specified Permitted Lender, (y) after the Term Funding Date, for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or (z) after the Term Funding Date, if an Event of Default shall have occurred and be continuing, (2) in the case of Revolving Commitments and Revolving Loans, (x) for an assignment to a Revolving Lender, an Affiliate of a Revolving Lender or an Approved

Fund of a Revolving Lender or (y) if an Event of Default shall have occurred and be continuing and (3) for any assignment between Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC; provided further, in each case, that the Company shall be deemed to have consented to any assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B) the Administrative Agent; provided that, after the Term Funding Date, no consent of the Administrative Agent shall be required with respect to assignments of Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) each Issuing Bank; provided that no consent of any Issuing Bank shall be required with respect to assignments of Term Commitments and Term Loans.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than US$5,000,000 unless each of the Company and the Administrative Agent otherwise consents; provided that (1) no such consent of the Company shall be required if an Event of Default has occurred and is continuing and (2) the Company shall be deemed to have consented to any assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform), together with a processing and recordation fee of US$3,500, provided that only one such processing and recordation fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender; and

(D) the assignee, if it shall not already be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.14(f) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including United States (Federal or State) and foreign securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14, 10.03 and 10.17); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.04(c).

(iv) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and records of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and, as to entries pertaining to it, any Issuing Bank or Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon receipt by the Administrative Agent of an Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform) executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.14(f) (unless the assignee shall already be a Lender hereunder) and the processing and recordation fee referred to in this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto. Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.

(c) (i) Any Lender may, without the consent of any Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more Eligible Assignees (“Participants”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and Loans of any Class); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and/or obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such

Participant or requires the approval of all the Lenders (or all the Lenders of the applicable Class). The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (x) agrees to be subject to the provisions of Sections 2.15 and 2.16 as if it were an assignee under paragraph (b) of this Section and (y) shall not be entitled to receive any greater payment under Section 2.12 or 2.14 with respect to any participation than its participating Lender would have been entitled to receive. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 2.16(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain records of the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or other rights and/or obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that any such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as such) shall have any responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or grant to secure obligations to a Federal Reserve Bank or other central bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Borrowers in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto or thereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any of the Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agents, the Issuing Banks, the Lenders or any Related Party of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document was executed and delivered or any credit was extended hereunder, and shall continue in full force and effect as long as the principal of or any interest accrued on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid (other than contingent obligations for indemnification, expense reimbursement, tax gross-up or yield protection as to which no claim has been made) or any LC Exposure is outstanding and so long as any of the Commitments have not expired or terminated. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, in the event that, in connection with the refinancing or repayment in full of the Revolving Facility, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrowers (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank, or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents (including for purposes of determining whether the Company is required to comply with Articles V and VI hereof, but excluding Sections 2.12, 2.13, 2.14, 10.03 and 10.17 and any expense reimbursement or indemnity provisions set forth in any other Loan Document), and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.20(d) or 2.20(f). The provisions of Sections 2.12, 2.13, 2.14, 2.15(d), 9.05, 10.03, 10.17 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06. Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates under the Commitment Letter and any commitment advices with respect to the credit facilities established hereby submitted by any Lender (but do not supersede (a) except as may be set forth in the Bridge Facility Agreement, the commitments under the Bridge Commitment Letter or any other provision of the Bridge Commitment Letter and (b) any other provisions of the

Commitment Letter or the Fee Letters that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect). Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement (including any Assignment and Assumptions, amendments and other notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on the Platform, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, the Administrative Agent is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

SECTION 10.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and Issuing Bank and each Affiliate of any of the foregoing is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender or Issuing Bank or by such an Affiliate to or for the credit or the account of the Company or any Borrowing Subsidiary against any of and all the obligations then due of the Company or any Borrowing Subsidiary now or hereafter existing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement and although such obligations of the Company or such Borrowing Subsidiary are owed to a branch, office or Affiliate of such Lender or Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender and Issuing Bank, and each

Affiliate of any of the foregoing, under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank or Affiliate may have. Each Lender and Issuing Bank agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give notice shall not affect the validity of such setoff and application. Notwithstanding anything to the contrary in this Agreement, in no event will any deposits or other amounts at any time held or other obligations at any time owing by any Lender or Issuing Bank or any of their respective Affiliates to or for the account of any Foreign Borrowing Subsidiary be set off and applied against any obligations under this Agreement of the Company or any Domestic Borrowing Subsidiary.

SECTION 10.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be governed by, and construed in accordance with, the law of the State of New York; provided that (i) the interpretation of the definition of the term “Acquired Company Material Adverse Effect” and whether or not an Acquired Company Material Adverse Effect exists, (ii) the determination of the accuracy of any Viewpoint Acquisition Agreement Representations and whether as a result of a breach or inaccuracy of any Viewpoint Acquisition Agreement Representations the Company or any of its Affiliates have the right to elect not to consummate the Viewpoint Acquisition or to terminate their respective obligations under the Viewpoint Acquisition Agreement and (iii) the determination of whether the Viewpoint Acquisition has been consummated in all material respects in accordance with the Viewpoint Acquisition Agreement, in each case, shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements executed and performed entirely within such State without regard to conflicts of law principles of the State of Delaware or any other jurisdiction that would cause the laws of any jurisdiction other than the State of Delaware to apply.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the United States District Court of the Southern District of New York and of the Supreme Court of the State of New York sitting in New York County, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each Borrower hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement or any other Loan Document brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such United States District Court or, if that court does not have subject matter jurisdiction, such Supreme Court. Each party hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any suit, action or proceeding relating to this Agreement or any other Loan Document against any Borrower or any of its properties in the courts of any jurisdiction.

(c) Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e) Each Borrowing Subsidiary hereby irrevocably designates, appoints and empowers the Company, and the Company hereby accepts such appointment, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document. Such service may be made by mailing or delivering a copy of such process to any Borrowing Subsidiary in care of the Company at the Company’s address used for purposes of giving notices under Section 10.01, and each Borrowing Subsidiary hereby irrevocably authorizes and directs the Company to accept such service on its behalf.

(f) In the event any Borrowing Subsidiary or any of its assets has or hereafter acquires, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Loan Document, any immunity from jurisdiction, legal proceedings, attachment (whether before or after judgment), execution, judgment or setoff, such Borrowing Subsidiary hereby irrevocably agrees not to claim and hereby irrevocably and unconditionally waives such immunity.

SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors, it being understood that the Persons to whom such disclosure is made either are informed of the confidential nature of such Information and instructed to keep such Information confidential or are subject to customary confidentiality obligations of employment or professional practice, (b) to the extent required or requested by any Governmental Authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case such Person agrees to inform the Company promptly thereof prior to such disclosure to the extent practicable and not prohibited by applicable law (except with respect to any audit or examination conducted by bank accountants or any Governmental Authority exercising examination or regulatory authority)), (c) to the extent required by applicable law or by any subpoena or similar legal process (in which case such Person agrees to inform the Company promptly thereof prior to such disclosure to the extent practicable and not prohibited by applicable law), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document, the enforcement of rights hereunder or thereunder or any Transactions, (f) subject to an agreement containing confidentiality undertakings substantially the same as those of this Section (which shall be deemed to include those required to be made in order to obtain access to information posted on IntraLinks, SyndTrak or any other Platform), to (i) any assignee of or Participant in (or its Related Parties), or any prospective assignee of or Participant in (or its Related Parties), any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to the Company or any Subsidiary and their respective obligations, (g) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (h) with the consent of the Company, (i) to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement or any other Loan Document, provided that such information is limited to the information about this Agreement and the other Loan Documents, or (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank, any Lender or any Affiliate of any of the foregoing on a nonconfidential basis from a source other than the Company or any Subsidiary that is not known by the Administrative Agent, such Lender, such Issuing Bank or such Affiliate to be prohibited from disclosing such Information to such Persons by a legal, contractual, or fiduciary obligation to the Company or any Subsidiary. For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or its businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank, any Lender or any Affiliate of any of the foregoing on a nonconfidential basis prior to disclosure by the Company or any Subsidiary; provided that, in the case of information received from the Company or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. It is agreed that, notwithstanding the restrictions of any prior confidentiality agreement binding on the Administrative Agent or any Arranger, such Persons may disclose Information as provided in this Section.

SECTION 10.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.14. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the USA PATRIOT Act it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the USA PATRIOT Act.

SECTION 10.15. No Fiduciary Relationship. Each Borrower, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrowers and their Affiliates, on the one hand, and the Administrative Agent, the Lenders, the Issuing Banks and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and none of the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks or their Affiliates has any obligation to disclose any of such interests to the Borrowers or any of their Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it or any of its Affiliates may have against the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks or their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 10.16. Non-Public Information. (a) Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Borrowers or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Each Lender represents to the Borrowers and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including United States (Federal or state) and foreign securities laws.

(b) The Borrowers and each Lender acknowledge that, if information furnished by or on behalf of the Borrowers pursuant to or in connection with this Agreement is being distributed by the Administrative Agent through the Platform, (i) the Administrative Agent may post any information that the Company has indicated as containing MNPI solely on that portion of the Platform designated for Private Side Lender Representatives and (ii) if the Company has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, the Administrative Agent reserves the right to post such information solely on that portion of the Platform designated for Private Side Lender Representatives. The Company agrees to clearly designate all information provided to the Administrative Agent by or on behalf of the Borrowers that is suitable to be made available to Public Side Lender Representatives, and the Administrative Agent shall be entitled to rely on any such designation by the Company without liability or responsibility for the independent verification thereof.

(c) If the Company does not file this Agreement with the SEC, then the Company hereby authorizes the Administrative Agent to distribute the execution version of this Agreement and the Loan Documents to all Lenders, including their Public Side Lender Representatives. The Company acknowledges its understanding that Lenders, including their Public Side Lender Representatives, may be trading in securities of the Company and its Affiliates while in possession of the Loan Documents.

SECTION 10.17. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto (including each Borrowing Subsidiary) agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each Borrower in respect of any sum due to any other party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such deficiency.

SECTION 10.18. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Lender or Issuing Bank that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or Issuing Bank party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TRIMBLE INC.

By	/s/ Robert G. Painter
Name: Robert G. Painter
Title: Chief Financial Officer

JPMORGAN CHASE BANK, N.A., individually and as the Administrative Agent

by	/s/ Caitlin Stewart
Name: Caitlin Stewart
Title: Executive Director

SIGNATURE PAGE TO

CREDIT AGREEMENT OF

TRIMBLE INC.

Name of Institution: Goldman Sachs Bank USA

by	/s/ Thomas M. Manning
Name: Thomas M. Manning
Title: Authorized Signatory

For any Lender requiring a second signature block:

by	/s/ Thomas M. Manning
Name: Thomas M. Manning
Title: Authorized Signatory

SIGNATURE PAGE TO

CREDIT AGREEMENT OF

TRIMBLE INC.

Bank of America, N.A.

by	/s/ Jeannette Lu
Name: Jeannette Lu
Title: Director

SIGNATURE PAGE TO

CREDIT AGREEMENT OF

TRIMBLE INC.

Name of Institution: The Bank of Nova Scotia

by	/s/ Jason Rinne
Name: Jason Rinne
Title: Director

SIGNATURE PAGE TO

CREDIT AGREEMENT OF

TRIMBLE INC.

Name of Institution: Wells Fargo Bank, N.A.

by	/s/ Derek Jensen
Name: Derek Jensen
Title: Vice President

SIGNATURE PAGE TO

CREDIT AGREEMENT OF

TRIMBLE INC.

Name of Institution: Compass Bank

by	/s/ Ray Nambiar
Name: Ray Nambiar
Title: Sr. Vice President

For any Lender requiring a second signature block:

by
Name:
Title:

SIGNATURE PAGE TO

CREDIT AGREEMENT OF

TRIMBLE INC.

Name of Institution: HSBC Bank USA, N.A.

by	/s/ Jeffrey A. French
Name: Jeffrey A. French
Title: SVP & Regional Commercial Executive

For any Lender requiring a second signature block:

by
Name:
Title:

SIGNATURE PAGE TO

CREDIT AGREEMENT OF

TRIMBLE INC.

Name of Institution: MUFG Bank, Ltd.

by	/s/ Matthew Antioco
Name: Matthew Antioco
Title: Director

SIGNATURE PAGE TO

CREDIT AGREEMENT OF

TRIMBLE INC.

Name of Institution: PNC Bank, N.A.

by	/s/ Scott W. Miller
Name: Scott W. Miller
Title: Vice President

SIGNATURE PAGE TO

CREDIT AGREEMENT OF

TRIMBLE INC.

Name of Institution: Sumitomo Mistui Banking Corporation

by	/s/ James D. Weinstein
Name: James D. Weinstein
Title: Managing Director

SIGNATURE PAGE TO

CREDIT AGREEMENT OF

TRIMBLE INC.

TD Bank, N.A.

by	/s/ Matt Waszmer
Name: Matt Waszmer
Title: Senior Vice President

SIGNATURE PAGE TO

CREDIT AGREEMENT OF

TRIMBLE INC.

Name of Institution: U.S. Bank National Association

by	/s/ Lukas Coleman
Name: Lukas Coleman
Title: Vice President

SIGNATURE PAGE TO

CREDIT AGREEMENT OF

TRIMBLE INC.

Name of Institution: Nordea Bank AB, New York Branch

by	/s/ Olli Savikko
Name: Olli Savikko
Title: Senior Vice President

For any Lender requiring a second signature block:

by	/s/ Rolf Risan
Name: Rolf Risan
Title: Senior Vice President

SIGNATURE PAGE TO

CREDIT AGREEMENT OF

TRIMBLE INC.

Name of Institution: Branch Banking and Trust Company

by	/s/ Erron Powers
Name: Erron Powers
Title: Senior Vice President

For any Lender requiring a second signature block:

by
Name:
Title:

SIGNATURE PAGE TO

CREDIT AGREEMENT OF

TRIMBLE INC.

Name of Institution: KEYBANK NATIONAL ASSOCIATION

by	/s/ Geoff Smith
Name: Geoff Smith
Title: Senior Vice President

SIGNATURE PAGE TO

CREDIT AGREEMENT OF

TRIMBLE INC.

Name of Institution: KBC Bank NV, New York Branch

by	/s/ Nicholas Fiore
Name: Nicholas Fiore
Title: Director

For any Lender requiring a second signature block:

by	/s/ Susan Silver
Name: Susan Silver
Title: Managing Director

SCHEDULE 2.01

Commitments

Lender	Revolving Commitment	Term Commitment
JPMorgan Chase Bank, N.A.	$129,166,666.66	$50,833,333.34
Goldman Sachs Bank USA	$129,166,666.66	$50,833,333.34
Bank of America, N.A.	$129,166,666.66	$50,833,333.34
The Bank of Nova Scotia	$92,857,142.86	$37,142,857.14
Wells Fargo Bank, National Association	$92,857,142.86	$37,142,857.14
Compass Bank	$71,428,571.43	$28,571,428.57
HSBC Bank USA, N.A.	$71,428,571.43	$28,571,428.57
MUFG Bank, Ltd.	$71,428,571.43	$28,571,428.57
PNC Bank, National Association	$71,428,571.43	$28,571,428.57
Sumitomo Mitsui Banking Corporation	$71,428,571.43	$28,571,428.57
TD Bank, N.A.	$71,428,571.43	$28,571,428.57
U.S. Bank National Association	$71,428,571.43	$28,571,428.57
Nordea Bank AB (publ), New York Branch	$58,928,571.43	$23,571,428.57
Branch Banking and Trust Company	$46,428,571.43	$18,571,428.57
KeyBank National Association	$46,428,571.43	$18,571,428.57
KBC Bank N.V., New York Branch	$25,000,000.00	$12,500,000.00

Total Commitments	$1,250,000,000.00	$500,000,000.00

SCHEDULE 2.20

LC Commitments

Lender	Commitment
JPMorgan Chase Bank, N.A.	$16,666,666.67
Goldman Sachs Bank USA	$16,666,666.67
Bank of America, N.A.	$16,666,666.66

Total LC Commitments	$50,000,000.00

EXHIBIT A

[FORM OF]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement dated as of May 15, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Trimble Inc., a Delaware corporation (the “Company”), the Borrowing Subsidiaries party thereto (together with the Company, the “Borrowers”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions referred to above and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of the outstanding rights and obligations of the Assignor under the credit facility identified below (including any guarantees and Letters of Credit included in such credit facility) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:

[and is [a Specified Permitted Lender] [a [Revolving] [Term] Lender] [an Affiliate/Approved Fund of [Identify Lender]]]1

[1]	Select as applicable.

EXHIBIT A

3. Borrowers: Trimble Inc. and the Borrowing Subsidiaries

4. Administrative Agent: JPMorgan Chase Bank, N.A.

5. Assigned Interest:

Facility Assigned	Aggregate Amount of Commitments/Loans of the applicable Class of all Lenders	Amount of the Commitments/Loans of the applicable Class Assigned[2]	Percentage Assigned of Aggregate Amount of Commitments/ Loans of the applicable Class of all Lenders[3]
Revolving Commitments/Revolving Loans	[US$]/[currency]	[US$]/[currency]	%
Term Commitments/Term Loans	US$[ ]	US$[ ]	%

Effective Date:                  , 20         [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]

The Assignee, if not already a Lender, agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable law, including United States (Federal or State) and foreign securities laws.

[2]	Must comply with the minimum assignment amounts set forth in Section 10.04(b)(ii)(A) of the Credit Agreement, to the extent such minimum assignment amounts are applicable.
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitments/Loans of the applicable Class of all Lenders.

EXHIBIT A-2

The terms set forth above are hereby agreed to:	[Consented to and][5] Accepted:

, as Assignor,	JPMORGAN CHASE BANK, N.A., as Administrative Agent [and as Issuing Bank],

By:	By:
Name:	Name:
Title:	Title:

, as Assignee,[4]	Consented to:

By:	[TRIMBLE INC.
Name:
Title:	By:
Name:
Title:][6]

[[ ], as
an Issuing Bank

By:
Name:
Title:][7]

[4]	The Assignee must deliver to the Company all applicable Tax forms required to be delivered by it under Section 2.14(f) of the Credit Agreement.
[5]	No consent of the Administrative Agent is required for an assignment of Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund under Section 10.04(b) of the Credit Agreement.
[6]	No consent of the Company is required for (a) in the case of Term Commitments and Term Loans, (i) for an assignment to a Specified Permitted Lender, (ii) after the Term Funding Date, for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or (iii) after the Term Funding Date, if an Event of Default has occurred and is continuing or (b) in the case of Revolving Commitments and Revolving Loans, (i) for an assignment to a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund of a Revolving Lender or (ii) if an Event of Default has occurred and is continuing.
[7]	No consent of any Issuing Bank is required with respect to assignments of Term Commitments and Term Loans.

EXHIBIT A-3

ANNEX 1 TO

ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, other than statements made by it herein, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Documents, (iii) the financial condition of the Borrowers, any of their Subsidiaries or other Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or other Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption, to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder and (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof (or, prior to the first such delivery, the financial statements referred to in Section 3.04 thereof), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

EXHIBIT A-1

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

EXHIBIT A-1-2

EXHIBIT B

[FORM OF]

BORROWING REQUEST

JPMorgan Chase Bank, N.A.

as Administrative Agent

10 S. Dearborn, Floor L2S

Chicago, IL 60603

Attention of Lamekia N. Davis

Fax No.: (844) 490-5663

Email: lamekia.davis@chase.com

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of May 15, 2018 (as amended, restated, supplemented or otherwise modified time to time, the “Credit Agreement”), among Trimble Inc., a Delaware corporation (the “Company”), the Borrowing Subsidiaries party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

This notice constitutes a Borrowing Request and the [Borrower specified below] [the Company on behalf of the Borrower specified below] hereby gives notice, pursuant to Section 2.03 of the Credit Agreement, that it requests a [Term Borrowing] [Revolving Borrowing] under the Credit Agreement, and in connection therewith specifies the following information with respect to such Borrowing:

(A)	Name of Borrower:

(B)	Class of Borrowing: [Term Borrowing] [Revolving Borrowing]

(C)	Currency and aggregate principal amount of Borrowing:[1] [US$][specify Alternative Currency for Revolving Borrowings]

(D)	Date of Borrowing (which is a Business Day):

(E)	Type of Borrowing:[2]

[1]	Must comply with Sections 2.01 and 2.02(c) of the Credit Agreement.
[2]	Specify ABR Borrowing, LIBOR Borrowing or EURIBOR Borrowing. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be (a) in the case of a Borrowing denominated in US Dollars and made to the Company or a Domestic Borrowing Subsidiary, an ABR Borrowing, (b) in the case of Borrowing denominated in an Alternative Currency (other than Euros), a LIBOR Borrowing and (c) in the case of a Borrowing denominated in Euros, a EURIBOR Borrowing.

EXHIBIT B

(F)	Interest Period and the last day thereof:[3]

(G)	Location and number of the account to which proceeds of the requested Borrowing are to be disbursed: [Name of Bank] (Account No.: )

[Issuing Bank to which proceeds of the requested Borrowing are to be disbursed:                                         )]4

[(H)	Jurisdiction from which payments of the principal and interest on such Borrowing will be made: )][5]

[The [Borrower specified above] [Company on behalf of the Borrower specified above] hereby certifies that the conditions specified in paragraphs (a) and (b) of Section 4.03 of the Credit Agreement have been satisfied.]6

Very truly yours,

[TRIMBLE INC.] [OTHER BORROWER]

By:
Name:
Title:

[3]	Shall be subject to the definition of “Interest Period” and can be a period of one, two, three or six months. If an Interest Period is not specified, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. May not end after the applicable Maturity Date.
[4]	Specify only in the case of an ABR Revolving Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.20(f) of the Credit Agreement.
[5]	Specify only in the case of a Borrowing by a Foreign Borrowing Subsidiary.
[6]	This paragraph to be omitted in the case of any Term Loans or any Bridge Loans requested to be made on the Term Funding Date.

EXHIBIT B-2

EXHIBIT C-1

[FORM OF] BORROWING SUBSIDIARY ACCESSION AGREEMENT dated as of [                ] (this “Agreement”), among TRIMBLE INC., a Delaware corporation (the “Company”), [NAME OF NEW BORROWING SUBSIDIARY], a [Jurisdiction] [organizational form] (the “New Borrowing Subsidiary”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

Reference is hereby made to the Credit Agreement dated as of May 15, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Borrowing Subsidiaries party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to Section 2.21(a) of the Credit Agreement, the Company and the New Borrowing Subsidiary desire that the New Borrowing Subsidiary become a Borrowing Subsidiary under the Credit Agreement[, and each Revolving Lender shall have provided its prior written consent thereto].

Accordingly, upon execution of this Agreement by the Company, the New Borrowing Subsidiary and the Administrative Agent, the New Borrowing Subsidiary shall be a party to the Credit Agreement and shall constitute a “Borrowing Subsidiary” for all purposes thereof, and the New Borrowing Subsidiary hereby agrees to be bound by all provisions of the Credit Agreement applicable to it as a Borrower or a Borrowing Subsidiary.

The Company and the New Borrowing Subsidiary represent and warrant that (a) the New Subsidiary is a wholly owned Subsidiary of the Company, (b) the New Borrowing Subsidiary is organized in [jurisdiction] as a [organizational form], (c) the representations and warranties of the Borrowers (including, after giving effect to this Agreement, the New Borrowing Subsidiary) set forth in the Loan Documents are true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the date of the date hereof, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty are so true and correct on and as of such prior date, and (D) no Default has occurred and is continuing or would result from the execution and delivery of this Agreement.

The New Borrowing Subsidiary expressly acknowledges the appointment of the Company as its agent as set forth in Sections 2.21(c) and 10.09(e) of the Credit Agreement. The New Borrowing Subsidiary also expressly acknowledges the provisions of Section 10.09(f) of the Credit Agreement, and agrees that upon the effectiveness of this Agreement, it shall be bound thereby.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

EXHIBIT C-1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first appearing above.

TRIMBLE INC.,

By:
Name:
Title:

[NAME OF NEW BORROWING SUBSIDIARY],

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT C-1-2

EXHIBIT C-2

[FORM OF BORROWING SUBSIDIARY TERMINATION]

JPMorgan Chase Bank, N.A.

as Administrative Agent

10 S. Dearborn, Floor L2S

Chicago, IL 60603

Attention of Lamekia N. Davis

Fax No.: (844) 490-5663

Email: lamekia.davis@chase.com

[Date]

Ladies and Gentlemen:

Reference is hereby made to the Credit Agreement dated as of May 15, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Borrowing Subsidiaries party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to Section 2.21(b) of the Credit Agreement, the Company hereby terminates the status of [Name of Terminated Borrowing Subsidiary] (the “Terminated Borrowing Subsidiary”) as a Borrowing Subsidiary under the Credit Agreement. The Company represents and warrants that no Revolving Loans made to the Terminated Borrowing Subsidiary, or any Letter of Credit issued for the account of the Terminated Borrowing Subsidiary, are outstanding as of the date hereof and that all fees or other amounts payable with respect thereto by the Terminated Borrowing Subsidiary pursuant to the Credit Agreement have been paid in full on or prior to the date hereof.

Very truly yours,

TRIMBLE INC.,

By:
Name:
Title:

EXHIBIT C-2

EXHIBIT D

[FORM OF] COMPLIANCE CERTIFICATE

The form of this Compliance Certificate has been prepared for convenience only, and is not to affect, or to be taken into consideration in interpreting, the terms of the Credit Agreement referred to below. The obligations of the Company and the Borrowing Subsidiaries under the Credit Agreement are as set forth in the Credit Agreement, and nothing in this Compliance Certificate, or the form hereof, shall modify such obligations or constitute a waiver of compliance therewith in accordance with the terms of the Credit Agreement. In the event of any conflict between the terms of this Compliance Certificate and the terms of the Credit Agreement, the terms of the Credit Agreement shall govern and control, and the terms of this Compliance Certificate are to be modified accordingly.

Reference is made to the Credit Agreement dated as of May 15, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Trimble Inc., a Delaware corporation (the “Company”), the Borrowing Subsidiaries party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Each capitalized term used but not defined herein shall have the meaning specified in the Credit Agreement.

The undersigned hereby certificates that [he][she] is a [             ]1 of the Company and, in [his/her] capacity as such and not individually, hereby further certifies as follows:

1. [Attached as Schedule I hereto are the unaudited condensed consolidated financial statements required by Section 5.01(a) of the Credit Agreement as of the end of and for the fiscal quarter ended [            ] and the then elapsed portion of the fiscal year.] [or] [The condensed consolidated financial statements required by Section 5.01(a) of the Credit Agreement as of the end of and for the fiscal quarter ended [             ] and the then elapsed portion of the fiscal year have been filed with the SEC and are available on the website of the SEC at http://www.sec.gov.] Such financial statements present fairly, in all material respects, the financial position of the Company and its Subsidiaries as at the dates indicated and their results of operations and cash flows for the periods indicated in accordance with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes.]

[or]

1. [Attached as Schedule I hereto are the audited consolidated financial statements required by Section 5.01(b) of the Credit Agreement as of the end of and for the fiscal year ended [                ], together with an audit opinion thereon of [Ernst & Young LLP] required by Section 5.01(b).] [or] [The audited consolidated financial statements required by Section 5.01(b) of the Credit Agreement as of the end of and for the fiscal year ended [                ], together with an audit opinion thereon of [Ernst & Young LLP] required by Section 5.01(b), have been filed with the SEC and are available on the website of the SEC at http://www.sec.gov.]

[1]	Must be the chief financial officer, chief accounting officer, treasurer or assistant treasurer of the Company.

EXHIBIT D

2. I have reviewed the terms of the Credit Agreement and the other Loan Documents and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Company and the Subsidiaries during the accounting period covered by the attached financial statements. The foregoing examination did not disclose, and I have no knowledge of, of the existence as of the date of this Certificate of any Default or an Event of Default[, except as set forth in a separate attachment, if any, to this Certificate, specifying the details thereof and any action taken or proposed to be taken with respect thereto].

3. The financial covenant analyses and other information set forth on Annex 1 hereto are true and accurate on and as of the date of this Certificate.

The foregoing certifications are made and delivered on [            ] pursuant to Section 5.01(c) of the Credit Agreement.

TRIMBLE INC.,

By:
Name:
Title:

EXHIBIT D-2

ANNEX 1 TO

COMPLIANCE CERTIFICATE

FOR THE FISCAL [QUARTER] [YEAR] ENDED [mm/dd/yy].

(a) Net Income:	the net income (or loss) after taxes of the Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in accordance with GAAP:	$	[___,___,___	]

(b) EBITDA:[1] (i) + (ii) — (iii) =		$	[___,___,___	]

(i)	Net Income for such period (see item (a)):	$	[___,___,___	]

(ii)[2]

(a)   the total interest expense, whether paid or accrued (including the interest component of Capitalized Leases, commitment fees and fees for stand-by letters of credit), all as determined in accordance with GAAP:

		$	[___,___,___	]

	(b) charges against income for foreign, federal, state and local taxes:	$	[___,___,___	]

	(c) depreciation expense:	$	[___,___,___	]

	(d) amortization expense, including, without limitation, amortization of goodwill and other intangible assets:	$	[___,___,___	]

	(e) other non-cash charges, expenses or losses:	$	[___,___,___	]

	(f) non-cash expenses in connection with stock options, restricted shares or other share based compensation granted or provided to employees or directors:	$	[___,___,___	]

	(g) any unusual, extraordinary or non-recurring charges, expenses or losses:	$	[___,___,___	]

	(h) transaction fees, costs and expenses related to Acquisitions, whether or not any such Acquisition is consummated:	$	[___,___,___	]

[1]	For the purposes of calculating EBITDA for any period, if during any period of four consecutive fiscal quarters the Company or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, EBITDA for such period shall, solely for purposes of determining the Leverage Ratio, be calculated giving pro forma effect to such transaction as if it had occurred on the first day of such period.
[2]	Items to be set forth without duplication and to the extent deducted in determining Net Income.

EXHIBIT D-1

	(i) transaction fees, costs and expenses related to the Transactions:	$	[___,___,___	]

(j)[3]  restructuring, integration and related charges or expenses (including retention, severance, systems establishment costs, contract termination costs, future lease commitments, and costs to consolidate facilities and relocate employees):

		$	[___,___,___	]

(iii)[4]	unusual, extraordinary or non-recurring cash or non-cash income, gains or credits:	$	[___,___,___	]

(c) Total Indebtedness:[5] (i) + (ii) + (iii) + (iv) + (v) + (vi) =		$	[___,___,___	]

(i)	obligations for borrowed money:	$	[___,___,___	]

(ii)	obligations that are evidenced by notes, bonds, or other similar instruments:	$	[___,___,___	]

(iii)	Capitalized Lease Obligations:	$	[___,___,___	]

(iv)	reimbursement obligations inrespect of letters of credit (excluding contingent reimbursement obligations in respect of undrawn letters of credit):	$	[___,___,___	]

(v)	any Off-Balance Sheet Liabilities:	$	[___,___,___	]

(vi)	the principal amount of all Indebtedness referred to in clauses (i) through (v) above of any Person in respect of which the Company or any Subsidiary has a Contingent Obligation:	$	[___,___,___	]

[3]	Any charges or expenses added back pursuant to this clause (j) shall not exceed 5% of EBITDA (prior to giving effect to such add back) for any period of four consecutive fiscal quarters.
[4]	Items to be set forth without duplication and to the extent included in determining such Net Income.
[5]	For purposes of determining Consolidated Total Indebtedness, at any time after the definitive agreement for any Material Acquisition (including the Viewpoint Acquisition) shall have been executed, any Acquisition Indebtedness with respect to such Material Acquisition shall, unless such Material Acquisition shall have been consummated, be disregarded.

EXHIBIT D-1-2

(d)   Unrestricted Cash: cash and Cash Equivalents owned by the Company and its Subsidiaries, as reflected on a consolidated balance sheet of the Company prepared in accordance with GAAP; provided that (i) such cash and Cash Equivalents do not appear (and in accordance with GAAP would not be required to appear) as “restricted” on such consolidated balance sheet and (ii) for so long as any Acquisition Indebtedness is disregarded for purposes of determining Total Indebtedness in accordance with the definition of such term, all proceeds of such Acquisition Indebtedness shall be disregarded for purposes of determining Unrestricted Cash

		$	[___,___,___	]

(e) Leverage Ratio: ((i) — (ii)) / (iii) =		$	[___,___,___	]

	(i) Total Indebtedness (see item (c) above):	$	[___,___,___	]

(ii)  Unrestricted Cash (see item (d) above), but only to the extent such Unrestricted Cash exceeds US$150,000,000 (it being understood that only the amount of such excess may be deducted pursuant to this clause), provided that the amount deducted pursuant to this clause may not in any event exceed, as of any date of determination, US$200,000,000:

		$	[___,___,___	]

	(ii) EBITDA for such period (see item (b) above):	$	[___,___,___	]

(f)	Interest Coverage Ratio: (i) / (ii) =	$	[___,___,___	]

	(i) EBITDA for such period (see item (b) above):	$	[___,___,__	]

(ii)  the total interest expense of the Company and its consolidated Subsidiaries, whether paid or accrued (including the interest component of Capitalized Leases, commitment fees and fees for stand-by letters of credit), all as determined in accordance with GAAP:

		$	[___,___,__	]

EXHIBIT D-1-3

EXHIBIT E

[FORM OF]

INTEREST ELECTION REQUEST

JPMorgan Chase Bank, N.A.

as Administrative Agent

10 S. Dearborn, Floor L2S

Chicago, IL 60603

Attention of Lamekia N. Davis

Fax No.: (844) 490-5663

Email: lamekia.davis@chase.com

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of May 15, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Trimble Inc., a Delaware corporation (the “Company”), the Borrowing Subsidiaries party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Each capitalized term used but not defined herein shall have the meaning assigned to it in the Credit Agreement.

This notice constitutes an Interest Election Request and the [Borrower specified below] [the Company on behalf of the Borrower specified below] hereby gives notice, pursuant to Section 2.05 of the Credit Agreement, that it requests the conversion or continuation of a [Term Borrowing] [Revolving Borrowing] under the Credit Agreement, and in connection therewith specifies the following information with respect to such Borrowing and each resulting Borrowing:

1.	Borrower:

2.	Borrowing to which this request applies:

Principal Amount and Currency:

Type:

Interest Period1:                                                          _

3.	Effective date of this election[2]:

[1]	In the case of a LIBOR Borrowing or a EURIBOR Borrowing, specify the last day of the current Interest Period therefor.
[2]	Must be a Business Day.

EXHIBIT E

4.	Resulting Borrowing[s][3]

Principal Amount and Currency4:

Type5:

Interest Period6:

Very truly yours,

[TRIMBLE INC.] [BORROWING SUBSIDIARY],

By:
Name:
Title:

[3]	If different options are being elected with respect to different portions of the Borrowing specified in item 2 above, provide the information required by this item 3 for each resulting Borrowing. Each resulting Borrowing shall be in an aggregate amount that is an integral multiple of, and not less than, the amount specified for a Borrowing in Section 2.02(c) of the Credit Agreement.
[4]	Indicate the principal amount of the resulting Borrowing and the percentage of the Borrowing in item 2 above.
[5]	Specify whether the resulting Borrowing is to be an ABR Borrowing, a LIBOR Borrowing or a EURIBOR Borrowing.
[6]	Applicable only if the resulting Borrowing is to be a LIBOR or a EURIBOR Borrowing. Shall be subject to the definition of “Interest Period” and can be a period of one, two, three or six months. Cannot extend beyond the applicable Maturity Date. If an Interest Period is not specified, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

EXHIBIT E-2

EXHIBIT F-1

[FORM OF]

US TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For US Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 15, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Trimble Inc., the Borrowing Subsidiaries party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (d) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with a certificate of its non-US Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:              , 20[     ]

EXHIBIT F-1

EXHIBIT F-2

[FORM OF]

US TAX COMPLIANCE CERTIFICATE

(For Non-US Participants That Are Not Partnerships For US Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 15, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Trimble Inc., the Borrowing Subsidiaries party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (d) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-US Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (b) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:             , 20[     ]

EXHIBIT F-2

EXHIBIT F-3

[FORM OF]

US TAX COMPLIANCE CERTIFICATE

(For Non-US Participants That Are Partnerships For US Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 15, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Trimble Inc., the Borrowing Subsidiaries party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the participation in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such participation, (c) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent shareholder of the Company within the meaning of Section 881(c)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (ii) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:             , 20[     ]

EXHIBIT F-3

EXHIBIT F-4

[FORM OF]

US TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For US Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 15, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Trimble Inc., the Borrowing Subsidiaries party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (c) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent shareholder of the Company within the meaning of Section 881(c)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent and (ii) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:              , 20[     ]

EXHIBIT F-4

EXHIBIT G

[FORM OF] SOLVENCY CERTIFICATE

This Certificate (this “Certificate”) is being delivered pursuant to Section [4.01(g)] [4.02(f)] of the Credit Agreement dated as of May 15, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Trimble Inc., a Delaware corporation (the “Company”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent. Unless otherwise defined herein, terms used herein have the meanings provided in the Credit Agreement.

The undersigned hereby certifies that [he][she] is the Chief Financial Officer of the Company and that [he][she] is knowledgeable of the financial and accounting matters of the Company and its Subsidiaries and that, as such, [he][she] is authorized to execute and deliver this Certificate on behalf of the Company.

The undersigned hereby further certifies, solely in [his][her] capacity as Chief Financial Officer of the Company and not in an individual capacity and without personal liability, that, on the date hereof, immediately after giving effect to the Transactions to occur on the [Effective Date][Term Funding Date], including the making of the Loan to be made on the [Effective Date][Term Funding Date] and the application of the proceeds thereof:

1. The fair value of the assets of the Company and its Subsidiaries (on a going concern basis), on a consolidated basis, will exceed their debts and liabilities, subordinated, contingent or otherwise.

2. The present fair saleable value of the property of the Company and its Subsidiaries (on a going concern basis), on a consolidated basis, will be greater than the amount that will be required to pay the probable liabilities on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured.

3. The Company and its Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

4. The Company and its Subsidiaries, on a consolidated basis, will not have an unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and proposed to be conducted following the date hereof.

In computing the amount of the contingent liabilities of the Company and its Subsidiaries as of the date hereof, such liabilities have been computed at the amount that, in light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

EXHIBIT G

TRIMBLE INC.,

By:
Name:
Title:

EXHIBIT G-2